As filed with the Securities and Exchange Commission on July 9, 2007
Registration Statement No. 333-142048

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT No. 5 to
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INTERNATIONAL STEM CELL CORPORATION
(Name of small business issuer in its charter)

Delaware	2834	20-4494098

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
2595 Jason Court
Oceanside, CA 92056
(760) 940-6383
(Address and telephone number of principal executive offices)
2595 Jason Court
Oceanside, CA 92056
(Address of principal place of business or intended principal place of business)
Jeff Krstich
Chief Executive Officer
2595 Jason Court
Oceanside, CA 92056
(760) 940-6383
(Name, address and telephone number of agent for service)
Copies of all communications to:

Eric A. Klein, Esq. Sheri Watts, Esq. Katten Muchin Rosenman LLP 2029 Century Park East, Suite 2600 Los Angeles, CA 90067 (310) 788-4400
Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to	offering price	aggregate offering	Amount of
to be registered(4)	be registered(1)(2)	per unit (3)	price (3)	registration fee (4)
Common stock, $0.001 par value per share	16,686,315	$2.925	$48,807,471	$1,504

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, the shares of common stock offered hereby also include an indefinite number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2) Includes (i) 12,806,502 shares of common stock currently held by certain selling stockholders named in the registration statement and (ii) 3,879,813 shares issuable upon exercise of outstanding warrants held by certain selling stockholders.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the bid and asked prices of the common stock on the OTC Bulletin Board on April 5, 2007, which was $2.925.
(4) A registration fee of $1,504 has been paid previously with respect to the shares.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.
PROSPECTUS
Subject to completion, dated July 9, 2007
INTERNATIONAL STEM CELL CORPORATION
16,686,315 Shares of Common Stock
($0.001 par value)
This prospectus relates to the offering by the selling stockholders of International Stem Cell Corporation (formerly BTHC III, Inc.) of up to 16,686,315 shares of our common stock, par value $0.001 per share. Those shares of common stock include 3,879,813 shares of common stock issuable upon the exercise of certain outstanding warrants held by selling stockholders. We are registering the offer and sale of the common stock, including common stock issuable upon the exercise of the warrants, to satisfy registration rights we have granted to the selling stockholders.
We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds from the exercise price of warrants if they are exercised for cash. All costs associated with this registration will be borne by us.
Our common stock is quoted on the OTC Bulletin Board under the symbol ISCO.OB. On May 25, 2007, the last reported sales price for our common stock as reported by the OTC Bulletin Board was $2.90 per share. The selling stockholders may sell the shares of common stock subject to this offering from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions, or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise, as described in the section of this prospectus titled “Plan of Distribution.”
Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                           , 2007

PROSPECTUS SUMMARY
The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.
As used in this prospectus, the terms “we”, “us”, “our”, and the “Company” mean International Stem Cell Corporation (f/k/a BTHC III, Inc.), unless otherwise indicated.
Our Company
We are a biotechnology company currently focused on developing therapeutic and research products. In the area of therapeutic product development, no products are yet on the market. Our objective is to create an unlimited source of human cells for use in the treatment of several diseases, including diabetes, liver disease and retinal disease, through cell transplant therapy. In furtherance of this objective, we are currently developing human stem cells, techniques to cause those stem cells to be “differentiated” into the specific cell types required for transplant, and manufacturing protocols to produce the cells without contamination with animal by-products, a characteristic likely to be important in meeting U.S. Food and Drug Administration requirements. Developing cells and cell lines from this proprietary patent pending technology is currently our primary area of focus. We also provide the specialized cells and growth media needed for therapeutic cell transplantation research to academic and commercial researchers in related fields. We currently have eight products on the market. However, we have not yet generated any profits, and there is no assurance that we will. As of March 31, 2007, our accumulated deficit was $11,186,047.
We were organized in Delaware in June 2005 as a shell company to effect the reincorporation of BTHC III, LLC, a Texas limited liability company. On December 28, 2006, we effected a Share Exchange pursuant to which we acquired all of the stock of International Stem Cell Corporation, a California corporation (“ISC California”). After giving effect to the Share Exchange, the stockholders of ISC California owned 93.7% of our issued and outstanding shares of common stock. As a result of the Share Exchange, ISC California is now our wholly owned subsidiary, though from an historical perspective it was deemed to have been the acquirer in a “reverse merger.” On January 29, 2007, we changed our name from BTHC III, Inc. to International Stem Cell Corporation.
ISC California was formed in California in June 2006 for the purpose of restructuring the business of Lifeline Cell Technology, LLC, which was organized in California in August 2001. Lifeline is a wholly-owned subsidiary of ISC California, and all of ISC California’s operations are conducted through Lifeline.
Our principal executive offices are located at 2595 Jason Court, Oceanside, California 92056, and our telephone number is (760) 940-6383. Our website is located at http://www.internationalstemcell.com. Information contained on our website is not part of this prospectus.
The Offering

Common stock currently outstanding	35,366,495 shares

Common stock offered by the selling stockholders	12,806,502 shares

Common stock offered by selling stockholders issuable upon the exercise of warrants	3,879,813 shares

Common stock outstanding after the offering (1)	39,246,308 shares

Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus. We will receive the proceeds from any cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

OTC Bulletin Board symbol	ISCO.OB
(1) Assumes the cash exercise by the selling stockholders of all warrants.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest. Any of the following risks could materially adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment. You should only purchase our securities if you can afford to suffer the loss of your entire investment.
Risks Related to Our Business
Our business is at an early stage of development and we may not develop products that can be commercialized.
Our business is at an early stage of development. We do not have any products in clinical trials. The earliest that any of our products could begin clinical trials is the third quarter of 2008. We are still in the early stages of identifying and conducting research on potential products. Our potential products will require significant research and development and preclinical and clinical testing prior to regulatory approval in the United States and other countries. We may not be able to obtain regulatory approvals, enter clinical trials for any of our product candidates, or commercialize any products. Our product candidates may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their use. Any product using any of our technology may fail to provide the intended therapeutic benefits, or achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing or production.
We have a history of operating losses and do not expect to be profitable in the near future.
We have not generated any profits since our entry into the biotechnology business and have incurred significant operating losses. As of March 31, 2007, our accumulated deficit was $11,186,047. We expect to incur additional operating losses for the foreseeable future and, as we increase our research and development activities, we expect our operating losses to increase significantly. We do not have any sources of significant revenues and may not have any in the foreseeable future.
We will need additional capital to conduct our operations and develop our products and our ability to obtain the necessary funding is uncertain.
We need to obtain significant additional capital resources from sources including equity and/or debt financings, license arrangements, grants and/or collaborative research arrangements in order to develop products. We believe that we have sufficient working capital to finance operations through the third quarter of 2008. Thereafter, we will need to raise additional working capital. Our current burn rate is approximately $250,000 per month excluding capital expenditures. The timing and degree of any future capital requirements will depend on many factors, including:
•	the accuracy of the assumptions underlying our estimates for capital needs in 2007 and beyond;

•	scientific progress in our research and development programs;

•	the magnitude and scope of our research and development programs and our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

•	our progress with preclinical development and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

•	the number and type of product candidates that we pursue.
Additional financing through strategic collaborations, public or private equity financings or other financing sources may not be available on acceptable terms, or at all.
Additional capital may not be available on favorable terms and equity financing may result in significant dilution to our stockholders.

Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize on our own. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our product lines, any of which could have a material adverse affect on our financial condition or business prospects.
Clinical trials are subject to extensive regulatory requirements, very expensive, time-consuming and difficult to design and implement. Our products may fail to achieve necessary safety and efficacy endpoints during clinical trials.
Human clinical trials can be very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. None of our products are in human clinical trials. The earliest that any of our products could begin human trials is the third quarter of 2008. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:
•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.
In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.
Patents obtained by other persons may result in infringement claims against us that are costly to defend and which may limit our ability to use the disputed technologies and prevent us from pursuing research and development or commercialization of potential products.
A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have been issued patents relating to cell therapy, stem cells, and other technologies potentially relevant to or required by our expected products. We cannot predict which, if any, of such applications will issue as patents or the claims that might be allowed. We are aware that a number of companies have filed applications relating to stem cells. We are also aware of a number of patent applications and patents claiming use of stem cells and other modified cells to treat disease, disorder or injury.
If third party patents or patent applications contain claims infringed by either our licensed technology or other technology required to make and use our potential products and such claims are ultimately determined to be valid, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. If we are unable to obtain such licenses at a reasonable cost, we may not be able to develop some products commercially. There can be no assurance that we will not be obliged to defend ourselves in court against allegations of infringement of third party patents. Patent litigation is very expensive and could consume substantial resources and create significant uncertainties. An adverse outcome in such a suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology.
We may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions.
Considerable research in the areas of stem cells, cell therapeutics and regenerative medicine is being performed in countries outside of the United States, and a number of our competitors are located in those countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property. Our intellectual property consists of proprietary (patent pending) technology developed by us to create stem cells without the use of fertilized eggs or transferred DNA, known as parthenogenesis and licensed technology relating to the direct differentiation of stem cells, and related technology. Our licensed technology consists of 30 families of patents, including over 110 separate patents and patent applications (including international filings) in the field of stem cell culture.

Our competition includes fully integrated biotechnology and pharmaceutical companies that have significant advantages over us.
The market for therapeutic stem cell products is highly competitive. We expect that our most significant competitors will be fully integrated pharmaceutical companies and more established biotechnology and stem cell companies. These companies are developing stem cell-based products and they have significantly greater capital resources in research and development, manufacturing, testing, obtaining regulatory approvals, and marketing capabilities. Many of these potential competitors are further along in the process of product development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete. Our primary competitors in the development of stem cell therapies are Geron Corporation, Genzyme Corporation, StemCell Technologies Inc., Advanced Cell Technology, Aastrom Biosciences, Inc. and ViaCell, Inc. In the field of research products, our primary competitors for stem cells, media and reagents are Cambrex, Chemicon, Invitrogen Corp., StemCell Technologies Inc. and Specialty Media.
If we fail to meet our obligations under our license agreements, we may lose our rights to key technologies on which our business depends.
Our business depends in part on licenses from third parties, in particular, the licenses we hold from Advanced Cell Technology. These third party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. Specifically, we are obligated to use our commercially reasonable and diligent efforts to bring one or more licensed products, processes or services to market through an active and diligent program for exploitation of the licensed patent rights and to continue active, diligent marketing efforts for one or more products, processes or services throughout the term of the license agreement. We also must invest a minimum of $400,000 per year in research and development in the fields covered by the license. We are required to make minimum future payments of $150,000 in May 2008 and annual payments thereafter of $150,000, plus milestone payments linked to the launch of therapeutic products (not research products) ranging from $250,000 at first launch to $1 million upon reaching sales of $10 million, with a maximum of $1.75 million in the aggregate. If we fail to meet our obligations under any of these license agreements, it might seek to terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology platform could be severely adversely affected.
Restrictive and extensive government regulation could slow or hinder our production of a cellular product.
The research and development of stem cell therapies is subject to and restricted by extensive regulation by governmental authorities in the United States and other countries. The process of obtaining FDA and other necessary regulatory approvals is lengthy, expensive and uncertain. We may fail to obtain the necessary approvals to continue our research and development, which would hinder our ability to manufacture or market any future product.
Research in the field of nuclear transfer and embryonic stem cells is currently subject to strict government regulations, and our operations could be restricted or outlawed by any legislative or administrative efforts impacting the use of nuclear transfer technology or human embryonic material.
Our business is focused on human cell therapy, which includes the production of human differentiated cells from stem cells and involves human oocytes and may involve the use of nuclear transfer technology or material deemed to be embryonic material. Nuclear transfer technology, commonly known as therapeutic cloning, and research utilizing embryonic stem cells is controversial, and currently subject to intense scrutiny, particularly in the area of nuclear transfer of human cells and the use of human embryonic material. Cloning for research purposes is unlawful in many states and this type of prohibition may expand into other states, including some where we now operate.
Although current federal law only restricts the use of federal funds for human embryonic cell research, commonly referred to as hES cell research, there can be no assurance that our operations will not be restricted by any future legislative or administrative efforts by politicians or groups opposed to the development of hES call technology or nuclear transfer technology, or that such efforts might not be extended to include our parthenogenic technology. Further, there can be no assurance that legislative or administrative restrictions directly or indirectly delaying, limiting or preventing the use of hES technology, nuclear transfer technology, the use of human embryonic material, or the sale, manufacture or use of products or services derived from nuclear transfer technology or other hES technology will not be adopted in the future or extend to include our parthenogenetic processes. For example, Senate bill S-658, which remains in committee and may or may not become law, has provisions in it which may be interpreted to prohibit the specific technology known as Somatic Nuclear Cell Transfer, the rights to which we have licensed.
Restrictions on the use of human embryonic stem cells, and the ethical, legal and social implications of that research, could prevent us from developing or gaining acceptance for commercially viable products in these areas.
Although our stem cells are derived from unfertilized human eggs through a process called “parthenogenesis” that can produce cells suitable for therapy, but are believed to be incapable of producing a human being, such cells are nevertheless often referred to as “embryonic” stem cells. Because the use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells, our research related to human parthenogenic stem cells could become the subject of adverse commentary or publicity and some political and religious groups may still raise opposition to our technology and practices. In addition, many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue, which, if applied to our procedures, may have the effect of limiting the scope of research conducted using our stem cells, thereby impairing our ability to conduct research in this field. In some states, use of embryos as a source of stem cells is prohibited.
To the extent we utilize governmental grants in the future, the governmental entities involved may retain certain rights in technology that we develop using such grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.
Certain of our licensors’ research has been or is being funded in part by government grants and our research may be so funded in the future. In connection with certain grants, the governmental entity involved retains rights in the technology developed with the grant. Currently, we are not aware of any governmental claims that would affect our operations. However, if we obtain governmental grants in the future or seek to use licensed technology subject to retained governmental rights, such retained rights might become a factor in our future operations and such rights could restrict our ability to fully capitalize upon the value of this research by reducing total revenues that might otherwise be available since such governmental rights may give the governmental entity involved the right to practice the invention without payment of royalties.
We rely on parthenogenesis, cell differentiation and other stem cell technologies that we may not be able to successfully develop, which may prevent us from generating revenues, operating profitably or providing investors any return on their investment.
We have concentrated our research on our parthenogenesis, cell differentiation and stem cell technologies, and our ability to operate profitably will depend on being able to successfully implement or develop these technologies for human applications. These are emerging technologies with, as yet, limited human applications. We cannot guarantee that we will be able to successfully implement or develop our nuclear transfer, parthenogenesis, cell differentiation and other stem cell technologies or that these technologies will result in products or services with any significant commercial utility. We anticipate that the commercial sale of such products or services, and royalty/licensing fees related to our technology, would be our primary sources of revenues.
The outcome of pre-clinical, clinical and product testing of our products is uncertain, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we will be unable to commercially produce our proposed products.
Before obtaining regulatory approvals for the commercial sale of any potential human products, our products will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. None of our products are in clinical trials. The earliest that any of our products could begin human trials is the third quarter of 2008. We cannot assure you that the clinical trials of our products, or those of our licensees or collaborators, will demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain appropriate regulatory approvals, or that the testing of such products will be completed in a timely manner, if at all, or without significant increases in costs, program delays or both, all of which could harm our ability to generate revenues. In addition, our prospective products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our prospective products. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment in us.
If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.
We are engaged in activities in the biotechnology field, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other biotechnology, agricultural, pharmaceutical or other companies will not render our technologies or potential products or services uneconomical or result in products superior to those we develop or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.
We may not be able to protect our proprietary technology, which could harm our ability to operate profitably.
The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, to a substantial degree, on our ability to obtain and enforce patent protection for our products, preserve any trade secrets and operate without infringing the proprietary rights of others. We cannot assure you that:

•	we will succeed in obtaining any patents, obtain them in a timely manner, or that the breadth or degree of protection that any such patents will protect our interests;

•	the use of our technology will not infringe on the proprietary rights of others;

•	patent applications relating to our potential products or technologies will result in the issuance of any patents or that, if issued, such patents will afford adequate protection to us or will not be challenged, invalidated or infringed; or

•	patents will not be issued to other parties, which may be infringed by our potential products or technologies.
We are aware of certain patents that have been granted to others and certain patent applications that have been filed by others with respect to nuclear transfer and other stem cell technologies. The fields in which we operate have been characterized by significant efforts by competitors to establish dominant or blocking patent rights to gain a competitive advantage, and by considerable differences of opinion as to the value and legal legitimacy of competitors’ purported patent rights and the technologies they actually utilize in their businesses.
Our business is highly dependent upon maintaining licenses with respect to key technology.
Many of the key patents we utilize are licensed to us by Advanced Cell Technology, which has licensed some of these from other parties, including the University of Massachusetts. The licenses do not expire until the expiration of the last valid claim within the licensed patent rights. Because some of the claims are contained in patent applications which have not yet been issued, but are expected to be issued in the future, the exact term of the license agreements cannot be determined at this time time, but is almost certainly not less than 17 years and will likely be significantly longer. These licenses are subject to termination under certain circumstances (including, for example, our failure to make minimum royalty payments or to timely achieve development and commercialization benchmarks). The loss of any of such licenses, or the conversion of such licenses to non-exclusive licenses, could harm our operations and/or enhance the prospects of our competitors. Although our licenses with Advanced Cell Technology allow us to cure any defaults under the underlying licenses to them and to take over the patents and patents pending in the event of default by Advanced Cell Technology, the cost of such remedies could be significant and we might be unable to adequately maintain these patent positions. If so, such inability could have a material adverse affect on our business.
Certain of such licenses also contain restrictions (e.g., limitations on our ability to grant sublicenses) that could materially interfere with our ability to generate revenue through the licensing or sale to third parties of important and valuable technologies that we have, for strategic reasons, elected not to pursue directly. The possibility exists that in the future we will require further licenses to complete and/or commercialize our proposed products. There can be no assurance that we will be able to acquire any such licenses on a commercially viable basis.
Certain of our technology is not protectible by patent which leaves us vulnerable to theft of our technology.
Certain parts of our know-how and technology are not patentable. To protect our proprietary position in such know-how and technology, we intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business.
We depend on our collaborators to help us develop and test our proposed products, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.
Our strategy for the development, clinical testing and commercialization of our proposed products requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.
Under agreements with collaborators, we may rely significantly on such collaborators to, among other things:

•	design and conduct advanced clinical trials in the event that we reach clinical trials;

•	fund research and development activities with us;

•	pay us fees upon the achievement of milestones; and

•	market with us any commercial products that result from our collaborations.
The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner, or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.
The only material collaboration agreement we have is with the University of California at Irvine to expand our retinal cells and eventually implant those cells into animals as part of pre-clinical trials of our retinal cells.
Our reliance on the activities of our non-employee consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our proposed products.
We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other consultants with expertise in clinical development strategy or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.
We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.
Our business may bring us into conflict with our licensees, licensors or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.
We may not be able to obtain third-party patient reimbursement or favorable product pricing, which would reduce our ability to operate profitably.
Our ability to successfully commercialize certain of our proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. We cannot assure you that reimbursement in the United States or foreign countries will be available for any products we may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products with a consequent harm to our business. We cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive, or if health care related legislation makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.
Our products may be expensive to manufacture, and they may not be profitable if we are unable to control the costs to manufacture them.
Our products may be significantly more expensive to manufacture than other therapeutic products currently on the market today. We hope to reduce manufacturing costs substantially through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If we are not able to make these, or other improvements, and depending on the pricing of the product, our profit margins may be significantly less than that of other therapeutic products on the market today. In addition, we may not be able to charge a high enough price for any cell therapy products we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.
To be successful, our proposed products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.
Our proposed products and those developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:
•	our establishment and demonstration to the medical community of the clinical efficacy and safety of our proposed products;

•	our ability to create products that are superior to alternatives currently on the market;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

•	reimbursement policies of government and third-party payors.
If the healthcare community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.
We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.
Because of the specialized nature of our business, we are highly dependent on our ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities we conduct or sponsor. The loss of one or more key executive officers, or scientific officers, particularly Mr. Krstich, Mr. Janus and Dr. Revazova, would be significantly detrimental to us. We have employment agreements with Mr. Krstich, Mr. Janus and Dr. Revazova, and have a key-man life insurance policy on Dr. Revazova and a key-man life insurance policy on Mr. Janus. In addition, recruiting and retaining qualified scientific personnel to perform research and development work is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and there can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. The failure to attract and retain such personnel or to develop such expertise would adversely affect our business.
We may not have sufficient product liability insurance, which may leave us vulnerable to future claims we will be unable to satisfy.
The testing, manufacturing, marketing and sale of human therapeutic products entail an inherent risk of product liability claims. We currently have $1 million of product liability insurance. However, such insurance may not be adequate to meet potential product liability claims. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses. We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, we will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.
Risks Related to the Securities Markets and Our Capital Structure
Stock prices for biotechnology companies have historically tended to be very volatile.
Stock prices and trading volumes for many biotechnology companies fluctuate widely for a number of reasons, including but not limited to the following factors, some of which may be unrelated to their businesses or results of operations:

•	clinical trial results;

•	the amount of cash resources and such company’s ability to obtain additional funding;

•	announcements of research activities, business developments, technological innovations or new products by competitors;

•	entering into or terminating strategic relationships;

•	changes in government regulation;

•	disputes concerning patents or proprietary rights;

•	changes in our revenues or expense levels;

•	public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing;

•	reports by securities analysts;

•	activities of various interest groups or organizations;

•	media coverage; and

•	status of the investment markets.
This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock.
The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the our common stock, adversely affect the market price of our common stock and increase stockholder transaction costs to sell those shares.
As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.
The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a limited operating history and lack of profits, which could lead to wide fluctuations in our share price. The price at which stockholders purchase shares of our common stock may not be indicative of the price of the our common stock that will prevail in the trading market.
The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, there has been limited trading in our common stock. As a consequence of this lack of liquidity, any future trading of shares by our stockholders may disproportionately influence the price of those shares in either direction. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time or as to what effect that the sale of shares or the availability of shares for sale at any time will have on the prevailing market price. Between January 8, 2007, when our common stock began trading on the OTC Bulletin Board, and May 25, 2007, the common stock’s highest and lowest sales prices were $3.50 and $1.75, respectively.
In addition, the market price of our common stock could be subject to wide fluctuations in response to:
•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our common stock;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.
Shares eligible for future sale may adversely affect the market.
From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities. Approximately 20,350,000 shares of our common stock are subject to the restrictions of Rule 144 which restrictions will expire on December 28, 2007.
Certain provisions of our Certificate of Incorporation and Delaware law may make it more difficult for a third party to affect a change-in-control.
Our Certificate of Incorporation authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire the Company or affect a change-in-control.
The sale or issuance of a substantial number of shares may adversely affect the market price for our common stock.
The future sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock. Our certificate of incorporation authorizes the issuance of up to 200,000,000 shares of common stock. We currently have 35,366,495 shares of common stock issued and outstanding and 18,879,813 shares reserved for issuance. This means that we can potentially issue up to 145,753,692 shares of common stock. We expect that we will likely issue a substantial number of shares of our capital stock in financing transactions in order to fund our operations and the growth of our business. Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also continue to pay for certain goods and services with equity, which would dilute our current stockholders. Also, sales of the shares issued in this manner could negatively affect the market price of our stock.
Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.
Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our certificate of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.
Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will be complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.
Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting, certify the effectiveness of those controls and secure an attestation of our assessment by our independent registered public accountants. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We have limited experience with these standards, and may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. Due to our limited personnel resources and lack of experience, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, or our independent registered public accountants are unable to provide an unqualified attestation on such assessment, investor confidence and share value may be negatively impacted.
We do not expect to pay cash dividends in the foreseeable future.
We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future. Since we do not plan to pay cash dividends, any investment gains will need to come through appreciation in our stock price, which might not occur.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. For example, statements regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, marketing, expenses and sales are all forward-looking statements. These statements may be found in the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” as well as in this prospectus generally. These statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect,” or the negative of such terms or other comparable terminology.
We have based these forward-looking statements on our current expectations and projections about future events. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general economic factors. This discussion should be read in conjunction with the condensed consolidated financial statements and notes thereto included in this prospectus.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus in the section entitled “Risk Factors” which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we project. We do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.
USE OF PROCEEDS
All proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders, although we will receive proceeds from the cash exercise of the warrants if any are exercised. We will use any such proceeds for general working capital.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Our common stock trades publicly on the OTC Bulletin Board under the trading symbol “ISCO.OB.” From January 8, 2007 until January 29, 2007, we traded under the symbol “BTHC.OB.” A trading market for our common stock did not begin until January 8, 2007. For the periods indicated, the following table sets forth the high and low closing prices per share of our common stock on the OTC Bulletin Board. The closing prices set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended	High	Low
March 31, 2007 (January 8 through March 31)	$3.50	$1.75
On May 25, 2007, the last reported sales price of our common stock as reported by the OTC Bulletin Board was $2.90. As of May 25, 2007, we had 520 holders of record of our common stock.
Dividend Policy
Our Board of Directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our restated consolidated financial statements and related restated notes and other financial information included elsewhere in this prospectus. Our financial information for the years ended December 31, 2006 and 2005 and for the quarters ended March 31, 2007 and 2006 and for the periods from inception through December 31, 2006 and inception through March 31, 2007 have been restated, as described in the notes to the consolidated financial statements. The discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, expectations and intentions. Our actual results may differ significantly from management’s expectations. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.
Overview
We were originally incorporated in Delaware on June 7, 2005 as BTHC III, Inc. to effect the reincorporation of BTHC III, LLC, a Texas limited liability company, mandated by a plan of reorganization. Pursuant to the plan of reorganization, an aggregate of 500,000 shares of our common stock were issued to holders of administrative and tax claims and unsecured debt, of which 350,000 shares were issued to Halter Financial Group. The plan of reorganization required BTHC III, Inc. to consummate a merger or acquisition prior to June 20, 2007. Until the Share Exchange Agreement described below, BTHC III, Inc. conducted no operations. In October 2006, BTHC III, Inc. effected a 4.42-for-one stock split with respect to the outstanding shares of common stock.
On December 28, 2006, pursuant to a Share Exchange Agreement, BTHC III, Inc. issued 33,156,502 shares of common stock, representing approximately 93.4% of the common stock outstanding immediately after the transaction, to the Stockholders of International Stem Cell Corporation, a California corporation (“ISC California”), in exchange for all outstanding stock of ISC California. This transaction is being accounted for as a “reverse merger” for accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in our financial statements are those of ISC California.
ISC California was incorporated in California in June 2006 for the purpose of restructuring the business of Lifeline Cell Technology, LLC, which was organized in California in August 2001. As a result of the restructuring, Lifeline became wholly-owned by ISC California, which in turn is wholly-owned by us. All of our current operations are conducted by Lifeline. Our principal executive offices are located at 2595 Jason Court, Oceanside, California 92056, and our telephone number is (760) 940-6383.
Plan of Operations
Our overall plan of operations for 2007 is to expand significantly our marketing and sales of cell culture products while continuing to focus on research and commercial product development in the stem cell field. In early 2007, we hired three full-time sales and marketing employees to market our eight existing products as well as the substantial number of additional products that we expect to be released for sale during the coming months.
During 2007, we also will expand our research and manufacturing facility in Oceanside California to accommodate Dr. Revazova and her team of Russian scientists. This team of expert cell culturists will focus on developing ways to change our stem cells into cell types to treat diabetes and liver disease. The facility, when expanded, also will be able to culture human cells under FDA compliant conditions. In February 2007, we were able to purchase equipment with an original estimated cost in excess of $400,000 for only approximately $40,000, as a result of the liquidation of the federal human genome project. This purchase will enable us to complete the expansion and remodeling of our Oceanside, California facility at one time rather than in several stages, as originally contemplated. We anticipate that the expansion and remodeling will be completed during the first half of 2007.
Results of Operations (Restated)
Comparison of the Three Months Ended March 31, 2007 and March 31, 2006 (Restated)
Revenues
We are a development stage company and have generated nominal revenues, $1,826 for the three months ended March 31, 2007 and $1,752 during the three months ended March 31, 2006.
General and Administrative Expenses
General and administrative expenses were $645,155 for the three months ended March 31, 2007, as compared to $113,179 for the three months ended March 31, 2006. The increase was primarily due to our continued expansion and to certain costs of a private placement of securities in 2006, for which certain closings occurred in January and February of 2007. Our payroll was $190,099 for the three months ended March 31, 2007 as compared to $0 for the three months ended March 31, 2006, while our audit fees were $77,000 for the three months ended March 31, 2007 as compared to zero for the three months ended March 31, 2006.
Research and Development
Research and development expenses were $635,943 for the three months ended March 31, 2007 as compared to $229,148 for the three months ended March 31, 2006. The increase was the result of expanded R&D operations in the United States. Payroll and related taxes totaled $338,184 and $60,135 for the 2007 and 2006 quarters, respectively. The increase is primarily a result of the addition of the lab in Oceanside, California, resulting in additional scientific staffing, as well as the addition of scientific staff at our Maryland facility. Contract service expenditures related to our collaboration with the lab in Russia increased slightly in 2007 to $82,058 from $55,003 in 2006. Additional contract service expenditures in the form of consulting fees incurred for scientific projects were $60,824 in 2007 compared with $58,090 in 2006. Expenditures for lab supplies and lab facility rental increased to $64,158 in 2007 from $24,025 in 2006, primarily as a result of the addition of the Oceanside facility. Depreciation of lab equipment and amortization of licensed technology totaled $12,444 in both 2007 and 2006.
Research and development expenses are expensed as they are incurred, and are not yet accounted for on a project by project basis since, to date, all of our research has had potential applicability to each of our projects. The sponsored research project described in the following paragraph is the first for which specific allocation of costs will be feasible.
In February 2007, we entered into a sponsored research agreement with the University of California at Irvine (UCI). Pursuant to this agreement, Dr. Hans Keirstead at UCI will be working with our proprietary stem cells on the further development of retinal pigment epithelial cells as well as towards the derivation of photoreceptors to treat macular degeneration and retinitis pigmentosa. The project will end on November 20, 2008, and currently is on schedule. The project is funded according to a predetermined payment schedule. The total obligation is $375,723, of which $75,144 was paid during the three months ended March 31, 2007. The balance is payable in installments of $37,572 every three months. If the project is not completed on schedule or otherwise not completed, such failure would not have a material impact on our operations, financial position or liquidity. We do not currently anticipate any significant cash flows from the project.
Marketing Expense
Marketing expense increased to $63,988 for the three months ended March 31, 2007, as compared to $10,285 for the three months ended March 31, 2006. This increase was due to web site development, creation of sales literature, and development of print ads for trade journals.
Comparison of Fiscal Years Ended December 31, 2006 and December 31, 2005 (Restated)
Revenues
We are a development stage company and have generated nominal revenues, $2,828 for the year ended December 31, 2006 and $158 during the year ended December 31, 2005. We earn revenue through the sale of research materials. Sales through March 31, 2007 were not material. The Company has increased its sales force and is in the process of introducing new products into the market. The Company recognizes sales when product is shipped to the customer and title has passed. The Company is currently recognizing direct cost of sales which are also not material at this time.
General and Administrative Expenses
General and administrative expenses were $3,731,341 for the year ended December 31, 2006, as compared to $428,450 for the year ended December 31, 2005. The increase principally was due to costs of a private placement of securities during 2006, the costs of certain consulting agreements entered into during the year and the issuance of common stock and warrants to purchase common stock in exchange for services during the year. Included in general and administrative expenses for 2006 in connection with the private placement were $102,237 in legal fees relating to the private placement. In addition, during 2006 we entered into three consulting agreements pursuant to which we paid $450,000 cash and issued common stock valued at $1,350,000. During 2006, we also issued warrants to various persons as partial consideration for bridge loans or for guarantees or other services, which warrants required an entry to general and administrative expense to reflect the non-cash cost of such warrants in the amount of $222,707.
Research and Development
Research and development expenses were $1,858,458 for 2006 as compared to $837,375 for the year ended December 31, 2005. The increase was the result of expanded R&D operations in both Russia and the United States. Contract services in the form of consulting fees incurred for scientific projects were $684,707 for 2006 compared to $206,772 for 2005. Payroll and related expenses totaled $379,069 for 2006 compared with $205,864 for 2005. The increase is primarily a result of the addition of the lab in Oceanside, California, with commensurate scientific staffing. Additional contract service expenditures related to our collaboration with the lab in Russia increased slightly in 2006 to $275,008 from $222,532 in 2005. Expenditures for lab supplies and lab facility rental increased to $142,450 in 2006 from $78,657 in 2005, primarily as a result of the addition of the Oceanside facility. Depreciation of lab equipment and amortization of licensed technology increased to $49,776 in 2006 from $33,184, as a result of the purchase of lab equipment with alternative future uses in a variety of research projects.
R&D operations consisted primarily of the development of additional stem cell lines through parthenogenesis, the development of new techniques of parthenogenesis, and the development of research products for sale. Expenses related to these projects have not been separately accounted for on our books as yet since the research involved often involves multiple projects, including the use of the same employees and equipment for multiple purposes.
The development of cells for therapeutic use will be an ongoing endeavor for many years and it is impossible to make any meaningful estimate of the nature and timing of costs related thereto. Future R&D related to research cells and media products will be ongoing as products are developed and offered for sale and will be accounted for separately at such time as specific allocations can be meaningfully made based on demand and sales. We have not yet reached that stage of development. The project at UCI previously described will be the first for which separate allocation will be feasible.
Other than with respect to the research agreement described previously, no specific completion dates have been established for any particular project since most of our work is experimental. No revenues are expected from any R&D efforts directed toward cell based therapy for several years and may never develop if our research is not successful. Some revenues are expected from research cells and media, but it is too early in our history to make meaningful predictions as to the amount of such revenues.
Marketing Expense
Marketing expense increased to $97,924 for 2006, as compared to $36,361 for the year ended December 31, 2005. During the current year ISC launched eight new products and is in the process of adding several additional products for sale.
Liquidity and Capital Resources (Restated)
At March 31, 2007, we held cash and cash equivalents totaling $4,347,404. Overall, we had a decrease in cash of $349,290 for the three-month period ended March 31, 2007, resulting from $1,320,816 cash used in operating activities and $185,599 used in investment activities, offset by $1,157,125 of cash provided by our financing activities. The funds generated from financing activities during 2006 and 2007 were used mainly to support our operating losses.
Net cash used in operating activities of $1,320,816 for the three-month period ended March 31, 2007 was primarily attributable to a net loss of $1,311,015. The adjustments to reconcile the net loss to net cash used in operating activities include depreciation and amortization expense of $26,524, non-cash stock option expense of $112,879, a decrease in accounts payable of $46,335, an increase in accrued expenses of $17,041, a decrease in loan payable of $25,000, and a decrease in related party payables of $94,396, attributable to repayments. The major portion of this increase in cash used resulted from increased R&D spending.
Net cash used in investing activities of $185,599 for the three-month period ended March 31, 2007 was primarily attributable to purchases of property and equipment of $148,831 consisting primarily of laboratory equipment for use in a variety of research projects, and payments for patent licenses of $36,768.
Net cash provided by financing activities of $1,157,125 for the three-month period ended March 31, 2007 was attributable to the delayed closings during such period for the sale of 1,370,000 shares of common stock that were part of a private placement of securities during the second half of 2006. Such shares were sold for cash at $1.00 per share and we incurred $212,875 in cash expense related to the subscriptions that closed in 2007.
During the second half of 2006 and early 2007, ISC California raised an aggregate of approximately $9,992,000 in net proceeds from two private offerings of securities. Management believes that there is sufficient working capital to finance operations through the third quarter of 2008; however we will need to obtain significant additional capital resources from sources including equity and/or debt financings, license arrangements, grants and/or collaborative research arrangements in order to develop products. Thereafter, we will need to raise additional working capital. Our current burn rate is approximately $250,000 per month excluding capital expenditures. The timing and degree of any future capital requirements will depend on many factors, including:
•	the accuracy of the assumptions underlying our estimates for capital needs in 2007 and beyond;
•	scientific progress in our research and development programs;

•	the magnitude and scope of our research and development programs and our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

•	our progress with preclinical development and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

•	the number and type of product candidates that we pursue.
Additional financing through strategic collaborations, public or private equity financings or other financing sources may not be available on acceptable terms, or at all. Additional equity financing could result in significant dilution to our stockholders. Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize on our own. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our product lines.
We do not currently have any obligations for milestone payments under any of our licensed patents other than payments of $150,000 in May 2007 and annual payments thereafter of $150,000, plus payments that are specifically related to sales and are therefore unpredictable as to timing and amount. Royalties on sales range of 3% to 12%, and milestone payments do not begin until our first therapeutic product is launched. Milestone payments will be due at the rate of $250,000 within 30 days following the launch of the first commercial product; $500,000 upon reaching $5,000,000 in sales from one or more products; and $1,000,000 upon reaching $10,000,000 in sales from one or more products. The maximum total milestone payments which might become payable is $1,750,000. Currently, none of our products involves the use of licensed technology and no license or milestone payments are due or anticipated in the immediate future. See footnote 3 to financial statements for details. No licenses are terminable at will by the licensor.
Off-Balance Sheet Arrangements
There were no off-balance sheet arrangements.
Recently Issued Accounting Pronouncements
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), an amendment to Accounting Principles Bulletin Opinion No. 20, “Accounting Changes” (“APB No. 20”), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. We implemented SFAS No. 154 in our fiscal year beginning January 1, 2006. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. We are currently evaluating the impact this new Standard but believe that it will not have a material impact on our financial position, results of operations, or cash flows.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. We do not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.
In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 requires recognition of tax benefits that satisfy a greater than 50% probability threshold. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for us beginning January 1, 2007. We are currently assessing the potential impact that adoption of FIN No. 48 will have on our financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. We are currently assessing the potential impact that adoption of SFAS No. 157 will have on our financial statements.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for our fiscal year 2007 annual financial statements. We are currently assessing the potential impact that adoption of SAB No. 108 will have on our financial statements.
In September 2006, the FASB issued Statement No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“FASB 158”). FASB 158 requires the full recognition, as an asset or liability, of the overfunded or underfunded status of a company-sponsored postretirement benefit plan. Adoption of FASB 158 is required effective for our fiscal year ending December 31, 2007. We are currently assessing the potential impact that adoption of FASB 158 may have on our financial statements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). Under the provisions of SFAS 159, Companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis. Changes in fair value will be recognized in earnings each reporting period. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are required to and plan to adopt the provisions of SFAS 159 beginning in the first quarter of 2008. We are currently assessing the impact of the adoption of SFAS 159.
DESCRIPTION OF BUSINESS
Business Overview
We are a biotechnology company currently focused on developing therapeutic products and research products. In the area of therapeutic product development, our objective is to create an unlimited source of human cells for use in the treatment of several diseases including diabetes, liver disease and retinal disease through cell transplant therapy. In furtherance of this objective, we are developing a proprietary patent pending process, based on a process called parthenogenesis, for the creation of new stem cell lines that we believe will have all the beneficial characteristics of traditional embryonic stem cells. Developing cells and cell lines from this technology is currently our primary area of focus. We are currently developing (i) stem cells that are comparable in function to, but distinct in derivation from, embryonic stem cells from which cells for human transplant can be derived, (ii) techniques to cause those cells to be “differentiated” into the specific cell types required for transplant, and (iii) manufacturing protocols to produce these cells without contamination with animal by-products in compliance with U.S. Food and Drug Administration requirements.
Cell transplant therapy is the transplantation of human cells to aid in the repair of organs damaged by disease. Cell transplant therapy is delivered several ways but primarily involves either the surgical implantation of cells in a cellular matrix or the injection of cells into the body. The primary research into delivery methods is being done by academic institutions and other third parties, and our intent is to provide cells in whatever form is required by the therapy being used.
None of our products are in clinical trials. The earliest that any of our products could begin human trials is the third quarter of 2008.
While our cell lines are comparable to embryonic cell lines because they have the potential to become any cell in the human body through differentiation, the development of our cell lines does not require the use of fertilized eggs or the destruction of any embryos created through fertilization. Instead, through the use of our proprietary technology we induce an unfertilized egg to produce the cells from which a stem cell line can be derived.
Incidental to the research being conducted in the development of therapeutic products, we have developed research products (specialized cell systems, media and reagents for use in stem cell and other medical research) which we have commercialized and are selling to academic institutions, governmental entities and commercial research companies. The sale of these research products is expected to provide us with revenue to support the development of therapeutic products. At present, sales of such research products is minimal since they are, for the most part, being tested by our various customers before being adopted for general use. However, our management team, and, in particular, our President, Jeffrey Janus, have significant experience in similar businesses and we expect revenues from these activities to increase over the next two years. Although we cannot predict the amount of such revenues, to the extent received, they will reduce the need for outside funding. Such revenues will not, however, be sufficient to fund all or even a major part of our research activities and we expect to rely on grants or additional equity financing for the bulk of our clinical research.

According to the National Institutes of Health, research on stem cells is advancing knowledge about how an organism develops from a single cell and how healthy cells replace damaged cells in adult organisms. This area of science is also leading scientists to investigate the possibility of cell-based therapies to treat disease, which is often referred to as regenerative or reparative medicine. A potential application of human stem cells is the generation of cells and tissues that may be used for cell-based therapies. Today, donated organs and tissues are often used to replace ailing or destroyed tissue, but the need for transplantable tissues and organs far outweighs the available supply. Stem cells, directed to differentiate into specific cell types, offer the possibility of a renewable source of replacement cells and tissues to treat diseases including diabetes, liver disease and retinal disease.
Stem cells are undifferentiated primary cells that have the potential to become any tissues or organs of the body. However, stem cell therapies have technical, ethical and legal hurdles to overcome before they will be able to be used to effect tissue and organ repair. To realize the promise of cell-based therapies for the treatment of diseases, scientists must be able to manipulate stem cells so that they possess the necessary characteristics for successful differentiation, transplantation and engraftment. The following is a list of some of the major steps in successful cell-based treatments that scientists will have to learn to precisely control to ready such treatments for clinical use. To be useful for transplant purposes, stem cells must be reproducibly made to:
•	proliferate extensively and generate sufficient quantities of tissue;

•	differentiate into the desired cell type(s);

•	survive in the recipient after transplant;

•	integrate into the surrounding tissue after transplant;

•	function appropriately;

•	avoid harming the recipient; and

•	avoid or reduce the problem of immune rejection.
We believe that the market for our products will be substantial given the current limited supply of human cells required to make transplants possible, the need for cells that will not be rejected, and the need for cells produced without contamination by animal by-products. Addressing these core issues will provide an excellent opportunity for the commercialization of our products.
Last year we filed an article for peer review relating to certain of our findings in connection with the creation of stem cells. On June 28, 2007, the article was published in the online peer-review journal, Cloning and Stem Cells. We anticipate that we hereafter will routinely file articles for publication.
In addition to the work we are doing to develop cells for therapeutic cell transplant, we are engaged in the development, production and sale of specialty research products. This portion of our business is focused on the needs of stem cell researchers for specialized cells, media and reagents used in the development of therapeutic products.
History
We were incorporated in Delaware on June 7, 2005 under the name BTHC III, Inc. to effect the reincorporation of BTHC III, LLC, a Texas limited liability company, mandated by a plan of reorganization. In September 1999, Ballantrae Healthcare LLC and several affiliated limited liability companies, including BTHC III, LLC, were formed for the purpose of operating nursing homes. The limited liability companies did not own the nursing homes. Instead, they operated the facilities pursuant to management agreements and/or real property leases with the owners of these facilities. In March 2003, Ballantrae and approximately 30 affiliated limited liability companies, including BTHC III, LLC, filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. At that time, Ballantrae and its affiliates had no assets and were unable to meet their payroll obligations. A plan of reorganization was proposed pursuant to BTHC III, LLC and other of the limited liability companies each would be converted into a C corporation which would have a Stockholder base consisting of former creditors that might make the corporation attractive acquisition or merger candidates to operating privately held corporations seeking to become publicly held. Pursuant to the plan of reorganization Between BTHC III, LLC and BTHC III, Inc., an aggregate of 500,000 shares of our common stock were issued to holders of administrative and tax claims and unsecured debt, of which 350,000 shares were issued to Halter Financial Group. The plan of reorganization required the consummation of a merger or acquisition prior to June 20, 2007. Until the Share Exchange Agreement described below, BTHC III, Inc. conducted no operations. In October 2006, BTHC III, Inc. effected a 4.42-for-one stock split with respect to the outstanding shares of common stock. After giving effect to the stock split and eliminating fractional shares, there were 2,209,993 shares of common stock outstanding.
On December 28, 2006, pursuant to a Share Exchange Agreement, BTHC III, Inc. issued 33,156,502 shares of common stock, representing approximately 93.7% of the common stock outstanding immediately after the transaction, to the stockholders of International Stem Cell Corporation, a California corporation (“ISC California”), in exchange for all outstanding stock of ISC California. As a result of this transaction, ISC California became wholly-owned by us. This transaction is being accounted for as a “reverse merger” for accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in our financial statements are those of ISC California and its subsidiary. On January 29, 2007, we changed our name to International Stem Cell Corporation and in connection therewith our trading symbol changed to ISCO.OB.
ISC California was incorporated in California in June 2006 for the purpose of restructuring the business of Lifeline Cell Technology, LLC, which was organized in California in August 2001. As a result of the restructuring, Lifeline became wholly-owned by ISC California. All of our current operations are conducted by Lifeline. Our principal executive offices are located at 2595 Jason Court, Oceanside, California 92056, and our telephone number is (760) 940-6383.
Frequently Asked Questions
What are Stem Cells?
Cells are the basic living units that make up a human being. Stem cells have two important characteristics that distinguish them from other types of cells. First, they are unspecialized cells that renew themselves for long periods of time. Second, under certain physiologic or experimental conditions, they can be induced to become cells with special functions such as the beating cells of the heart muscle or the insulin-producing cells of the pancreas. Scientists currently work with two kinds of stem cells from animals and humans: embryonic stem cells and adult stem cells, which have different functions and characteristics. We are developing a third category of stem cells that we believe will have the therapeutic advantages of embryonic stem cells without the difficulties discussed herein.
What are Embryonic Stem Cells?
Embryonic stem cells are derived from embryos that develop from eggs that have been fertilized in vitro—typically in an in vitro fertilization clinic—which are donated for research purposes with informed consent of the donors. They are not derived from eggs fertilized in a woman’s body. The embryos from which human embryonic stem cells are derived are typically four or five days old and are a hollow microscopic ball of cells called the blastocyst. Embryonic stem cells are grown in a laboratory through a process known as cell culture.
Human embryonic stem cells, or hES cells, are isolated by transferring the inner cell mass into a laboratory culture dish that contains a nutrient broth known as a culture medium. The cells then divide and spread over the surface of the dish. Over the course of several days, the cells of the inner cell mass proliferate and begin to crowd the culture dish. When this occurs, they are removed and plated into several fresh culture dishes. The process of replating the cells is repeated many times and for many months. After six months or so, the original small cluster of cells of the inner cell mass yields millions of embryonic stem cells. Once cell lines are established, or even before that stage, batches of them can be frozen and shipped to other laboratories for further culture and experimentation.
Why are Embryonic Stem Cells Important?
Embryonic stem cells are of interest because of their ability to be differentiated, or develop into virtually any other cell made by the human body. In theory, if stem cells can be grown and their development directed in culture, it would be possible to grow cells for the treatment of specific diseases. The first potential applications of human embryonic stem cell technology may be in the area of drug discovery. The ability to grow pure populations of specific cell types offers a proving ground for chemical compounds that may have medical importance in that it may ultimately permit the rapid screening of chemicals. Treating specific cell types and measuring their response may offer an expedited methodology to ascertain chemicals that can be used to treat the diseases that involve those specific cell types.
The study of human development may also benefit from embryonic stem cell research in that understanding the events that occur at the first stages of development has potential clinical significance for preventing or treating birth defects, infertility and pregnancy loss. The earliest stages of human development have been difficult or impossible to study. Human embryonic stem cells offer insights into developmental events that cannot be studied directly in humans in utero or fully understood through the use of animal models.
What are Adult Stem Cells?
An adult stem cell is an undifferentiated cell found among differentiated cells in a tissue or organ. An adult stem cell can renew itself and can differentiate to yield the major specialized cell types of the tissue or organ. These cells can be isolated from many tissues, including the brain. The most common places to obtain these cells are from the bone marrow that is located in the center of some bones and from umbilical cord blood obtained at birth.
Why Not Use Stem Cells Derived from Adults?
There are several approaches now in human clinical trials that utilize mature stem cells (such as blood-forming cells, neuron-forming cells and cartilage-forming cells). However, adult stem cells are limited in their inability to proliferate in culture. Unlike embryonic stem cells, which have a capacity to reproduce indefinitely in the laboratory, adult stem cells are difficult to grow in the lab and their potential to reproduce diminishes with age. Therefore, obtaining clinically significant amounts of adult stem cells may prove to be difficult.
What is Therapeutic Cloning?
Cloning is simply using the natural process of cell division to make exact copies of a cell. Cloning to make cells creates many identical cells called a “cell line” and cloning to make cells for medical use is generally called “therapeutic cloning.” Therapeutic cloning is not the same thing as cloning an entire animal, which is called “reproductive cloning.” Therapeutic cloning never creates a complete human being. We work only in the field of therapeutic cloning.
Why is Stem Cell Research Controversial?
The sources of some types of stem cells cause social and religious controversy. Some scientists obtain stem cells from aborted fetal tissue, causing opposition from those opposed to abortion. Another controversial source of stem cells are the residual frozen human fertilized eggs (embryos) that remain after vitro fertilization procedures. A final controversial source of stem cells are those obtained from very early stage embryos created by therapeutic cloning because this process of obtaining stem cells results in the destruction of these early-stage embryos.
Is Stem Cell Research Banned in the United States?
Embryonic stem cell research, in general, is not banned in the United States. Work by private organizations is not restricted except by the restrictions applicable to all human research. In addition, Proposition 71 in California, which voters approved in November 2004, specifically allows state funds to be used for stem cell research.
Why Not Use the Currently “Approved” Embryonic Stem Cells Lines?
The human embryonic stem cell lines approved by President George W. Bush were all produced using animal protein. We believe that this will likely make them unsuitable for human therapeutic purposes and restrict their utility even for research into human disease. We have developed technologies to create human embryonic stem cell lines that will be free of non-human materials.
How Will Stem Cells from International Stem Cell be Different?
Our research is based on perfecting proprietary techniques for deriving stem cells through a technology, based on parthenogenesis, which could result in the creation of human cells that have the same capacity to become other cells just as do embryonic stem cells. However, this process would not use fertilized human eggs or cause the destruction of such eggs. From the stem cells we create, we will conduct the research to develop specialized cells (such as liver, pancreatic and retinal cells) needed for transplantation. We do not obtain stem cells from fetal tissue from abortion clinics and our technology does not require the use of discarded frozen human embryos. We do not anticipate using such sources in the future.
Ethical Issues
The use of embryonic stem cells derived from fertilized human eggs has created an ethical debate in the United States and around the world. However, since no fertilized human eggs are used in creating our cells and no fertilized human embryo is being created or destroyed, our hope is that our success in perfecting parthenogenesis will resolve many of the current ethical controversies that surround traditional embryonic stem cell research.
Pursuant to the licensing agreements described below under “Intellectual Property — Licensing Agreements”, we also own the worldwide rights to use in our chosen therapeutic fields, a technology known as Somatic Cell Nuclear Transfer to create human stem cells. Our rights to Somatic Cell Nuclear Transfer were obtained pursuant to licenses with Advanced Cell Technology, as described below under “Intellectual Property — Licensing Agreements.” Unlike parthenogenesis, this technology involves the removal of the cells from an egg and the transplanting of new cells from a donor, and may use either fertilized or unfertilized eggs. Because it is far more difficult to develop cell lines from this process as compared to parthenogenesis, we have no current plans to utilize this technology, but will continue to study its possible uses.
The President’s Council on Bioethics, as reported in the publication “Reproduction and Responsibility — The Regulation of New Biotechnologies,” 2004, has agreed on a series of recommendations for the use of such technology, addressed to both the government and to the relevant scientific and medical practitioners for professional self-scrutiny. In addition, countries such as the United Kingdom have made similar recommendations. Although we have chosen for now to pursue our own proprietary technology, we have implemented the relevant recommendations from this study into our research practices and will continue to adhere to internationally accepted standards regarding the use of this technology in obtaining and using human embryonic stem cells for our therapeutic research.
Our Technology
With the assistance of our Chief Scientist, Dr. Elena Revazova, we are perfecting a proprietary patent pending process, based on parthenogenesis, for the creation of new stem cell lines that we believe will have all the beneficial characteristics of traditional embryonic stem cells. Developing cells and cell lines from this technology is currently our primary area of focus. The technology allows embryonic-like stem cells to be created without the use of fertilized embryos or fertilized human eggs (called “oocytes”). This process results in the creation of embryonic-like stem cells that because of their DNA complement, have the potential to become cells that will not be rejected by some patients. These cells could be used to create stem cell “banks” in which cells could be stored and matched to a patient’s immune system when needed for transplantation. We have recently been notified by Cloning and Stem Cells Journal, a peer reviewed scientific journal, that a scientific paper describing this research has been accepted for publication and will be published electronically in the near future and in that Journal’s September print edition. As described under “Intellectual Property—Licensing Agreements” herein, we also hold license rights to the technology known as Somatic Cell Nuclear Transfer, a process which can use a patient’s own cells to create stem cells having the same genetic makeup as the patient, thus avoiding immune rejection, the most common cause of transplant failure. Because this technology is currently more difficult to implement than parthenogenesis and seems likely to be limited in its application to treatment of the patient/donor, it is not currently our primary area of focus, but we intend to continue to study its possible applications.
Our Products
Specialty Research Products
A critical element for any researcher seeking to develop a therapeutic cell from either a human embryonic stem cell or an adult stem cell is causing the stem cell to change (“differentiate”) into the specific cell needed for a particular therapy. The challenge is to discover the proper set of culture conditions (combinations of proteins, salts, temperatures and hundreds of other environmental factors) to change stem cells into the specific cell types that can be used to cure specific diseases; then develop the procedures needed to produce such cells on demand as needed for human therapy. This process is driven in large part by the “media” and the other added chemicals (called “reagents”) used to develop the cells. The type of media and reagents used can dictate what kind of cells will be produced and is critical to the process of developing cell transplants from differentiated stem cells.
Our research products consist of cells, growth media and related cell-based products essential to the process of creating and differentiating stem cells. The customers for these products are academic research centers, government research centers, and corporations engaged in developing cell-based therapies.
Our first specialty research product called a “Cell System,” was launched in limited release in January 2006. Seven additional products have been developed since that date and in December 2006 we launched all eight of these product systems at the American Society of Cell Biology Conference which was held in San Diego, California.
Our research products include:
•	FibrolifeTM a serum-free human fibroblast medium.

•	Human fibroblast cells for use as feeder layers to grow human embryonic stem cells (eliminates contamination from mouse cells).

•	Two types of low serum human endothelial media
1.	VascuLifeTM VEGF

2.	VascuLifeTM EnGS.
•	Human endothelial cells. (Endothelial cells form blood vessels).

•	Line of adult neural stem cells with the ability to produce neurons that can survive in low-oxygen and low glucose conditions, a product useful for the discovery of drugs for the treatment of strokes.

•	Two types of media for the culture of the adult neural cells
1.	NeuralLifeTM ags NSC expansion medium kit

2.	NeuralLifeTM ags NSC differentiation medium kit.

Products such as these are essential to the development of our own proprietary therapeutic products and are a natural adjunct to that endeavor. The sale of these products to other stem cell-related researchers and businesses is expected to benefit us in several ways: (1) it provides revenue to help support our therapeutic research, (2) it may provide us with an opportunity to preview stem cell work being conducted throughout the world, and (3) if our products are adopted by a successful producer of therapeutic cells, we have the potential of becoming a supplier in a much broader market than research.
Further, because of the process by which therapeutic products are developed and submitted to the FDA for approval, the media and reagents used in developing cells for clinical trials tend to a large degree to become “baked in” to the final therapeutic product. Because of a reluctance or legal inability to change the process of creating the therapeutic product once it has been approved, if another company uses our media and reagents to develop an FDA approved product, we may become the sole approved supplier of these media and reagents for the manufacture of that product. At this time, however, we know of no customer that is currently using our products in clinical trials, and it is possible that none will ever use our products in such trials.
Our human cell culture products also consist of standardized living cells, including fully functional adult cells and (non-embryonic) stem cell lines. The cells are provided frozen in vials containing approximately 500,000 cells each, or are plated into flasks. Each Cell System will be quality tested for the expression of specific markers (to assure the cells are the correct type) for proliferation rate, viability, morphology and for the absence of pathogens. Each Cell System will have associated donor information.
In addition to our Cell System, pursuant to the terms of our License Agreement with Advanced Cell Technology, we will manufacture and sell embryonic stem cell products developed by Advanced Cell Technology. We also have the right to use the products manufactured under these licensing agreements. These products will be marketed as aids in the research efforts of third party research organizations and provide a potential revenue source for us. To the extent that we are able to use products developed by Advanced Cell Technology, we expect to be able to expand our product line without the need for the added time and cost necessary to develop such additional products.
The first products we expect to release from Advanced Cell Technology are (i) medium optimized for the growth of human embryonic stem cells, and (ii) pre-coated tissue culture plates for the serum-free and feeder-layer-free culture of embryonic stem cells.
Our long term plans for additional product offerings based on the technology licensed from Advanced Cell Technology include:
•	Stem cell derived functional human liver cells provided in plates or frozen (a byproduct of therapeutic research). These cells must have active and inducible enzyme systems, they must have a correct morphology, they must express albumin and they must attach to the cell culture dish.

•	Stem cell derived functional islet cells provided in plates or frozen. These cells must produce and express insulin in response to glucose.

•	A complete line of reagents for the culture and differentiation of embryonic stem cells.
Therapeutic Products
We have already used human stem cells to create retinal cells known as retinal pigment epithelial, or RPE. We are currently expanding these cells as part of pre-clinical trials, expecting to result in implantation in 2007. The earliest that clinical trials for these cells could begin is the third quarter of 2008, and commencement of such trials could be delayed significantly beyond that time.
We are in the process of developing specialized liver cells for use in the treatment of liver disease and pancreatic “islet” cells to treat diabetes as the third target.
Our Markets
Therapeutic Market
     Retinal Diseases - Diseases involving retinal degeneration include age-related macular degeneration (“AMD”) and retinitis pigmentosa (“RP”). These diseases are characterized by the death of critical photoreceptor cell called rods and cones. Photoreceptor death is due to an abnormality and/or to disruption or death of supportive cells called retinal pigment epithelial (“RPE”) cells. The use of hES cells may prove beneficial in the treatment of AMD and RP as retinal cell transplant therapy has been shown to be clinically feasible for the treatment of AMD and RP and the differentiation procedures to derive human retinal cells from hES cells have been worked out. We are working toward the manufacture of these cells for therapeutic use.
According to a 2004 study on Blindness and Blinding Diseases in the U.S. published by the University of Washington, approximately 13,000,000 Americans have signs of AMD, over 10,000,000 suffer visual loss and over 200,000 are legally blind from the disease. The occurrence of AMD increases with a patient’s age. According to the same study, approximately 6,300,000 people are projected to develop AMD in 2030, compared to 1,700,000 in 1995.

Because the therapeutic use of retinal cells is one of the more advanced applications in stem cell therapy and we have already produced human retinal pigment epithelial cells from human embryonic stem cell lines, we are focusing on retinal cells as our first therapeutic market target. Our goal is to manufacture retinal cells derived from hES cells to replace the limited supply of donor derived cells for therapeutic use. We will collaborate with academic research and other research institutions to develop FDA-approved therapeutic methodologies for producing retinal cells for therapeutic use. We have differentiated retinal cells known as RPE cells from our stem cell lines and are currently expanding those cell populations in anticipation of animal trials expected to begin in the third quarter of 2007. If successful, we expect to enter Phase I human clinical trials in 2008. Our timetable beyond that will depend on the success of the trials, FDA requirements regarding future trials, and other factors beyond our current ability to predict.
     Diabetes — Another area of focus is on diabetes. According to the American Diabetes Association, approximately 20,800,000 people, or 7% of the U.S. population, have some form of diabetes, and the National Institutes of Health estimates that there are as many as 2,500,000 people suffering from Type 1 Diabetes (Insulin Dependent Diabetes Mellitus). Normally, certain cells in the pancreas, called the islet ß cells, produce insulin which promotes the uptake of the sugar glucose by cells in the human body. Degeneration of pancreatic islet ß cells results in a lack of insulin in the bloodstream which results in diabetes. Although diabetics can be treated with daily injections of insulin, these injections enable only intermittent glucose control.
The transplantation of insulin producing cells called “islet cells” from one person to another has been shown to relieve the suffering and serious side effects caused by current therapies. As the primary source of islet cells today is organ donations, available supply is extremely limited. Therefore, our objective in the field of diabetes therapy is to increase the availability of pancreatic islet cells by inducing stem cells derived from our parthenogenic cell lines to grow and become islets or the individual cells found in the islets. We are currently working in our laboratories to differentiate our stem cells into islet cells, but have not yet completed that work. If such differentiation efforts are successful, our future path toward clinical trials would be similar to that being followed for retinal cells.
     Liver Disease — According to the American Liver Foundation, chronic liver disease (including hepatitis C) is the third most common cause of death due to chronic diseases in persons 35 to 64 years of age. In the United States diseases such as cirrhosis and hepatitis were ranked as the 12th leading cause of death in 2000. The only effective treatment currently available for people with liver failure is full or partial organ transplantation. Unfortunately, as with islets, the demand for organs far exceeds the number of organs available. According to the United Network for Organ Sharing, there are currently more than 17,000 persons on the wait list for a liver transplant.
Liver cell transplantation has been used in early stage clinical trials to treat patients with liver failure caused by acute or chronic disease and in patients with genetically caused metabolic defects. This therapy has proven to be especially useful as a “bridge” to keep patients alive until they can receive a whole liver transplant, as well as an alternative to whole-organ transplantation in specific cases. The procedure involves supplementing a patient’s liver function by injecting a donor’s liver cells (obtained from livers donated from brain dead, heart beating donors) into a patient’s liver or spleen where the liver cells remain and function. Our objective is to provide an alternate source of liver cells for the treatment of liver disease through cell transplant therapy. As with islet cells, we are currently working toward the production of differentiated cells . If such differentiation efforts are successful, our future path toward clinical trials would be similar to that being followed for retinal cells.
In all cases, we expect the path to ultimate FDA approval and therapeutic use of cells to require a minimum of five years and perhaps more.
Research Market
The research market for cell systems is made up of scientists performing basic research and applied research in the biological sciences. Basic research involves the study of cell biology, and the biochemical pathways to human disease. Applied research involves drug discovery, vaccine development, clinical research including cell engineering, and cell transplantation.
The domestic market can be broken into three segments. These include: (i) academic researchers in universities and privately-funded research organizations; (ii) government institutions such as the National Institutes of Health, the U.S. Army, the U.S. Environmental Protection Agency and others; and (iii) industrial organizations such as pharmaceutical companies and consumer product companies. Management believes that the combined academic and government market comprises approximately 40% of the total market and that the industrial segment comprises approximately 60% of the remaining market.
We believe the following are the main drivers in the research market for commercial cell systems:
•	The need for experimental human cells which are more predictive of human biology than non-human cells or genetically modified cell lines.

•	The desire to lower the cost of drug development in the pharmaceutical industry. We believe that human cell systems may provide a platform for screening toxic drugs early in the development process, thus avoiding late stage failures in clinical trials and reducing costs.

•	The need to eliminate animal products in research reagents that may contaminate future therapeutic products.

•	The need for experimental control. Serum-free defined media provides the benefit of experimental control because there are fewer undefined components.

•	The need for consistency in experiments that can be given by quality controlled products.

•	The need to eliminate the necessity to formulate media in-house, obtain tissue or perform cell isolations.

•	The need to reduce animal testing in the consumer products industry.
Our internal projections for the global market for human cell systems for use in basic research are several hundred million dollars annually with an anticipated growth rate between 10% and 20%.
Intellectual Property
Patents
We have filed patent applications covering our proprietary technology to create stem cells without the use of fertilized eggs or transferred DNA. In addition, we have obtained the exclusive worldwide licenses to a portfolio of patents and patent applications from Advanced Cell Technology.
Our patent portfolio consists of 30 families of patents and patent applications in the field of stem cell cultures consisting of over 110 separate patents or patents pending (including international filings). We also have an exclusive license to the only patent issued by the U.S. Patent & Trademark Office for the creation of human embryonic stem cells, or hES cells using nuclear transfer technology for human therapeutic use. Of these, eight are issued patents and a majority of the patents and applications have been filed in the United States and in foreign countries through the Patent Corporation Treaty (PCT) or by direct country filings in those jurisdictions deemed significant to our operations. PCT countries include most of the word’s industrial countries. As of March 2, 2007 there were 137 contracting countries to the PCT. Those patents which we believe most central to our business area outlined in the following chart. However, the usefulness of many of the patents we have licensed from Advanced Cell Technology is still uncertain and the subject of ongoing study. In the column labeled “Holder” in this table, patents held by our subsidiary, Lifeline Cell Technology are marked as “Lifeline” and patents licensed from Advanced Cell Technology are marked as “ACT”. Information concerning licenses granted by ACT are based on information furnished by Advanced Cell Technology.

	Country of	Issue date or
Patent or	Initial	filing date if		Date of
Docket #	Application	pending	Status	Expiration	Title	Holder
356329-000003/US	US	11/2/2005	Pending	NA	Parthenogenic Activation of Human Oocytes	Lifeline
356329-000010/US	US	7/24/2006	Pending	NA	Synthetic Lens from Retinal Stem Cells	Lifeline
356329-1140/US	US	8/21/2001	Pending	NA	Use of Recipient Endothelial Cells for Faster Vascularization	Lifeline
60/382,616	US	5/24/2002	Pending	NA	A Bank of Nuclear Transfer-Generated Stem Cells for Transplantation Having Homozygous MHC Alleles, and Methods for Making and Using Such a Stem Cell Bank	ACT
PCT/US02/37899	US & PCT Countries	11/26/2002	Pending	NA	Methods for Making and Using Reprogrammed Human Somatic Cell Nuclei and Autologous and Isogenic Human Stem Cells	ACT
10/112,939	US	2/4/2003	Pending	NA	Method for Facilitating the Production of Differentiated Cell Types and Tissues from Embryonic and Adult Pluripotent and Multipotent Cells	ACT
6,808,704	US	10/26/2004	Issued	2021*	Method for Generating Immune-Compatible Cells and Tissues Using Nuclear Transfer Techniques	ACT
10/625,653	US & PCT Countries	7/24/2003	Pending	NA	Method of Differentiation of Morula or Inner Cell Mass Cells and Method of Making Lineage-Defective Embryonic Stem Cells	ACT
6,235,970	US	5/22/2001	Issued	2018*	CICM Cells and Non-Human Mammalian Embryos Prepared by Nuclear Transfer of a Proliferating Differentiated Cell or its Nucleus	ACT
PCT/US00/29551	US	10/27/2000	Pending	NA	Gynogenetic or Androgenetic Production of Pluripotent Cells and Cell Lines, and Use Thereof to Produce Differentiated Cells and Tissues	ACT

*	Actual patent expiration dates may differ from the dates listed herein due to patent term adjustments pursuant to 35 U.S.C. §154(b) and 37 C.F.R. §§1.702-1.705. The fundamental consequence of patent expiration is that the invention covered by that patent will enter the public domain. However, many of our patent applications are still pending and the expiration date will not occur until 17 years after issuance. In Europe and other countries the expiration date is governed by the filing date, so patents may expire sooner in those jurisdictions. Due to the rapid pace of technology development in this field, and the volume of intellectual property we anticipate will be generated over the next decade, it is unlikely that the expiration of any existing patents or patent rights would have an adverse affect on our business. Also, due to our current stage of development, our existing patent portfolio is not currently supporting a marketed product, so we will not suffer from any reduction in current product revenue from patent expiration. Any actual products that we develop are expected to be supported by intellectual property.
The patentability of human cells in countries throughout the world reflects widely differing governmental attitudes. In the United States, hundreds of patents covering human embryonic stem cells have already been granted, including those on which we rely. In certain countries in Europe, the European Patent Office currently appears to take the position that hES cells themselves are not patentable, while the United Kingdom has decided that some types of hES cells can be patented. As a result, we plan to file internationally wherever feasible and focus our research strategy on cells that best fit the United States and United Kingdom Patent Offices’ definitions of patentable cells.
License Agreements
In May 2004, we entered into three exclusive license agreements with Advanced Cell Technology for the production of therapeutic products in the fields of diabetes, liver disease, retinal disease, and the creation of research products in all fields, which agreements were amended on August 1, 2005. The license agreements give us access to all aspects of Advanced Cell Technology’s human cell patent portfolio as it existed on that date, plus a combination of exclusive and non-exclusive rights to future developments. The most significant feature of the licensed technology and the primary reason for the license was to provide us with the technology rights needed to isolate and differentiate hES. The hES cells so derived can then be immediately differentiated into stem cells capable of expansion and differentiation into islet cells, liver cells, and retinal cells. In our effort to be sure we obtained the broadest possible rights to this technology, we licensed a broad portfolio of patents that are described in general terms above. In doing so, we licensed what we believe was the complete intellectual property portfolio of Advanced Cell Technology with respect to diabetes, liver disease, and retinal disease as it existed on the date of the license, plus future developments under those issued and pending patents. As a result, although our primary interest in this technology relates to the direct differentiation of cells, we may discover within that technology other useful applications, the significance of which we have not yet realized.
Pursuant to the terms of our agreements with Advanced Cell Technology, in exchange for worldwide therapeutic rights to Advanced Cell Technology’s portfolio of patents and patent applications in the fields of diabetes, liver disease and retinal disease, we are required to make future payments of $150,000 in May 2008 and annual payments thereafter of $150,000, plus milestone payments linked to the launch of therapeutic products (not research products) ranging from $250,000 at first launch to $1 million upon reaching sales of $10 million, with a maximum of $1.75 million in the aggregate. The agreements also require us to pay royalties on sales and meet minimum research and development requirements. All payments required to date, a total of $512,500, have been made. The agreements continue until expiration of the last valid claim within the licensed patent rights. Because the licensed rights include rights obtained through subsequent filings, it is impossible to determine at this time the exact termination date of any claim, but we believe the most significant rights will not expire prior to 2018 and may extend beyond that date. Advanced Cell Technology is required to defend any patent infringement claims. Either party may terminate the agreements for an uncured breach, or we may terminate the agreements at any time with 30 days notice.
The agreements with Advanced Cell Technology further provide that any technology either party currently owns, develops or licenses in the future will be licensed to the other party for use in their specific therapeutic field. This arrangement gives Advanced Cell Technology and us continuing access to future discoveries made or licensed by either party.

     Exclusive License Agreement Number One, as amended, covers patent rights and technology that are relevant to:
•	the research, development, manufacture and sale of human and non-human animal cells for commercial research; and

•	the manufacture and selling of hES cells for therapeutic and diagnostic use in the treatment of human diabetes, liver diseases, retinal diseases and retinal degenerative diseases.
     Exclusive License Agreement Number Two, as amended, covers patent rights and technology that are relevant to:
•	the research, development, manufacture and sale of human and non-human animal cells and defined animal cell lines for commercial research;

•	the manufacture and selling of human cells for therapeutic and diagnostic use in the treatment of human diabetes, liver diseases, retinal diseases and retinal degenerative diseases; and

•	the use of defined animal cell lines in the process of manufacturing and selling human cells for therapeutic and diagnostic use in the treatment of human diabetes, liver diseases and retinal diseases.
     Exclusive License Agreement Number Three, as amended, covers patent rights and technology relevant to the research, development, manufacture and sale of human cells for cell therapy in the treatment of therapeutic and diagnostic use in the treatment of human diabetes and liver diseases, and retinal diseases and retinal degenerative diseases.
Research Agreements
Dr. Revazova, our Chief Scientist, currently is conducting basic research at the Scientific Center for Obstetrics, Gynecology and Perinatology of the Russian Academy of Medical Sciences in Moscow, Russia. This laboratory contains all of the necessary equipment and scientific resources to complete our preliminary research in parthenogenesis and Somatic Cell Nuclear Transfer technology. Through a research agreement, Dr. Revazova continues to conduct research into the creation and characterization of embryonic stem cells. The Institute provides Dr. Revazova access to the equipment and technicians needed to create and fully characterize human parthenogenic and embryonic stem cells. This includes equipment for immunofluorescence, karyotyping, gene expression, and equipment for molecular biology and cell biology. Under the terms of the agreement, we retain all intellectual property rights in the United States and the Institute retains such rights in Russia. We share equally in any royalty payments from the rest of the world, but we retain control of all marketing and distribution anywhere in the world, except Russia. Although the agreement expired by its terms at the end December 2006, we and the Institute have continued the terms of the expired agreement while we are negotiating a new agreement. If negotiations are unsuccessful, we will seek a similar relationship with another laboratory in Russia. We do not consider the availability of such a laboratory to be necessary for our current operations.
We have recently entered into sponsored research agreements with two major universities, the University of California at Irvine (UCI) and Emory University. Both agreements allow us to collaborate with nationally known research scientists to study stem cell technologies developed or licensed by our subsidiary, Lifeline, for possible use in therapeutic fields. Dr. Hans Keirstead at UCI will be working with our proprietary stem cells on the further development of retinal pigment epithelial cells as well as towards the derivation of photoreceptors to treat macular degeneration and retinitis pigmentosa. In consideration for the research provided by Dr. Keirstead, we have agreed to pay to UCI all direct and indirect costs of the research, up to a total estimated cost of $375,723. UCI will own all technical reports, data and information developed under the agreement, and will have the right to copyright and publish any of the data and information. We will have the right to use the technical reports, data and information for research and evaluation purposes and in scientific publications and communications. Inventions, discoveries and other commercially useful research products (inventions) arising from the research will belong to UCI if developed solely by one or more employees of UCI, will belong to us if developed solely by one or more of our employees, and will belong to UCI and us jointly if developed by both UCI and us. We have the right to obtain an exclusive license with respect to any such inventions belonging to UCI or to UCI’s interest in any joint invention. Any such license will be on commercially reasonable terms and conditions, and will require diligent performance by us for the timely commercial development and early marketing of the inventions or discoveries. The agreement with UCI will terminate on November 20, 2008.
Dr. Henry F. Edelhauser at Emory University will continue to characterize human corneal-like structures developed at Lifeline. These structures may have use in transplantation therapy for human eye disease. In consideration for the services of Dr. Edelhauser, we have agreed to pay Emory University $765 for each completed electron microscopic analysis of a tissue construct pursuant to the agreement. Dr. Edelhauser will be free to publish the project data, provided the publication does not contain any of our confidential information. All inventions, improvements or discoveries (inventions) which are conceived or made by one or more employees of Emory during the agreement and directly result from the work performed pursuant to the agreement will belong to Emory. We will have the option to negotiate an exclusive, sublicensable, worldwide license for the manufacture, sale and use of any such inventions of Emory. We also will have a non-exclusive, worldwide, royalty free license to manufacture, sell and use such inventions that relate to tissue constructs or contain or make use of any of our confidential information. The research project will continue until completed, unless a breach or default of the agreement is not cured within 90 days after receipt of notice of such breach or default, or unless terminated by either party upon 30 days written notice to the other.
Competition
The development of therapeutic and diagnostic agents for human disease is intensely competitive. Pharmaceutical companies currently offer a number of pharmaceutical products to treat diabetes, liver diseases, retinal disease and other diseases for which our technologies may be applicable. Many pharmaceutical and biotechnology companies are investigating new drugs and therapeutic approaches for the same purposes, which may achieve new efficacy profiles, extend the therapeutic window for such products, alter the prognosis of these diseases, or prevent their onset. We believe that our therapeutic products, when and if successfully developed, will compete with these products principally on the basis of improved and extended efficacy and safety and their overall economic benefit to the health care system. We believe that our most significant competitors will be fully integrated pharmaceutical companies and more established biotechnology companies. Smaller companies may also be significant competitors, particularly through collaborative arrangements with large pharmaceutical or biotechnology companies. Some of our primary competitors in the development of stem cell therapies are Geron Corporation, Genzyme

Corporation, StemCell Technologies Inc., Advanced Cell Technology, Aastrom Biosciences, Inc. and ViaCell, Inc., most of which have substantially greater resources and experience. In the field of research products, our primary competitors for stem cells, media and reagents are Cambrex, Chemicon, Invitrogen Corp., StemCell Technologies Inc. and Specialty Media. These companies primarily provide standard media that have not been optimized for human embryonic stem cell growth.
Sales and Marketing
To date, sales of our research products have been modest and derived primarily through word of mouth, but we intend to develop a sales force to market our research and our cell therapy and diagnostic products in the U.S. Because of the nature of the markets in which we participate, we believe that a modest size sales force will be sufficient. We also anticipate partnering with large biotech and pharmaceutical companies for the marketing and sales of some, but not necessarily all, of our stem cell based therapeutic products. As of March 31, 2007, we had three full-time sales and marketing employees.
Government Regulation
Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture and marketing of our proposed therapeutic products and in our ongoing research and product development activities. The nature and extent to which such regulation applies to us will vary depending on the nature of any products which may be developed by us. We anticipate that many, if not all, of our proposed products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the FDA, and similar regulatory authorities in European and other countries. None of our products currently are in clinical trials. The earliest that any of our products could begin human trials is the third quarter of 2008, and commencement of such trials could be delayed significantly beyond that time. Various governmental statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and recordkeeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there can be no guarantee that approvals will be granted.
FDA Approval Process
Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as a part of an Investigational New Drug (IND) application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase 1, clinical trials are conducted with a small number of people to assess safety and to evaluate the pattern of drug distribution and metabolism within the body. In Phase 2, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety and patterns of drug metabolism and distribution, in which case it is referred to as a Phase 1-2 trial. In Phase 3, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Monitoring of all aspects of the study to minimize risks is a continuing process. All adverse events must be reported to the FDA.
The results of the preclinical and clinical testing on a non-biologic drug and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (“NDA”) for approval prior to commencement of commercial sales. In the case of vaccines or gene and cell therapies, the results of clinical trials are submitted as a Biologics License Application (“BLA”). In responding to a NDA or BLA, the FDA may grant marketing approval, request additional information or refuse to approve if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all, for any of our proposed products.
European and Other Regulatory Approval
Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries will likely be necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (“EU”) and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.
Other Regulations
We are also subject to various United States federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.
Legal Proceedings
There is no material litigation presently pending or, to our knowledge, threatened against us.
On June 30, 2006, we entered into a settlement agreement with American Stem Cell Corporation, with whom we previously had entered into a share exchange agreement which was never completed. In order to resolve a dispute relating to the share exchange agreement, as amended, former members of Lifeline returned to American Stem Cell Corporation all of the 15,500,000 shares of American Stem Cell Corporation common stock they then owned. The 15,500,000 shares, representing a non-controlling interest in American Stem Cell Corporation, had been acquired by the individual members of Lifeline, and were not owned by Lifeline. Additionally, all debt then owed by us to American Stem Cell Corporation was replaced by a promissory note for $500,000. The promissory note was paid in full in December of 2006. The parties also entered into a mutual general release of all claims, known or unknown, against the other existing as of the date of the settlement agreement.
Properties
We have established our primary research facility in 8,215 square feet of leased office and laboratory space in Oceanside, California. Our lease for this facility expires in August 2011, with a five-year option to renew at our discretion. Our current base rent is $6,983 per month. The facility has over $1,000,000 of improvements which include clean rooms, segregated rooms for biohazard control and containment of human donor tissue. We believe that this facility is well suited to meet our research and development needs.
We have a 3,240 square foot laboratory in Walkersville, Maryland. Our lease for this facility expires in March 2009, with a three-year renewal option. Our current base rent is $5,142 per month. This laboratory is being used to develop and manufacture our research products, as well as for sales and marketing and general administration. The Walkersville facility contains a 2,000 square foot manufacturing laboratory space with two clean rooms and is fitted with the necessary water purification, refrigeration, labeling equipment and standard manufacturing equipment to manufacture, package, store and distribute media products. There is a 500 square foot quality control and cell culture laboratory outfitted with the necessary cell isolation equipment, incubators, microscopes and standard cell culture equipment necessary to isolate and culture cells and conduct quality control tests to produce superior cell culture products.
The manufacturing and quality control laboratories also serve as product development laboratories, and 300 square feet are devoted to administration, sales and marketing. This area contains the computers, communication equipment and the file systems necessary to establish technical offices, sales and marketing offices, finance and human resources. Equipment monitoring and security systems are in place.
Commencing February 1, 2007, we entered into a lease for approximately 1,700 sq. ft. of commercial space in Walkersville, Maryland. Our lease for this facility expires on January 31, 2010, subject to a three-year extension at our option. Our base rent is $1,200 per month. These facilities are close to our laboratory in Walkersville. The administrative staff is in the process of relocating to this location, which will allow the full utilization of the laboratory facilities for laboratory-related development.
Employees
In addition to our four executive officers, we utilize the services of 15 full-time and nine part-time staff members or consultants.

MANAGEMENT
Directors and Executive Officers
The names, ages and positions of our directors and executive officers as of April 10, 2007 are as follows:

Name	Age	Position
Kenneth C. Aldrich	69	Director, Chairman of the Board and Executive Vice President
Jeff Krstich	58	Director, Chief Executive Officer
Jeffrey Janus	50	Director, President
William B. Adams	63	Director, Chief Financial Officer and Secretary
Donald A. Wright	54	Director
Kenneth C. Aldrich, our Chairman of the Board of Directors and Executive Vice President and a Co-Founder of ISC California, joined Lifeline, now wholly-owned by ISC California, at its formation in 2001. He has been active in venture capital investing and private equity since 1975. He began his career as an attorney with the Los Angeles-based firm of O’Melveny & Myers in 1965. Mr. Aldrich then worked in the investment banking and real estate businesses until 1975.
Mr. Aldrich is currently a Managing Director of Convergent Ventures, an early-stage life sciences investment company. Through that entity and predecessor companies, he has provided early-stage funding for a variety of biomedical and technology start-ups, including WaveTec Vision Systems, an ophthalmic device company (as Director and CEO), Neurion Pharmaceuticals, Inc., a drug discovery and evaluation company (as Director and co-founder), and Orfid Corporation, a developer of organic transistors (as a founder and financial advisor). He is also an active member of Tech Coast Angels and a director of Green Dot Corporation, the world’s largest issuer of prepaid debit cards. Mr. Aldrich holds degrees, with honors, from both Harvard University and Harvard Law School.
Jeff Krstich, a director and our Chief Executive Officer, joined ISC California in early 2006. Previously he had been a senior executive in the healthcare industry for over 30 years with experience in biotech, diagnostics and medical device companies. From 2003 until joining ISC California in 2006, he was Senior Vice President of Pathology Partners Inc., a medical products company, and was involved in the recapitalization and sale of that company to CARIS Ltd. From 2002 to 2003 he was President of MarketStar HealthCare, a subsidiary of Omnicom (NYSE: OMC). Prior to that he was Director of Sales at Biogen (Nasdaq: BIIB), a biotechnology company, where he served from 1996 to 2002. A former Navy Test Pilot and veteran of Vietnam and Gulf Storm, he has M.B.A. and a B.S. degree in engineering from the United States Naval Academy.
Jeffrey Janus, a director and our President, has been the President of ISC California since its formation in 2006 and the Chief Executive Officer of Lifeline since 2003. He has over 16 years of experience commercializing human cell-based products for research use. Mr. Janus was one of the early founders of the Clonetics™ brand of human cell systems, the world’s leading commercial line of human cell culture products. Clonetics was acquired by BioWhitaker, which was subsequently acquired by Cambrex Corporation (Rutherford, NJ). Mr. Janus served Clonetics and its successor companies from 1989 to 2002 coordinating in-house teams of research scientists, product managers and outside collaborators to develop and launch over 40 human cell systems consisting of over 200 individual products.
William B. Adams, a director and our Chief Financial Officer and Secretary, is a certified public accountant who joined Lifeline as a founder at its inception in 2001. He previously served in the accounting firm of Ernst & Ernst from 1966 to 1973. He co-founded Dimensional Planning Group, Inc., a management planning company, in 1973 and was Vice President until 1976. From 1976 until present he formed and owns WB Adams Accountancy Corporation. Mr. Adams is a cofounder of Convergent Ventures, an early-stage life sciences investment company. Through that entity and predecessor companies, he has provided early-stage funding for a variety of biomedical and technology start-ups, including WaveTec Vision Systems, an ophthalmic device company (as director and CFO). Mr. Adams graduated with a BS from California State University Long Beach. He is on the Ernst & Young alumni board in Los Angeles and is also on the board of the Los Angeles Area Council of the Boy Scouts of America.
Donald A Wright became a director on March 1, 2007. Mr. Wright is currently President and Founder of Everett, Washington-based Confluence Capital Group Inc., which provides consulting services to institutional investors, debt holders and public and private companies. Mr. Wright was Chief Executive Officer and President of Pacific Aerospace & Electronics, Inc., an engineering and manufacturing company that he helped to found and that designs, manufactures and sells components primarily for the aerospace, defense and transportation industries, from 1995 until 2006. Mr. Wright remains non-Executive Chairman of Pacific Aerospace.
Key Employees
Elena Revazova, Ph.D.,. M.D., our Chief Scientist, has worked for us since 2001 and, from 1998 to 2001, at the offices of one of our co-founders at the Keller Facial Surgery Clinic, Santa Barbara California. Prior to then, from 1992 to 1997, she was the Head of the Department of Experimental Models, Institute of Experimental and Clinical Oncology, Academy of Medical Science in Moscow, Russia; and from 1975 to 1991, she was a Senior Research Scientist in the Department of Experimental Models, Institute of Experimental and Clinical Oncology, Academy of Medical Science in Moscow Russia.
Dr. Revazova is one of the world’s experts in creating immortal cell lines without the introduction of cancer-causing factors and has written or co-authored over 57 patents in the field and for 22 years administered a collection of over 150 different cell lines. She has personally created or supervised the creation and patenting of over 50 different cell models that include stomach, colon, liver, renal, lung, muscle and skin cells and has also created stable human cell lines from tumors of various organs and tissues, including the esophagus, stomach, colon, liver, lung, larynx, uterus and breast. Since coming to the United States, Dr. Revazova has created approximately 40 human cell lines and several animal lines.
Jeremy Hammond, our Director of Quality Control, heads our efforts in the areas of product development, quality control and manufacturing scale-up within regulatory guidelines for cell culture products. He has over 20 years of direct experience in developing human cell-based products including serum-containing and serum-free media formulations and purified human cells. He has expertise in the culture of human embryonic stem cells and methods of cell manufacturing.
Hoyt Matthai, our Director of Manufacturing, has over 20 years of experience and knowledge directing and establishing manufacturing facilities and operations for the production of cell culture products and medical devices for pharmaceutical, in vitro diagnostic and research use. Mr. Matthai is using his experience to establish our manufacturing operations and control systems (documentation and environmental) needed for both research grade and therapeutic grade products. Mr. Matthai is the Director of Manufacturing at the American Type Tissue Culture, the primary cell repository for the U.S. Government.
Alexa Dillberger is our Director of Sales and Marketing. Ms. Dillberger has spent the last 25 years leading large pharmaceutical companies and biotech start-ups to bring the highest quality products to market. Ms. Dillberger led Technical Sales for Cambrex, formerly Clonetics, for over 11 years managing national accounts, negotiating contracts and developing the marketing programs for these leading cell-based companies. Ms. Dillberger holds a B.S. degree in Biochemistry, with a minor in Microbiology, from California Polytechnic University.
Scientific Advisors
Gregory S. Keller, M.D., a Co-Founder and Scientific Advisor, is Co-Director of Facial Plastic Surgery, Division of Head and Neck Surgery at the University of California, Los Angeles. He has been involved in medical product development and applications for 26 years, and holds numerous patents on emerging medical technologies that have successfully transitioned to active medical products. Dr. Keller has been involved in cell technologies and their applications for the past ten years.
Hans S. Keirstead, Ph.D., our Principal Independent Scientific Advisor, is one of the leaders in the development of stem cell therapy and will be guiding International Stem Cell’s retinal studies. Canadian-born neuroscientist Dr. Keirstead received his Ph.D. from the University of British Columbia in Vancouver, Canada and in 2000, Dr. Keirstead became an Assistant Professor in the Reeve-Irvine Research Center at the University of California, Irvine. The Reeve-Irvine Research Center, founded by actor Christopher Reeve and philanthropist Joan Irvine, is a leading center for spinal cord injury research. Dr. Keirstead directs a 20-person research team investigating the cellular biology and treatment of spinal cord trauma, research that also has significance for multiple sclerosis and other diseases of the nervous system.
Bernard M. Wagner, M.D., a Scientific Advisor, is an Emeritus Research Professor of Pathology, New York University Medical Center and Emeritus Clinical Professor of Pathology, College of Physicians & Surgeons, Columbia University, New York. He is a Diplomat of the American Board of Pathology and Diplomat (Hon.), of the American College of Veterinary Pathologists. Dr. Wagner is also a Fellow of the Royal College of Pathologists (London); Fellow, Academy of Toxicologic Sciences; Fellow, New York Academy of Medicine; Member, Committee of Toxicology, National Academy of Sciences; Qualified Expert, European Council, Safety Assessment; Member Executive Committee, Board of Directors, American Registry of Pathology, Armed Forces Institute of Pathology; Member, GRAS Expert Panel (FDA); and Fellow of American Academy of Arts and Sciences. Currently, he is a senior consultant for Roche and consultant for ICOS Corp.

Michael Karas, M.D., Ph.D, M.B.A., a Scientific Advisor, received his M.D. degree from Russian State Medical University in Moscow in 1985. In Russia, he worked on physiology of adaptation to extreme conditions such as high altitude. In 1991, he immigrated to Israel, where he earned a Ph.D. in biochemistry on signal transduction of insulin-like growth factors. Dr. Karas moved to the United States in 1997, and joined the Diabetes Branch of the National Institute of Diabetes and digestive and Kidney Diseases as a research fellow. In 2000, he joined Cambrex Corp., where he led the Cell Engineering Group. In 2004, after earning his M.B.A. in Finance from John Hopkins University, Dr. Karas joined the agrochemical division of FMC Corporation, where he is leading the program of developing novel platform technologies for the delivery of active ingredients.
Nominating Covenant
We have an obligation, for a period of two year period ending on November 7, 2008, if so requested by Brookstreet Securities Corporation, the placement agent, in the ISC California private placement, to nominate and use our best efforts to elect a designee of Brookstreet acting on behalf of the investors in the private placement, who is independent and has relevant business experience, to serve on our board of directors and as a member of either our audit or compensation committee or, at the option of Brookstreet, as a non-voting adviser to our board of directors. Our executive officers, directors and principal stockholders have agreed to vote their shares of our common stock in favor of such designee. As of April 10, 2007, Brookstreet has not yet exercised its right to designate such a person.
Communications With the Board
Any stockholder may communicate directly with the Board of Directors. The Board of Directors has established the following system to receive, track and respond to communications from stockholders addressed to the Company’s Board of Directors and its committees and members. Any stockholder may address his or her communication to the Board of Directors, or an individual Board member and send the communication addressed to the recipient group or individual, care of International Stem Cell Corporation, Corporate Secretary, and 2595 Jason Ct., Oceanside CA 92056. The Corporate Secretary will review all communications and deliver the communications to the appropriate party in the Corporate Secretary’s discretion. The Corporate Secretary may take additional action or respond to communications in accordance with instructions from the recipient of the communication.
Code of Ethics
We have adopted a code of ethics that applies to our chief executive officer, principal executive officer, principal accounting officer or controller, or other persons performing similar functions. Among its provisions, the code sets forth written standards that are designated to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; and

•	compliance with applicable governmental laws, rules and regulations.
Compensation and Term of Directors
Our outside director, Don Wright will be paid $10,000 per quarter for his service as a director and an additional $5,000 per quarter if he serves as the chairperson of any committee. Additionally, he will receive options to purchase up to $50,000 in value of common stock over a period of four years, which options vest two percent each month. Directors of the Company are reimbursed for any out-of-pocket expenses incurred by them on behalf of the Company. No fees currently are paid to any director of the Company for serving as a director or attending meetings of the board of directors. Each of our directors is elected annually at our annual meetings.
Board Committees
We presently do not have an audit committee, compensation committee or nominating committee or committee performing similar functions, but we intend to form audit, compensation and nominating committees in the near future. We anticipate that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and system of internal controls. We anticipate that the compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. Until these committees are established, these decisions will continue to be made by the board of directors. Although the board of directors has not established any minimum qualifications for director candidates, when considering potential director candidates, the board considers the candidate’s character, judgment, skills and experience in the context of our needs.
The entire board of directors performs the functions of an audit committee at this time, but no written charter governs the actions of the board of directors when performing the functions of that would generally be performed by an audit committee. The board of directors approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the board of directors reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.
For the fiscal year ending December 31, 2006, the board of directors:
1.	Reviewed and discussed the audited financial statements with management, and

2.	Reviewed and discussed the written disclosures and the letter from our independent auditors on the matters relating to the auditor’s independence.
Employment Agreements
ISC California entered into an employment agreement with Kenneth A. Aldrich on November 1, 2006. The employment agreement with Mr. Aldrich calls for payment of a base salary of $180,000 per year. Mr. Aldrich also is eligible for coverage under our employee benefit programs. The employment agreement provides that Mr. Aldrich will serve as our Executive Vice President and Assistant Secretary and will be responsible for forming and chairing a Strategic Advisory Committee. The agreement may be terminated by either party with or without cause.
ISC California entered into an employment agreement with Jeff Krstich on March 27, 2006. The employment agreement with Mr. Krstich calls for payment, upon commencement of his employment, of a base salary of $220,000 per year, a bonus of $50,000 if our common stock reaches and is maintained at a level of at least 50% above its initial offering price, options to purchase up to 1,000,000 shares of common stock at $1.00 per share, and reimbursement for moving expenses up to a maximum of $25,000. Mr. Krstich also is eligible for coverage under our employee benefit programs. The employment agreement provides that Mr. Krstich will serve as our CEO. The agreement may be terminated by either party with or without cause. If, however, the employment is terminated by us for any reason other than for cause, we are obligated to pay Mr. Krstich termination pay equal to six months of his initial base salary.
ISC California entered into an employment agreement with William B. Adams on November 1, 2006. The employment agreement with Mr. Adams calls for payment of a base salary of $180,000 per year. Mr. Adams also is eligible for coverage under our employee benefit programs. The employment agreement provides that Mr. Adams will serve as CFO of ISC California and Lifeline, and prohibits Mr. Adams from soliciting our employees or ex-employees, and, if he terminates his employment by us voluntarily, soliciting our customers or otherwise competing with us, for one year. The agreement may be terminated by either party with or without cause.
ISC California entered into an employment agreement with Jeffrey Janus on October 31, 2006. The employment agreement with Mr. Janus calls for payment of a base salary of $220,000 per year, and at all times for 24 months after the date of the agreement be not less than that paid to our CEO. Mr. Janus also will be paid a $50,000 bonus on or before December 31, 2007 if certain mutually-agreed-upon milestones are met, and is eligible for coverage under our employee benefit programs. The employment agreement provides that Mr. Janus will serve as our President, and prohibits Mr. Janus from soliciting our employees or ex-employees, and, if he terminates his employment by us voluntarily, soliciting our customers or otherwise competing with us, for one year. The agreement may be terminated by either party with or without cause.
Executive Compensation
The following table sets forth compensation information for services rendered to us and/or ISC California and its subsidiary by certain executive officers in all capacities, other than as directors, during the fiscal year ended December 31, 2006. Other than as set forth below, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred. Shares issued in lieu of compensation are listed in the year the salary was due.

							Non-Equity
Name and							Incentive
Principal					Stock	Option/	Plan	All Other
Position	Year	Salary		Bonus	Awards	Warrant Awards	Compensation	Compensation	Total
Jeff Krstich	2006	$117,090	(1)			$935,000		$25,000 (2)	$1,077,090
Chief Executive Officer

Kenneth C. Aldrich	2006	$100,000	(1)			$233,750			$333,750
Chairman of the Board

Jeffrey Janus	2006	$153,757	(1)			$233,750			$387,507
President; Chief Executive
Officer of Lifeline Cell Technology

William B. Adams	2006	$105,269	(1)			$233,750			$339,019
Chief Financial Officer

(1) Includes a management fee paid or accrued prior to the commencement of each named person’s employment agreement. The management fees for Kenneth C. Aldrich and William B. Adams are accrued and unpaid as of the date hereof. See “Certain Relationships and Related Transactions.”
(2) Pursuant to the terms of Mr. Krstich’s employment agreement, Mr. Krstich was reimbursed for $25,000 of moving expenses incurred by him in connection with relocating to become our Chief Executive Officer.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the amount of our executive officers’ equity-based compensation outstanding at the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan
			Awards:					Unearned	Payout Value
	Number of	Number of	Number of			Number of	Market	Shares,	of Unearned
	Securities	Securities	Securities			Shares or	Value of	Units or	Shares,
	Underlying	Underlying	Underlying			Units of	Shares or	Other	Units, or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Units That	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	That Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Not Vested
Jeff Krstich	100,000	900,000	—	$1.00	2016	—	—	—	—
Kenneth C. Aldrich	100,000	150,000	—	$1.00	2016	—	—	—	—
Jeffrey Janus	100,000	150,000	—	$1.00	2016	—	—	—	—
William B. Adams	100,000	150,000	—	$1.00	2016	—	—	—	—
2006 Equity Participation Plan
The 2006 Equity Participation Plan provides for the grant of stock options or restricted stock to our employees, officers, directors and consultants and was approved by our stockholders prior to the Share Exchange. Options may be either “incentive stock options” or non-qualified options under the federal tax laws and will have an exercise price equal to at least fair market value as of the grant date. A total of 15,000,000 shares of common stock have been reserved for issuance under the Plan, subject to adjustments for certain corporate transactions or events. The purpose of the Plan is to enable us to offer non-employee directors, officers, other key employees and consultants of the Company and our subsidiaries and affiliates, equity-based incentives, thereby attracting, retaining and rewarding these participants and strengthening the mutuality of interests between these participants and our stockholders. The Plan is administered by the board of directors as a whole. The board of directors has the power to determine the terms of any restricted stock or options granted under the Plan. Grants under the Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only by such optionee. The Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, restricted stock and other equity-based awards.
Stock Option Grants
The board may grant options qualifying as incentive stock options under the Internal Revenue Code and nonqualified stock options. The term of an option will be fixed by the Board, but will not exceed ten years (or five years in the case of an incentive stock option granted to a person beneficially owning shares representing 10% or more of the total combined voting power of all classes of our stock, referred to as a 10% stockholder). The option price for any option will not be less than the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of an incentive stock option granted to a 10% stockholder). Generally, the fair market value will be the closing price of the common stock on the applicable trading market. Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. Payment may be made (i) in cash; (ii) in a cash equivalent acceptable to the Board; (iii) by the transfer to us of shares owned by the participant for at least six months on the date of transfer; (iv) if the common stock is traded on an established securities market, the board may approve payment of the exercise price by a broker-dealer or by the option holder with cash advanced by the broker-dealer if the exercise notice is accompanied by the option holder’s written irrevocable instructions to deliver the common stock acquired upon exercise of the option to the broker-dealer; or (v) any other method acceptable to the Board and in compliance with applicable laws.
Restricted Stock
The board is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the board may impose. Unless otherwise determined by the board, the purchase price for any restricted stock grant will be not less than 85% of the fair market value of common stock on the date of grant or at the time the purchase is consummated (or 100% of the fair market value in the case of restricted stock granted to a 10% stockholder). Generally, the fair market value will be the closing price of the common stock on the applicable trading market. Payment for shares purchased pursuant to a restricted stock grant may be made in (i) cash at the time of purchase; (ii) at the discretion of the board, according to a deferred payment or other similar arrangement with the participant; or (iii) in any other form of legal consideration that may be acceptable to the board in its discretion. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, unless otherwise determined by the board.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Except with respect to the Share Exchange Agreement and the transactions described below, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares, nor any of our promoters, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction for the past two years or in any presently proposed transaction to which we were or are to be party. None of our directors or executive officers is indebted to us.
As of March 31, 2007, we owed an aggregate of $372,741 to Kenneth A. Aldrich and William B. Adams for a management fee owed to them by ISC California. The management fee relates to the management of the Lifeline, the wholly-owned operating subsidiary of ISC California, from inception until November 1, 2006. Messrs. Aldrich and Adams each accrued the management fee at a rate of $5,000 per month per person plus accrued interest at 10% per annum on the unpaid balance until June 1, 2006, when each person’s management fee was increased to $10,000 per month. When Mr. Adams and Aldrich became employees of ISC California on November 1, 2006, accrual of the management fee ceased, although the unpaid balance continues to accrue interest at 10% per annum.
From time to time, various persons, including certain officers, directors, principal stockholders, and their affiliates, have advanced funds to Lifeline and/or ISC California for operating expenses. All such advances have been repaid. In connection with certain of such advances, warrants were issued to the lenders. The shares of common stock issuable upon exercise of such warrants are included in this prospectus.
Halter Financial Group, Inc. (“HFG”), which is wholly owned by Timothy P. Halter, participated in structuring the reorganization plan pursuant to which BTHC III, Inc. was formed to effect the reorganization of certain limited liability companies in 2003. As part of the plan of reorganization, HFG provided $76,500 to be used to pay professional fees associated with the plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities of various entities involved in the reorganization, including BTHC III, Inc. HFG exercised the option, and as provided in the plan, 70% of the outstanding common stock of BTHC III, Inc., or 350,000 shares, were issued to HFG in satisfaction of HFG’s administrative claims. As further consideration for the issuance of the 350,000 shares to HFG, the plan required HFG to assist BTHC III, Inc. in identifying a potential merger or acquisition candidate. HFG was responsible for the payment of the operating expenses of BTHC III, Inc. prior to such transaction, for providing consulting services for no cost, and for paying the legal and accounting expenses of BTHC III, Inc. relating to registering its common stock under Section 12(g) of the Exchange Act and its expenses incurred in consummating the Share Exchange. HFG and Timothy P. Halter may be deemed promoters of BTHC III, Inc.
In contemplation of the Share Exchange Agreement, ISC California entered into a Financial Advisory Agreement, dated October 18, 2006 with Halter Financial Group, L.P. pursuant to which ISC paid $450,000 to Halter Financial Group, L.P. Halter Financial Group, L.P. is wholly owned by Timothy P. Halter, who was the sole director of BTHC III, Inc. The agreement expires on October 18, 2007.
Indemnification of Directors And Officers
Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.
In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.
Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Delaware Law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends; or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.
Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.
Our board has agreed to indemnify each of our executive officers and directors to the fullest extent permitted by Delaware law. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We currently do not have insurance insuring directors and officers against liability; however, we are in the process of acquiring such insurance.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of May 25, 2007, by (i) each person who is known by us to beneficially own 5% or more of our common stock, (ii) each of our directors and executive officers, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Unless otherwise specified, the address for each of the following persons is 2595 Jason Court, Oceanside, CA 92056.

	Amount of	Percent of
	Beneficial	Beneficial
Name of Beneficial Owner	Ownership (1)	Ownership (1)

Directors and Officers (2):

Jeff Krstich — Chief Executive Officer (3)	226,000	*
William B. Adams — Chief Financial Officer and Secretary (4)	2,813,629	7.92%
Kenneth C. Aldrich — Chairman of the Board and Executive Vice President (5)	3,863,076	10.79%
Jeffrey Janus — President and CEO of Lifeline Cell Technology (6)	2,175,807	6.13%
Donald A. Wright — Director	0	0.0%
All Executive Officers and Directors as a group (5 persons) (7)	8,396,568	23.21%

5% Holders:

Gregory Keller (8)	2,542,179	7.19%
William Peeples (9)	2,779,174	7.86%

*	Less than 1%.

(1)	Shares beneficially owned at any date include shares issuable upon the exercise of stock options, warrants, rights or conversion privileges within 60 days after that date. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any securities not outstanding that are subject to stock options, warrants, rights or conversion privileges exercisable by that person within 60 days after May 25, 2007 have been deemed to be outstanding, but have not been deemed outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2)	The business address for each director and officer is 2595 Jason Court, Oceanside, CA 92056.

(3)	Includes 226,000 shares of Common Stock issuable upon the exercise of currently exercisable options.

(4)	Includes 30,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants, 121,000 shares of Common Stock issuable upon the exercise of currently exercisable options, and 681,944 shares of Common Stock owned by Seacrest Partners, I, Ltd., as to which shares Mr. Adams and Mr. Aldrich each has voting and dispositive power.

(5)	Includes 121,000 shares of Common Stock issuable upon the exercise of currently exercisable options. Also includes 2,752,276 shares of outstanding Common Stock and 307,856 shares of Common Stock issuable upon the exercise of currently exercisable warrants that are owned by YKA Partners, a California limited partnership, as to which Mr. Aldrich has sole voting and dispositive power, and 681,944 shares of Common Stock owned by Seacrest Partners, I, Ltd, as to which Mr. Aldrich and Mr. Adams each has voting and dispositive power.

(6)	Includes 121,000 shares of Common Stock issuable upon the exercise of currently exercisable options.

(7)	Includes 468,000 shares of Common Stock issuable upon the exercise of currently exercisable options, 30,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants, 681,944 shares of Common Stock owned by Seacrest Partners, I, Ltd, as to which Mr. Adams and Mr. Aldrich each has voting and dispositive power, and 2,752,276 shares of outstanding Common Stock and 307,856 shares of Common Stock issuable upon the exercise of currently exercisable warrants that are owned by YKA Partners, a California limited partnership, as to which Mr. Aldrich has sole voting and dispositive power.

(8)	Includes 100,000 shares of Common Stock issuable upon the exercise of currently exercisable options and 165,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants (including warrants in the name of Dr. Keller and his wife). The address for Dr. Keller is 771 Via Manana, Santa Barbara, CA 93108.

(9)	The address for Mr. Peeples is 877 Gwyne Ave., Santa Barbara, CA 93111.

CHANGE IN ACCOUNTANTS
On December 28, 2006, upon the closing of the Share Exchange, we dismissed S.W. Hatfield, CPA as our registered independent public accounting firm. We have retained Vasquez & Company LLP, which is the registered certified public accounting firm for ISCC, as our new independent registered public accounting firm effective as of December 28, 2006.
During our two most recent fiscal years, and the subsequent interim periods, prior to December 28, 2006, we did not consult Vasquez regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B or a reportable event as described in Item 304(a)(1)(v) of Regulation S-B.
The audit report issued by S.W. Hatfield for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of the company, to continue as a going concern.
During the two most recent fiscal years and the subsequent interim periods from January 1, 2006 through December 28, 2006, (i) there were no disagreements with S.W. Hatfield on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, except that S.W. Hatfield’s opinion expressed substantial doubt with respect to our ability to continue as a going concern for both fiscal years. Further, there were no “reportable events,” as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during the fiscal year ended December 31, 2005 and from January 1, 2006 to December 28, 2006.
DESCRIPTION OF SECURITIES
The following summary describes the material terms of our capital stock. It summarizes material provisions of our certificate of incorporation and by-laws. You may obtain copies of these organizational documents by contacting us, as described under “Prospectus Summary — Our Company.”
General
Our certificate of incorporation authorizes us to issue 220,000,000 shares of capital stock, $0.001 par value per share, of which 200,000,000 shares are designated common stock and 20,000,000 shares are designated preferred stock.
Common Stock
Voting Rights
Holders of our common stock are entitled to one vote per share. Subject to any voting rights granted to holders of any preferred stock, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the subject matter, other than the election of directors, will generally be required to approve matters voted on by our stockholders. Directors will be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors. Our certificate of incorporation does not provide for cumulative voting.
Dividends
Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of our common stock will share ratably on a per share basis in any dividends declared from time to time by our Board of Directors.
Other Rights
Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up, we will distribute any assets legally available for distribution to our stockholders, ratably among the holders of our common stock outstanding at that time.

Preferred Stock
Our board of directors, without stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series, to the extent that those are not fixed in our certificate of incorporation.
The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock that ranks senior to our common stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix the limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.
SELLING STOCKHOLDERS
This prospectus relates to the resale from time to time of up to a total of 16,686,315 shares of our common stock by the selling stockholders identified in this prospectus. Such amount includes 12,806,502 shares of common stock held by selling stockholders of which (i) 11,806,502 shares of common stock were issued by us in the Share Exchange to ISC California stockholders who obtained their shares in a private placement of common stock by ISC California in 2006, and (ii) an aggregate of 1,000,000 shares of common stock issued by us in the Share Exchange to ISC California stockholders who received their shares as part of the restructuring of ISC California with June 2006.
The remaining 3,879,813 shares of common stock are issuable upon the exercise of certain outstanding warrants held by selling stockholders. These warrants consist of the following: (i) warrants to purchase an aggregate of 2,250,190 shares of common stock issued to the placement agent and/or its registered representatives in connection with a private placement by ISC California in 2006, which warrants expire on December 28, 2012 and have an exercise price of $1.00 per share 1,976,190 warrants were earned by December 31, 2006 with the balance 274,000 earned in January and February 2007; (ii) warrants to purchase an aggregate of 1,202,856 shares of common stock issued between February 2006 and August 2006 by Lifeline to certain persons as part of the consideration for bridge loans made by such persons, which warrants expire on June 1, 2009 and have an exercise price of $0.80 per share; and (iii) warrants to purchase an aggregate of 426,767 shares of common stock issued between June 2006 and July 2006 to certain persons as part of the consideration for guarantees or other services, which warrants expire on June 1, 2009 and have an exercise price of $0.80 per share. All of the foregoing warrants contain provisions for cashless exercise, and the holders thereof have no voting, dividend or other stockholder rights unless and until the exercise of the warrants. The number of warrants shares are subject to certain anti-dilution provisions, and provide registration rights.
Based upon information available to us as of May 25, 2007, the following table sets forth the name of the selling stockholders, the number of shares owned, the maximum number of shares offered by this prospectus and the number and percent of outstanding shares that each selling stockholder will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, “selling stockholder” and “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.
Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Except as noted herein, none of the selling stockholders is a broker-dealer registered with the National Association of Securities Dealers, Inc. or is an affiliate of such a broker-dealer.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to our common shares. Common shares subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after May 25, 2007 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
Adams, James	50,000	*	50,000	0	*
Adams, Jr., Jack H. Trust Jack H. Adams, Jr. TTEE (5)	12,500	*	12,500	0	*
Aldrich, James	74,122	*	6,693	67,429	*
Allison Family Trust Marjorie Allison, TTEE (6)	50,000	*	50,000	0	*
Aldrich, Don Jr. Family Trust (7)	74,122	*	6,693	67,429	*
Anders, David M.	15,000	*	15,000	0	*

Jean M. Anderson Living TR Jean M. Anderson TTEE (8)	12,500	*	12,500	0	*
Arnswald, Jeffrey, K. Trust Jeffrey K. Arnswald TTEE (9)	25,000	*	25,000	0	*
Aymond, David King	100,000	*	100,000	0	*
Bain, Michael, IRA (10)	20,000	*	20,000	0	*
Balderston, Robert C. Trust Robert C. Balderston, TTEE (11)	50,000	*	50,000	0	*
Barnholtz, Barry	25,000	*	25,000	0	*

Barson, Aaron, V., Jr. Eyepiece Inc. Def Ben Pen Plan (12)	12,500	*	12,500	0	*
Becker, Michael	25,000	*	25,000	0	*
Bednarz, Mark & Tammy Bednarz	25,000	*	25,000	0	*
Bello, Ernie Rev Liv TR Ernie Bello TTEE (13)	25,000	*	25,000	0	*
Bentley, Thomas H. III	15,000	*	15,000	0	*
Bietsch, Ronald A.	30,000	*	30,000	0	*
Bishop, William, IRA Rollover (14)	35,000	*	35,000	0	*
Biss, Family Trust Leonard Biss, TTEE Gloria Biss, TTEE (15)	50,000	*	50,000	0	*
Bjork, Robert D. MDSC MPP & Trust Robert D. Bjork, TTEE (16)	10,000	*	10,000	0	*
Brandon, Gregory Lee	50,000	*	50,000	0	*
Blakney Corporation Brumder, Robert B. (17)	75,000	*	75,000	0	*
Bloomberg, Carl	25,000	*	25,000	0	*
Bock, John	10,000	*	10,000	0	*
Bock, John, Rollover IRA (18)	12,500	*	12,500	0	*
Bock, Terry & Becky Bock	50,000	*	50,000	0	*
Bozinovski, Tashe	25,000	*	25,000	0	*
Brainard, James C.	12,500	*	12,500	0	*
Brashers, Dr. Larry & Linda V. Brashers	12,500	*	12,500	0	*
Brennan, Robert & Mia Kelly Brennan	10,000	*	10,000	0	*
Bridges, Michael	25,000	*	25,000	0	*
Bucci, Vincent A.	100,000	*	100,000	0	*
Burd, John	10,000	*	10,000	0	*
Burke, John J., Jr.	50,000	*	50,000	0	*
Buskuhl Fam Trust Judge Buskuhl, TTEE Peggy Buskuhl , TTEE (19)	25,000	*	25,000	0	*
Carmichael Rev Tr. Benjamin Carmichael, TTEE Dorothy Carmichael, TTEE (20)	25,000	*	25,000	0	*
Case, Whitt C.	50,000	*	50,000	0	*
Cerin, Thomas	50,000	*	50,000	0	*
Chan Chun, Vivian	7,000	*	7,000	0	*
Chang, Chuen, IRA (21)	25,000	*	25,000	0	*
Chen, Fu Shen	12,500	*	12,500	0	*
Chestnut Ridge Partners L.P. Kenneth Holt, CFO (22)	250,000	*	250,000	0	*
Childre Rev Trust Doc Childre TTEE (23)	200,000	*	200,000	0	*
Chlup, Dennia	10,000	*	10,000	0	*
Christensen, George	12,500	*	12,500	0	*
Ciminnisi, Amedeo	10,000	*	10,000	0	*
Cochran, Jeffrey M.	10,000	*	10,000	0	*
Cochran, John	250,000	*	250,000	0	*
Cohn, Sanford L.	12,500	*	12,500	0	*
Concepcion Family Trust, Merlito Concepcion TTEE (24)	14,000	*	14,000	0	*

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
Coons, Louis & Joanne Coons	12,500	*	12,500	0	*
Corridan, Stephen	25,000	*	25,000	0	*
Cravens, David R., SEP IRA (25)	23,000	*	23,000	0	*
Culley, Jack & Elizabeth Family Trust Jack Culley, TTEE Elizabeth Culley, TTEE (26)	25,000	*	25,000	0	*
D’Agostino, Anthony	10,000	*	10,000	0	*
Dahlfors, Brant & Nancy Dahlfors	20,000	*	20,000	0	*
Inc Def Ben Pl Ret. Tr. Collin R. Dang, TTEE Mary C. Dang, TTEE (27)	25,000	*	25,000	0	*
Darling Family Trust Phillip Hartwell Darling, TTEE Susan Lynn Darling, TTEE (28)	50,000	*	50,000	0	*
Davies, Jonathan & Georgina Davies	15,000	*	15,000	0	*
De La Cuesta, Quirino	50,000	*	50,000	0	*
Deberg , Steven L. Trust Steven L. Deberg, TTEE (29)	50,000	*	50,000	0	*
Deberg, Marcia Trust Marcia Deberg, TTEE (30)	25,000	*	25,000	0	*
Deemer, Kenneth M, and Candy K. Deemer Trustees of the Deemer Community Property Trust (31)	111,112	*	111,112	0	*
Denne, Joe	25,000	*	25,000	0	*
Dentry, Deborah Managing Mem. In The Money LLC (32)	62,500	*	62,500	0	*
Devlin, John & Yolanda	25,000	*	25,000	0	*
Dillenschneider, Lance A.	25,000	*	25,000	0	*
Dismukes, Valena B.	26,000	*	26,000	0	*
Dobrovich, Franklin A., IRA (33)	25,000	*	25,000	0	*
Dooling, Keyon	25,000	*	25,000	0	*
Dowdy, Lewis H.	12,500	*	12,500	0	*
Downing, Linda S. IRA LLC/FMTC (34)	12,500	*	12,500	0	*
Downs, William Montague TR William Montague Downs TTEE (35)	25,000	*	25,000	0	*
Doyle, Matthew	12,500	*	12,500	0	*
Dupie, Marshall	74,122	*	6,693	67,429	*
Einspanier, Jim & Laura Einspanier	25,000	*	25,000	0	*
Ellison, Richard & Mary E. Ellison	25,000	*	25,000	0	*
Epstein, Craig	7,000	*	7,000	0	*
Jugee Profit Sharing Plan & Trust Jamie Farr, TTEE (36)	30,000	*	30,000	0	*
Ferini, Robert	25,000	*	25,000	0	*
Fernandez, Luis	25,000	*	25,000	0	*
Fischer, Carl P.	50,000	*	7,022	42,978	*
Fischer, Kurt C.	50,000	*	7,022	42,978	*
Fischer, Lise, M.	50,000	*	7,022	42,978	*
Fischer, Louis Revocable Trust (37)	918,092	2.60%	86,029	832,063	2.35%
Fischer, Margaret	74,122	*	6,693	67,429	*
Fisher, Alan M., IRA (38)	10,000	*	10,000	0	*
Fitzgerald, Susan, SEP IRA (39)	10,000	*	10,000	0	*
Fitzgerald, William P.	12,500	*	12,500	0	*
Frederick, Lon Frederick & Co., Inc. (40)	50,000	*	50,000	0	*
Fritchey, Raymond & Lori K.	12,500	*	12,500	0	*
Fritzen, David	25,000	*	25,000	0	*
Fritzler, Glen & Dana Fritzler	50,000	*	50,000	0	*
Funderburgh, Richard, IRA (41)	75,000	*	75,000	0	*
Gault, William	192,731	*	17,403	175,328	*
Geimer, Nicholas F.	25,000	*	25,000	0	*
Ghaby, Georges	25,000	*	25,000	0	*
Gilcrease, David L. Resources Realizations Def Ben Pen Pl (42)	25,000	*	25,000	0	*
Glassman & Ronald L.& Kimberly S.	4,500	*	4,500	0	*
Glassman, Richard A. & Debra H.	5,000	*	5,000	0	*

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
Glaze, Bill E. & Sara E. Liv Trust Sara E. Glaze TTEE (43)	50,000	*	50,000	0	*
Glaze, Exception TR Sara Glaze TTEE (44)	50,000	*	50,000	0	*
Glazer, Lowell, R.	55,555	*	55,555	0	*
Goodman, Leslie A., IRA (45)	25,000	*	25,000	0	*
Green, Rory Lerman	15,000	*	15,000	0	*
Griep, Marcella	25,000	*	25,000	0	*
Grohmann, Eckhart Rev. Tr. Eckhart Grohmann, TTEE (46)	600,000	1.70%	600,000	0	*
Gross, Mark & Terrie Family Trust Mark Gross, TTEE Terrie Gross, TTEE (47)	12,500	*	12,500	0	*
Groth, David J.	75,000	*	75,000	0	*
Gruner, John D., IRA (48)	25,000	*	25,000	0	*
Guritz, George D., Sep IRA (49)	25,000	*	25,000	0	*
Gwinn, Robert L. III	100,000	*	100,000	0	*
Hale, Ronal and Masayo	148,250	*	13,387	134,863	*
Halvorson, Elling	296,500	*	26,774	269,727	*
Hammond, Jeremy	255,885	*	6,693	249,192	*
Hanser, Jeff & Debbie	25,000	*	25,000	0	*
Heller, Grant G.	75,000	*	75,000	0	*
Hemschik, Wolfgang & Terry Hemschik	25,000	*	25,000	0	*
Henderson, Mark	148,250	*	13,387	134,863	*
Hess, Fred A.	10,000	*	10,000	0	*
Hill Family Tr Howard Hill, TTEE Patricia A. Hill, TTEE (50)	12,500	*	12,500	0	*
Hobbs, John, H.	444,745	1.26%	40,161	404,584	1.14%
Hodes, Alan S.	5,000	*	5,000	0	*
Hong, Michael D. NFS, LLC / Hong & Kwock Attys Pft Shr 401K Plan Michael D. Hong, TTEE (51)	15,000	*	15,000	0	*
Horne, Dana	525,000	1.48%	525,000	0	*
Hou, Vienna Sui Cheung	50,000	*	50,000	0	*
Howard Family Trust Hope Howard, TTEE (52)	12,500	*	12,500	0	*
Howell, Michial Duff & Katherine Ann Fitzgerald	12,500	*	12,500	0	*
Hoyt, Bernard M.	12,500	*	12,500	0	*
Huffman, Anthony	25,000	*	25,000	0	*
Hunt, Todd M. & Laura A.	12,500	*	12,500	0	*
Huynh, Tri & Anh-Thu	15,000	*	15,000	0	*
Iler, Burchard N. & Mary Ellen Woods-Iler	10,000	*	10,000	0	*
Ius, Sherry A., IRA (53)	25,000	*	25,000	0	*
Jacobson, Anthony	25,000	*	25,000	0	*
Jacobson, Matt J. Sole Sep Prop Matt J .. Jacobson, TTEE (54)	12,500	*	12,500	0	*
Jacques, Michael & Kim D.	25,000	*	25,000	0	*
Janus, Jeffrey (144)	2,175,807	6.13	6,693	2,169,114	6.11
Jasin, Walter J., SEP IRA (55)	50,000	*	50,000	0	*
Jennifer Donahue Interior Design Profit Sharing Plan DTA 8-2- 82 (56)	28,000	*	28,000	0	*
Johnson, C. Kenneth	20,000	*	20,000	0	*
Johnson, Claudia	25,000	*	25,000	0	*
Johnson, Debra Hunter	10,000	*	10,000	0	*
Johnson, Steven	15,998	*	15,998	0	*
Johnson, Steven, G.	83,333	*	83,333	0	*
Johnston, Russell	25,000	*	25,000	0	*
Juley, Michael	25,000	*	25,000	0	*
Kakita, David	978,785	2.77%	93,708	885,076	2.50%
Kam, Jay	25,000	*	25,000	0	*
Kamuri Koga, Ruth	25,000	*	25,000	0	*
Kane, Brian C.	12,500	*	12,500	0	*
Karamooz, Mansoor	148,256	*	13,387	134,869	*

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
Keating, John L. & Teri A. Trust John L. Keating, TTEE Teri A. Keating, TTEE(57)	137,000	*	137,000	0	*
Keiholtz, Helen	23,000	*	23,000	0	*
Keilholtz, Robert	25,000	*	25,000	0	*
Keller, Gregory, S. and Pamela (145)	2,542,179	7.19%	191,774	2,350,405	6.60%
Keller, Randall S. & Sharon L.	50,000	*	50,000	0	*
Keller, Sharon L. Sharon L. Keller & Assoc. PC 401K Plan, Sharon Keller (58)	20,000	*	20,000	0	*
Keller, Thomas Reed Rev Trust Thomas Reid Keller, TTEE (59)	15,000	*	15,000	0	*
Kelly, Colleen	12,500	*	12,500	0	*
Kendall, John & Stephanie Kendall	12,500	*	12,500	0	*
Keshishian, Panos & Narine Keshishian	35,000	*	35,000	0	*
Keys, Carl A. Jr. & Carol J. Keys	12,500	*	12,500	0	*
Kina, Stephen, Rollover IRA (60)	25,000	*	25,000	0	*
Koga, George M. Rev. Trust George M. Koga , TTEE (61)	25,000	*	25,000	0	*
Kohli, Thomas & Margaret Kohli	50,000	*	50,000	0	*
Kolosso, Paul M.	15,000	*	15,000	0	*
Kondo, Nobuyuki	25,000	*	25,000	0	*
Kreisberg, Louis P.	100,000	*	100,000	0	*
Kubo, Todd	25,000	*	25,000	0	*
Kuphall, Gary R.	25,000	*	25,000	0	*
Kurtis, Breeding Trust Kurtis Breeding TTEE Patty Breeding TTEE (62)	25,000	*	25,000	0	*
Langan, Richard Jr. Rev. Tr. Richard Langan , Jr. TTEE (63)	6,250	*	6,250	0	*
Lange, Joseph M. S.E.R.T Joseph M. Lange, TTEE (64)	12,500	*	12,500	0	*
Larsen, David D.	25,000	*	25,000	0	*
Dale Larsen, Roth IRA (65)	35,000	*	35,000	0
Lasch, The Jonathan G. Trust (66)	44,474	*	4,016	40,458	*
Lassoff, David & Iris	30,000	*	30,000	0	*
Lee Living Trust u/a Linda Lee, TTEE Glen M. Lee, TTEE (67)	20,000	*	20,000	0	*
Legacy Ins. Planning Services Inc., Emp. Ret. Trust, John Cochran, TTEE (68)	50,000	*	50,000	0	*
Leiner, William W.	12,500	*	12,500	0	*
Wendell Y.M. Lew Rev. Living Trust, Lew, Wendell, TTEE (69)	600,000	1.70%	600,000	0	*
Lewis, Michael D. TR Michael D. Lewis TTEE (70)	12,500	*	12,500	0	*
Lieber Family Limited Partnership, Ira Lieber TTEE (71)	741,239	2.10%	66,934	674,305	1.91%
Liscinsky, Daniel, T.	25,000	*	25,000	0	*
Lowdermilk, John	25,000	*	25,000	0	*
Luck, Leon & Miriam	30,000	*	30,000	0	*
Lumpkin, Jessee & Elizabeth	30,000	*	30,000	0	*
Macias, Robert & Christine Kanady	12,500	*	12,500	0	*
Maddox, David J.	10,000	*	10,000	0	*
Maich, Peter	50,000	*	50,000	0	*
Maki, Susan C., Rollover IRA (72)	12,500	*	12,500	0	*
Malotte, Thomas M., IRA (73)	25,000	*	25,000	0	*
Mark, Richard C.	75,000	*	75,000	0	*
Martiniak Chris & Sarah Martiniak	10,000	*	10,000	0	*
		*
Mastrantonio, Joseph J., Roth IRA (74)	12,500	*	12,500	0	*
Matthews, Leslie Scott	50,000	*	50,000	0	*
McBeath, Donald Donald McBeath, TTEE (75)	25,000	*	25,000	0	*
McEntyre, Richard F. Richard F. McEntyre, TTEE (76)	12,500	*	12,500	0	*

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
McEnulty Family Rev. Trust Frank E. McEnulty, TTEE (77)	6,250	*	6,250	0	*
Meier, Ronald	25,000	*	25,000	0	*
Metcalf, Douglas	25,000	*	25,000	0	*
Michalski, Kevin Wayne	10,000	*	10,000	0	*
Michelson, Arthur	25,000	*	25,000	0	*
Middleton, Donald K. & Mary S. Middleton	25,000	*	25,000	0	*
Miller, Arnold L. , Rollover IRA (78)	25,000	*	25,000	0	*
Miller, Chris & Mary Ellen Miller	10,000	*	10,000	0	*
Miller, Patricia	12,500	*	12,500	0	*
Miner, David A.	25,000	*	25,000	0	*
Miyamoto, Theodore	25,000	*	25,000	0	*
Moehrke, Don P. & Martha F. Moehrke	25,000	*	25,000	0	*
Moran, Curtis P.	10,000	*	10,000	0	*
Morlacci, Doretta	12,500	*	12,500	0	*
Morrill, Yvette B.	50,000	*	50,000	0	*
Morrow, Andrew B.	100,000	*	100,000	0	*
Mosher, George	50,000	*	50,000	0	*
Murphy, Daniel R.	25,000	*	25,000	0	*
Murrell, Thomas A., IRA (79)	50,000	*	50,000	0	*
Murrell, Thomas A. Family Trust Thomas A. Murrell, TTEE (80)	50,000	*	50,000	0	*
Muth, Dudley, IRA (81)	5,000	*	5,000	0	*
Nakagawa, Linda Johnston Trust Linda Nakagawa, TTEE (82)	25,000	*	25,000	0	*
Neichin, Barry N.	25,000	*	25,000	0	*
Neumann Fam Trust Tibor Neumann, TTEE Erika Neumann, TTEE (83)	12,500	*	12,500	0	*
Nichols, Alice	10,000	*	10,000	0	*
Nicholson, R.K.	10,000	*	10,000	0	*
Nishimoto, El, IRA (84)	12,500	*	12,500	0	*
Nishimoto, El N. Rev Trust El Nishimoto TTEE Lillian Nishimoto TTEE (85)	25,000	*	25,000	0	*
Niu, Mark, Rollover IRA (86)	14,000	*	14,000	0	*
Nordal, Jonas S. & Susan Q. Nordal	12,500	*	12,500	0	*
Novie, Ira P. Rev Trust Ira P .. Novie, TTEE (87)	12,500	*	12,500	0	*
Ogawa, Alice Holm	12,500	*	12,500	0	*
Ogawa, Takaii	25,000	*	25,000	0	*
O’Mara, Angela	55,555	*	55,555	0	*
O’Neal, Dolores A.	15,000	*	15,000	0	*
O’Neal, Stephen A. & Kelly P. O’Neal	5,000	*	5,000	0	*
Overholt, Darrel W. Trust Darrel W. Overholt, TTEE (88)	50,000	*	50,000	0	*
Overholzer, Gerald R.	12,500	*	12,500	0	*
Pack, Scott	12,500	*	12,500	0	*
Padden, Jon	12,500	*	12,500	0	*
Palmer, Virginia	5,000	*	5,000	0	*
Palmer, Wayne T. & Valorie F. Palmer	12,500	*	12,500	0	*
Pang, Glenn M.L. M.D. Inc DBPP Glenn Pang, TTEE Jennie Pang, TTEE (89)	25,000	*	25,000	0	*
Pang, Ronald J., IRA (90)	50,000	*	50,000	0	*
Pang, Ronald J. MD Def Ben Pl Ronald J. Pang , TTEE (91)	25,000	*	25,000	0	*
Parmley, Anna N.	25,000	*	25,000	0	*
Patel, Suryakant	75,000	*	75,000	0	*
Paton, Frank R.	25,000	*	25,000	0	*
Peeples, William	2,779,173	7.86%	281,124	2,498,048	7.06%
Petro, G., Edward and Deborah M. Petro	27,778	*	27,778	0	*
Pierce, Robert J., IRA SEP (92)	25,000	*	25,000	0	*
Porter, Tim & Samantha Porter	10,000	*	10,000	0	*

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
Putnam, Deborah H., IRA (93)	50,000	*	50,000	0	*
Putnam, James B., Rollover IRA (94)	50,000	*	50,000	0	*
Putnam, James B. & Deborah H. Putnam	50,000	*	50,000	0	*
Radtke, Allen F. Jr.	25,000	*	25,000	0	*
Rao, Pradeep	25,000	*	25,000	0	*
Regnier, Thomas	25,000	*	25,000	0	*
Reno, Michael, Roth IRA (95)	12,500	*	12,500	0	*
Riddle, Eric & Christine JTWOS	50,000	*	50,000	0	*
Riederer, James, IRA (96)	35,000	*	35,000	0	*
Rietz, Karola Kristina	25,000	*	25,000	0	*
Roepke, Everett C.	50,000	*	50,000	0	*
Rogers, Scott & Margo Fam Trust Scott Rogers, TTEE Margo Rogers, TTEE (97)	100,000	*	100,000	0	*
Rogers, Susan Holton & Robert S. Rogers	25,000	*	25,000	0	*
Roman, Marina, IRA (98)	10,000	*	10,000	0	*
Roman, Lucky, IRA (99)	10,000	*	10,000	0	*
Rosen, Bruce M., IRA Rollover (100)	25,000	*	25,000	0	*
Rosen, Richard	25,000	*	25,000	0	*
Rouse, Robert	12,500	*	12,500	0	*
Rowbotham, David, Roth IRA (101)	10,000	*	10,000	0	*
Rubendall, Ken A.	100,000	*	100,000	0	*
Rubin, Jacques & Marlene	682,290	1.93%	66,934	615,356	1.74%
Sachs, Robert	25,000	*	25,000	0	*
Saffian, Patricia, IRA (102)	10,000	*	10,000	0	*
Sanders, Cecil B.	12,500	*	12,500	0	*
Sandford, H. B., IRA (103)	10,000	*	10,000	0	*
Sankey, Daniel F.	12,500	*	12,500	0	*
Sawyer, Carol E. Liv Trust Carol E. Sawyer, TTEE (104)	10,000	*	10,000	0	*
Schatz, Robert F.	5,000	*	5,000	0	*
Schnetzky, Paul W., IRA Rollover (105)	25,000	*	25,000	0	*
Schult, Keith	25,000	*	25,000	0	*
Schuster, Robert	10,000	*	10,000	0	*
Scott, Warren A. Family Trust Warren A. Scott, TTEE Esperanza Scott, TTEE (106)	14,000	*	14,000	0	*
Seacrest Partners, I, Ltd (107)	681,944	1.93%	61,580	620,364	1.75%
Seager, Ryan A.	10,000	*	10,000	0	*
Searfoss & Richard A. & Julie M. Searfoss	55,000	*	55,000	0	*
Searfoss, Richard Alan, IRA (108)	30,000	*	30,000	0	*
Sebastian, Quynh & Jeffrey	55,555	*	55,555	0	*
Shammo, Salim	50,000	*	50,000	0	*
Sheehan, John	50,000	*	50,000	0	*
Sheldon, Robert, IRA (109)	100,000	*	100,000	0	*
Shimoff, Paul and Susan Second Amended & Restated Rev. tr Paul Shimoff, TTEE (110)	50,000	*	50,000	0	*
Shrago, Esther	25,000	*	25,000	0	*
Sibley, George W. & Mary E. Sibley	25,000	*	25,000	0	*
Simek, Edward J., IRA (111)	15,000	*	15,000	0	*
Singer, Patricia A., IRA Rollover (112)	10,000	*	10,000	0	*
Skanavis, Peter M.	50,000	*	50,000	0	*
Slomovics, Abraham & Rachel Slomovics	12,500	*	12,500	0	*
Smith, Edward J. & Kim D. Smith	15,000	*	15,000	0	*
Smith, Frederick, IRA (113)	17,000	*	17,000	0	*
Smith, Gordon Michael	25,000	*	25,000	0	*
Sobocinski, Thomas, IRA (114)	50,000	*	50,000	0	*
Sobocinski, Thomas R.	12,500	*	12,500	0	*
Sobocinski, Thomas R.	37,500	*	37,500	0	*

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
Sonderegger, Douglas, R. TTG (115) The Douglas R. Sonderegger Revocable Trust	16,666	*	16,666	0	*
Sowell, Sam C. & Martha N. Sowell	12,500	*	12,500	0	*
Steinke, Carol & Ken Steinke	25,000	*	25,000	0	*
Stevens, Mark W. & Alice Wilhoit	25,000	*	25,000	0	*
Stierman, Charles F.	50,000	*	50,000	0	*
Storey, Kent G.	140,000	*	140,000	0	*
Stout, Dr. Warren	296,494	*	26,774	269,721	*
Stow, Sharon	74,122	*	6,693	67,429	*
Stringer, Warren Jr.	50,000	*	50,000	0	*
Sutherland, Scott Liv. Trust Scott Sutherland, TTEE (116)	200,000	*	200,000	0	*
Talbott, Cecil & Patrice Harris-Talbott	12,500	*	12,500	0	*
Tan, Bryan C.K.	25,000	*	25,000	0	*
Tapscott Family Revocable Intervivos Trust Wilbur Tapscott, TTEE Jacqueline Tapscott, TTEE (117)	25,000	*	25,000	0	*
Taub, Joseph & Manny Steinmetz	25,000	*	25,000	0	*
Taxman, Andrea	5,000	*	5,000	0	*
Taxman, Royal	5,000	*	5,000	0	*
Taylor, Darrell Family Trust (118)	74,122	*	6,693	67,429	*
Teague, David E. & Teresa M. Teague Family Trust David E. Teague, TTEE Teresa M. Teague, TTEE (119)	7,500	*	7,500	0	*
Thomas, Karen Simple IRA (120)	25,000	*	25,000	0	*
Thornett, Susan M. Rev. Living Trust Susan M. Thornett, TTEE (121)	12,500	*	12,500	0	*
Toth, Andras	25,000	*	25,000	0	*
Trigon Inc. 122	25,000	*	25,000	0	*
Troudt, John	12,500	*	12,500	0	*
Truex, Don L. DDS Pft Shr Pl Don L. Truex TTEE (123)	25,000	*	25,000	0	*
Truth Aquatics Glen Fritzler, Pres. (124)	50,000	*	50,000	0	*
Turner, Marvin K. & Susan J. Turner	15,000	*	15,000	0	*
Usui, Darlene T. IRA (125)	25,000	*	25,000	0	*
Vigavino, Mark, President HVAC Associates Inc. (126)	12,500	*	12,500	0	*
Vogel, Frederick, IV	25,000	*	25,000	0	*
Vopal, Gary	50,000	*	50,000	0	*
Vopal, Gary L.	25,000	*	25,000	0	*
Wagner, Stanley, SEP IRA (127)	10,000	*	10,000	0	*
Walsh, Steven W.	17,500	*	17,500	0	*
Ward, Van A.	50,000	*	50,000	0	*
Ward, Peter C.	25,000	*	25,000	0	*
Ward, Quinten & Marian Trust Quinten Ward, TTEE Marian Ward, TTEE (128)	25,000	*	25,000	0	*
WCCH Partners, L.P. Walter Coury, G.P. (129)	100,000	*	100,000	0	*
Weiland, Robert M.	50,000	*	50,000	0	*
Weiss, Marvin E.	15,000	*	15,000	0	*
Weiss, Sanford Family Trust (130)	74,122	*	6,693	67,429	*
Weller, Ed	12,500	*	12,500	0	*
Wells, Lillard Culver III	25,000	*	25,000	0	*
White, Don	25,000	*	25,000	0	*
Winograd, B&M Trust Teddi Winograd TTEE (131)	10,000	*	10,000	0	*

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
Winograd, Marcy Ann Trust Teddi Winograd TTEE (132)	8,000	*	8,000	0	*
Wollenweber, Thomas H., IRA (133)	25,000	*	25,000	0	*
Wong, Denis, IRA (134)	25,000	*	25,000	0	*
Wong, Denis Y. Rev Liv Trust Denis Y. Wong, TTEE (135)	25,000	*	25,000	0	*
Wong, Roberta K. Rev, Liv Trust Roberta K. Wong, TTEE (136)	25,000	*	25,000	0	*
Woodward, Kenneth P., IRA (137)	24,950	*	24,950	0	*
Wu, Joseph	50,000	*	50,000	0	*
Yanke, Charles H.	20,000	*	20,000	0	*
Yetenekian, Toros	10,000	*	10,000	0	*
YKA Partners, LTD. (138)	3,863,076	10.79%	80,321	3,782,755	10.57%
Youtsey Dawn M.	12,500	*	12,500	0	*
Zellmer, Mark R.	12,500	*	12,500	0	*
Zender, Kent & Kathleen Zender	25,000	*	25,000	0	*

Holders of Warrants

Adams, Chris	20,000	*	20,000	0	*
Adams, William (143)	2,813,629	7.92%	30,000	2,783,629	7.84%
Adkins, Timothy (139)	31,720	*	31,720	0	*
Aldrich, Don Jr.	25,000	*	25,000	0	*
Anderson, Joshua (139)	2,000	*	2,000	0	*
Arnold, Ernest (139)	500	*	500	0	*
Barson, Gregory (139)	4,000	*	4,000	0	*
Bartlett, Burt (139)	49,050	*	49,050	0	*
Beniak, Stephen (139)	43,200	*	43,200	0	*
Braeger, David (139)	40,400	*	40,400	0	*
Brennan, Ellen (140)	15,200	*	15,200	0	*
Brookstreet Securities, Inc. (141)	581,732	1.62%	581,732	0
Brown, Tim (139)	2,000	*	2,000	0	*
Browne, Kevin (139)	14,000	*	14,000	0	*
Curtis, Mark (139)	25,000	*	25,000	0	*
Dabney, Neil D. and Susan M JT (139)	581,732	1.62%	581,732	0	*
Deemer, Ken	100,000	*	100,000	0	*
Diaco, Nicholas	25,000	*	25,000	0	*
Dodd, Don	50,000	*	50,000	0	*
Dosono, Ferdinand (139)	3,000	*	3,000	0	*
Dultz, Mike (139)	2,800	*	2,800	0	*
Eagle Partners, Adler, Jim	25,000	*	25,000	0	*
Eller, Richard (139)	12,800	*	12,800	0	*
Erskine, Mark (139)	27,800	*	27,800	0	*
Feigenbaum, Irwin	24,451	*	24,451	0	*
Fitzgerald, Kathryn (139)	5,000	*	5,000	0	*
Frederick, Lon (142)	146,600	*	146,600	0	*
Gest, Robert (139)	4,000	*	4,000	0	*
Halverson, Elling	75,000	*	75,000	0	*
Hanna, Philip (139)	4,000	*	4,000	0	*
Heimowitz, Aaron (139)	1,000	*	1,000	0	*
Hensley, George (139)	1,000	*	1,000	0	*
Hobbs, John	100,000	*	100,000	0	*
Johnson, Michael (139)	2,000	*	2,000	0	*
Kautz, Russell (139)	2,000	*	2,000	0	*
Keating, John	50,000	*	50,000	0	*
Keller, Thomas	25,000	*	25,000	0	*
Keys Jr., Carl (139)	3,000	*	3,000	0	*
Kmondos, Dr. Greg Keller	50,000	*	50,000	0	*
Kondo, Nobu (139)	12,000	*	12,000	0	*
Krug, Bernard (139)	13,560	*	13,560	0	*
Lieber Family Limited Partnership (146)	244,512	*	244,512	0	*
Mabbott, James (139)	2,000	*	2,000	0	*
Maiden, Jeff (139)	4,000	*	4,000	0	*
McCready, Mike (139)	1,200	*	1,200	0	*
McGlynn, Brian	25,000	*	25,000	0	*
Millen, Randy (139)	40,000	*	40,000	0	*
Muth, Dudley (140)	900	*	900	0	*

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to		Shares to be	Shares Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Offered (2)	Offering (3)
	Number	Percentage (4)	Number	Number	Percentage (4)
Norman, Ivan (139)	4,000	*	4,000	0	*
O’Mara, Angela	50,000	*	50,000	0	*
Pahls, Avery	40,000	*	40,000	0	*
Palmer, Wayne (139)	1,000	*	1,000	0	*
Rosenbaum, Philip (139)	2,000	*	2,000	0	*
Sao Marcos, David (139)	142,040	*	142,040	0	*
Schultz, Robert (139)	6,800	*	6,800	0	*
Shrago, Steve (139)	10,000	*	10,000	0	*
Singer, David (139)	6,000	*	6,000	0	*
Smith, Ronald (139)	51,160	*	51,160	0	*
Smith, Ryan (139)	2,800	*	2,800	0	*
Smith, Steven (139)	12,640	*	12,640	0	*
Somers, James (139)	152,960	*	152,960	0	*
Staahl, Ted	75,000	*	75,000	0	*
Stockus, Ray (139)	5,000	*	5,000	0	*
Stout, Dr. Warren	97,804	*	97,804	0	*
Swanson, Tim (139)	25,000	*	25,000	0	*
Teall, Mike (139)	6,000	*	6,000	0	*
Weiss, Sandy	25,000	*	25,000	0	*
Williamson, Dennis (139)	31,596	*	31,596	0	*
Wong, Dennis (139)	51,500	*	51,500	0	*
Woon, Warren(139)	51,500	*	51,500	0	*
Yee, Gordon (139)	9,000	*	9,000	0	*
		*

*	Less than 1% of outstanding shares.

(1)	Beneficial ownership for the selling stockholders is provided as of May 25, 2007, based upon information provided by the selling stockholders or otherwise known to us.

(2)	The number of in this column includes 3,879,813 shares of our common stock issuable upon the exercise of outstanding warrants to purchase our common stock.

(3)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)	Based upon 35,366,495 shares of common stock outstanding as of May 25, 2007. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after May 25, 2007, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)	The person having voting and dispositive power over these shares is Jack H. Adams, Jr.

(6)	The person having voting and dispositive power over these shares is Marjorie Allison.

(7)	The person having voting and dispositive power over these shares is Don Aldrich.

(8)	The person having voting and dispositive power over these shares is Jean M. Anderson.

(9)	The person having voting and dispositive power over these shares is Jeffrey K. Arnswald.

(10)	The person having voting and dispositive power over these shares is Michael Bain.

(11)	The person having voting and dispositive power over these shares is Robert C. Balderson.

(12)	The person having voting and dispositive power over these shares is Aaron V. Barson, Jr.

(13)	The person having voting and dispositive power over these shares is Ernie Bello.

(14)	The person having voting and dispositive power over these shares is William Bishop.

(15)	The persons having voting and dispositive power over these shares are Leonard Biss and Gloria Biss.

(16)	The person having voting and dispositive power over these shares is Robert D. Bjork.

(17)	The person having voting and dispositive power over these shares is Robert B. Brumder.

(18)	The person having voting and dispositive power over these shares is John Bock.

(19)	The persons having voting and dispositive power over these shares are Judge Buskuhl and Peggy Buskuhl.

(20)	The persons having voting and dispositive power over these shares are Benjamin Carmichael and Dorothy Carmichael.

(21)	The person having voting and dispositive power over these shares is Chuen Chang.

(22)	The person having voting and dispositive power over these shares is Kenneth Holt.

(23)	The person having voting and dispositive power over these shares is Doc Childre.

(24)	The person having voting and dispositive power over these shares is Merlito Concepcion.

(25)	The person having voting and dispositive power over these shares is David R. Cravens.

(26)	The persons having voting and dispositive power over these shares are Jack Culley and Elizabeth Culley.

(27)	The persons having voting and dispositive power over these shares are Collin R. Dang and Mary C. Dang.

(28)	The persons having voting and dispositive power over these shares are Phillip Hartwell Darling and Susan Lynn Darling.

(29)	The person having voting and dispositive power over these shares is Steven L. Deberg.

(30)	The person having voting and dispositive power over these shares is Marcia Deberg.

(31)	The persons having voting and dispositive power over these shares are Kenneth M. Deemer and Candy K. Deemer.

(32)	The person having voting and dispositive power over these shares is Deborah Dentry.

(33)	The person having voting and dispositive power over these shares is Franklin A. Dobrovich.

(34)	The person having voting and dispositive power over these shares is Linda S. Downing.

(35)	The person having voting and dispositive power over these shares is William Montague Downs.

(36)	The person having voting and dispositive power over these shares is Jamie Farr.

(37)	The person having voting and dispositive power over these shares is Louis Fischer.

(38)	The person having voting and dispositive power over these shares is Alan Fisher.

(39)	The person having voting and dispositive power over these shares is Susan Fitzgerald.

(40)	The person having voting and dispositive power over these shares is Lon Frederick.

(41)	The person having voting and dispositive power over these shares is Richard Funderburgh.

(42)	The person having voting and dispositive power over these shares is David L. Gilcrease.

(43)	The person having voting and dispositive power over these shares is Sara E. Glaze.

(44)	The person having voting and dispositive power over these shares is Sara Glaze.

(45)	The person having voting and dispositive power over these shares is Leslie A. Goodman.

(46)	The person having voting and dispositive power over these shares is Eckhart Grohmann.

(47)	The persons having voting and dispositive power over these shares are Mark Gross and Terrie Gross.

(48)	The person having voting and dispositive power over these shares is John D. Gruner.

(49)	The person having voting and dispositive power over these shares is George D. Guritz.

(50)	The persons having voting and dispositive power over these shares are Howard Hill and Patricia A. Hill.

(51)	The person having voting and dispositive power over these shares is Michael D. Hong.

(52)	The person having voting and dispositive power over these shares is Hope Howard.

(53)	The person having voting and dispositive power over these shares is Sherry A. Ius.

(54)	The person having voting and dispositive power over these shares is Matt. J. Jacobson.

(55)	The person having voting and dispositive power over these shares is Jasin Walter.

(56)	The person having voting and dispositive power over these shares is Jennifer Donahue.

(57)	The persons having voting and dispositive power over these shares are John L. Keating and Teri L. Keating.

(58)	The person having voting and dispositive power over these shares is Sharon Keller.

(59)	The person having voting and dispositive power over these shares is Thomas Reid Keller.

(60)	The person having voting and dispositive power over these shares is Stephen Kina.

(61)	The person having voting and dispositive power over these shares is George M. Koga.

(62)	The persons having voting and dispositive power over these shares are Kurtis Breeding and Patty Breeding.

(63)	The person having voting and dispositive power over these shares is Richard Langan, Jr.

(64)	The person having voting and dispositive power over these shares is Joseph M. Lange.

(65)	The person having voting and dispositive power over these shares is Dale Larsen.

(66)	The person having voting and dispositive power over these shares is Jonathan G. Lasch.

(67)	The persons having voting and dispositive power over these shares are Linda Lee and Glen M. Lee.

(68)	The person having voting and dispositive power over these shares is John Cochran.

(69)	The person having voting and dispositive power over these shares is Lew Wendell.

(70)	The person having voting and dispositive power over these shares is Michael D. Lewis.

(71)	The person having voting and dispositive power over these shares is Ira Lieber.

(72)	The person having voting and dispositive power over these shares is Susan C. Maki.

(73)	The person having voting and dispositive power over these shares is Thomas M. Malotte.

(74)	The person having voting and dispositive power over these shares is Joseph J. Mastrantonio.

(75)	The person having voting and dispositive power over these shares is Donald McBeath.

(76)	The person having voting and dispositive power over these shares is Richard F. McEntyre.

(77)	The person having voting and dispositive power over these shares is Frank E. McEnulty.

(78)	The person having voting and dispositive power over these shares is Arnold Miller.

(79)	The person having voting and dispositive power over these shares is Thomas A. Murrell.

(80)	The person having voting and dispositive power over these shares is Thomas A. Murrell.

(81)	The person having voting and dispositive power over these shares is Dudley Muth.

(82)	The person having voting and dispositive power over these shares is Linda Nakagawa.

(83)	The persons having voting and dispositive power over these shares are Tibor Neumann and Erika Neumann.

(84)	The person having voting and dispositive power over these shares is El Nishimoto.

(85)	The persons having voting and dispositive power over these shares are El Nishimoto and Lillian Nishimoto.

(86)	The person having voting and dispositive power over these shares is Mark Niu.

(87)	The person having voting and dispositive power over these shares is Ira P. Novie.

(88)	The person having voting and dispositive power over these shares is Darrel W. Overholt.

(89)	The persons having voting and dispositive power over these shares are Glenn pang and Jennie Pang.

(90)	The person having voting and dispositive power over these shares is Ronald J. Pang.

(91)	The person having voting and dispositive power over these shares is Ronald J. Pang.

(92)	The person having voting and dispositive power over these shares is Robert Pierce.

(93)	The person having voting and dispositive power over these shares is Deborah H. Putnam.

(94)	The person having voting and dispositive power over these shares is James B. Putnam.

(95)	The person having voting and dispositive power over these shares is Michael Reno.

(96)	The person having voting and dispositive power over these shares is James Riederer.

(97)	The persons having voting and dispositive power over these shares are Scott Rogers and Margo Rogers.

(98)	The person having voting and dispositive power over these shares is Marina Roman.

(99)	The person having voting and dispositive power over these shares is Lucky Roman.

(100)	The person having voting and dispositive power over these shares is Bruce Rosen.

(101)	The person having voting and dispositive power over these shares is David Rowbotham.

(102)	The person having voting and dispositive power over these shares is Patricia Saffian.

(103)	The person having voting and dispositive power over these shares is H.B. Sanford.

(104)	The person having voting and dispositive power over these shares is Carol E. Sawyer.

(105)	The person having voting and dispositive power over these shares is Paul W. Schnetzky.

(106)	The persons having voting and dispositive power over these shares are Warren A. Scott and Esperanza Scott.

(107)	The persons having voting and dispositive power over these shares are William B. Adams and Kenneth C. Aldrich. Does not include 2,131,685 shares of Common Stock (other than the shares listed above) beneficially owned by Mr. Adams or 3,181,132 shares of Common Stock (other than the shares listed above) beneficially owned by Mr. Aldrich, as not ask to which shares Seacrest Partners, I, Ltd disclaims any beneficial interest. Mr. Adams is the Chief Financial Officer and a Director of the Company and Mr. Aldrich is the Chairman of the Board of Directors of the Company.

(108)	The person having voting and dispositive power over these shares is Richard Alan Searfoss.

(109)	The person having voting and dispositive power over these shares is Robert Sheldon.

(110)	The person having voting and dispositive power over these shares is Paul Shimoff.

(111)	The person having voting and dispositive power over these shares is Edward J. Simek.

(112)	The person having voting and dispositive power over these shares is Patricia A. Singer.

(113)	The person having voting and dispositive power over these shares is Frederick Smith.

(114)	The person having voting and dispositive power over these shares is Thomas Sobocinski.

(115)	The person having voting and dispositive power over these shares is Douglas R. Sondergger.

(116)	The person having voting and dispositive power over these shares is Scott Sutherland.

(117)	The persons having voting and dispositive power over these shares are Wilbur Tapscott and Jacqueline Tapscott.

(118)	The person having voting and dispositive power over these shares is Darrell Taylor.

(119)	The persons having voting and dispositive power over these shares are David E. Teague and Teresa M. Teague.

(120)	The person having voting and dispositive power over these shares is Karen Thomas.

(121)	The person having voting and dispositive power over these shares is Susan M. Thornett.

(122)	The person having voting and dispositive power over these shares is John Croty.

(123)	The person having voting and dispositive power over these shares is Don L. Truex.

(124)	The person having voting and dispositive power over these shares is Glen Fritzler.

(125)	The person having voting and dispositive power over these shares is Darlene T Usui.

(126)	The person having voting and dispositive power over these shares is Mark Vigavino and Suzane Vigavino.

(127)	The person having voting and dispositive power over these shares is Stanley Wagner.

(128)	The persons having voting and dispositive power over these shares are Quinten Ward and Marian Ward.

(129)	The person having voting and dispositive power over these shares is Walter Coury.

(130)	The person having voting and dispositive power over these shares is Sanford Weiss.

(131)	The person having voting and dispositive power over these shares is Teddi Winograd.

(132)	The person having voting and dispositive power over these shares is Teddi Winograd.

(133)	The person having voting and dispositive power over these shares is Thomas H. Wollenweber.

(134)	The person having voting and dispositive power over these shares is Denis Wong.

(135)	The person having voting and dispositive power over these shares is Denis Y. Wong.

(136)	The person having voting and dispositive power over these shares is Roberta K. Wong.

(137)	The person having voting and dispositive power over these shares is Kenneth P. Woodward.

(138)	The persons having voting and dispositive power over these shares are Kenneth C. Aldrich and Yvonne Craig-Aldrich. The shares beneficially owned include options to purchase up to 121,000 shares of common stock that are held by Mr. Aldrich and are exercisable within 60 days after May 25, 2007. Also includes up to 307,000 shares of common stock underlying warrants held by Mr. Aldrich and 681,944 shares of Common Stock owned by Seacrest Partners, as to which shares Mr. Aldrich shares voting and dispositive power with Mr. William B. Adams. Mr. Aldrich is the Chairman of the Board of Directors of the Company.

(139)	Selling stockholder is an associated person with Brookstreet Securities Corporation. The warrants were transferred to the Selling stockholder from Brookstreet Securities Corporation which received the warrants as consideration for its service as the placement agent of securities by the wholly-owned subsidiary ISC California. Selling stockholder purchased the shares to be resold in the ordinary course of business and at the time of purchase, selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(140)	Selling stockholder is an associated person with The Shemano Group, Inc. a member of the National Association of Securities Dealers, Inc. The warrants were transferred to the Selling stockholder from Brookstreet Securities Corporation which received the warrants as consideration for its service as the placement agent of securities by the wholly-owned subsidiary ISC California. Selling stockholder purchased the shares to be resold in the ordinary course of business and at the time of purchase, selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(141)	Brookstreet Securities Corporation is a member of the National Association of Securities Dealers, Inc. and therefore will be deemed an underwriter in connection with this offering. Stephen Washburn is the Executive Vice President of Brookstreet Securities Corporation, which is the registered holder of a warrant to purchase 581,732 shares of common stock that it received for acting as the placement agent in connection with private placement of shares by ISC California. Mr. Washburn, as Executive Vice President of Brookstreet Securities, has voting and dispositive power of the shares owned by Brookstreet Securities offered under this prospectus. The warrants were transferred to the Selling stockholder from Brookstreet Securities Corporation which received the warrants as consideration for its service as the placement agent of securities by the wholly-owned subsidiary ISC California.

(142)	Selling stockholder is an associated person with Frederick & Company, Inc. a member of the National Association of Securities Dealers, Inc. The warrants were transferred to the Selling stockholder from Brookstreet Securities Corporation which received the warrants as consideration for its service as the placement agent of securities by the wholly-owned subsidiary ISC California. Selling stockholder purchased the shares to be resold in the ordinary course of business and at the time of purchase, selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(143)	Includes options to purchase up to 121,000 shares of common stock and up to 30,000 shares of common stock underlying warrants held by Mr. Adams and 681,944 shares owned by Seacrest Partners, I, Ltd. as to which shares Mr. Adams shares voting and dispositive power with Kenneth C. Aldrich. Mr. Adams is the Chief Financial Officer of the Company.

(144)	Includes 121,000 shares of common stock issuable upon the exercise of currently exercisable options. Mr. Janus is the President and Chief Executive Officer of Lifeline Cell Technology.

(145)	Includes 100,000 shares of Common Stock issuable upon the exercise of presently exercisable options and 165,000 shares of Common Stock exercisable upon presently exercisable warrants. All shares, options and warrants are in the name of Dr. Gregory Keller except for warrants to purchase 50,000 shares of Common Stock, that are in the name of Dr. Keller and his wife.

(146)	The person having voting and dispositive power over these shares is Ira Lieber.

PLAN OF DISTRIBUTION
The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.
The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Any commissions received by such broker- dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling stockholders will be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
The validity of the shares of common stock being offered hereby will be passed upon for us by Katten Muchin Rosenman LLP.

EXPERTS
Our consolidated financial statements for the years ended December 31, 2006 and 2005, appearing in this prospectus and registration statement, have been audited by Vasquez & Company LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm of experts in accounting and auditing.
ADDITIONAL INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You are able to inspect and copy these reports, proxy statements and other information without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and copies of all or any part of these materials may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov/.
We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and at the SEC’s regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. We are subject to the information and reporting requirements of the Securities Exchange Act and, in accordance therewith, file periodic reports, proxy or information statements and other information with the SEC, which may be read and copied at the above address, additional information about which may be obtained by calling the above telephone number.
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus.

International Stem Cell Corporation and Subsidiary
(A Development Stage Company)
INDEX TO CONSOLIDATED FINANCIAL INFORMATION

ANNUAL FINANCIAL STATEMENTS	PAGE
Report Of Independent Registered Public Accounting Firm	F-2
Balance Sheets at December 31, 2006 and 2005	F-3
Statements of Operations for the years ended December 31, 2006 (Restated) and 2005 (Restated) and for the period from inception through December 31, 2006 (Restated)	F-4
Statements of Members’ Deficit and Stockholders’ Equity from inception to December 31, 2006	F-5
Statements of Cash Flows for the years ended December 31, 2006 (Restated) and 2005 and for the period from inception through December 31, 2006 (Restated)	F-6
Notes to Financial Statements (Restated)	F-7

QUARTERLY FINANCIAL STATEMENTS
Unaudited Balance Sheet at March 31, 2007 (Restated) and Audited Balance Sheet at December 31, 2006	F-16
Unaudited Statements of Operations for the three-month periods ended March 31, 2007 (Restated) and 2006 (Restated) and for the period from inception (August 2001) to March 31, 2007 (Restated)	F-17
Unaudited Statements of Cash Flows for the three-month periods ended March 31, 2007 (Restated) and 2006 (Restated) and (Restated) for the period from inception (August 2001) to March 31, 2007 (Restated)
F-18
Unaudited Statements of Members’ Deficit and Stockholders’ Equity from inception to March 31, 2007 (Restated)	F-19
Notes to Unaudited Financial Statements (Restated)	F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
International Stem Cell Corporation
(A Development Stage Company)
Los Angeles, California
We have audited the accompanying consolidated balance sheets of International Stem Cell Corporation and subsidiary (a development stage company) (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ deficit and stockholders’ equity and cash flows for each of the years then ended and for the period from inception (August 17, 2001) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Stem Cell Corporation and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended and for the period from inception (August 17, 2001) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
As discussed in note 11 to the consolidated financial statements, the consolidated statements of operations and cash flows for the years ended December 31, 2006 and 2005 and for the period from inception (August 17, 2001) through December 31, 2006 have been restated.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company expects to incur losses and needs to raise capital, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.
/s/ Vasquez & Company LLP
Los Angeles, California
March 30, 2007 (except for notes 6 and 9 as to
which the date is June 18, 2007 and notes 1, 8 and 11 as to which the date is July 2, 2007)

Financial Statements
INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets

	December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$4,696,694	$33,305
Other current assets	20,759	218

Total current assets	4,717,453	33,523

Property and equipment, net	137,794	101,586
Patent licenses, net	668,016	717,142
Deposits and other assets	21,963	2,025

Total assets	$5,545,226	$854,276

Liabilities, Members’ Deficit and Stockholders’ Equity
Current liabilities
Accounts payable	$321,589	$43,823
Accrued expenses	21,430	45,393
Promissory note	—	600,000
Loan Payable	25,000	—
Related party payable	480,445	673,797

Total current liabilities	848,464	1,363,013
Promissory notes	—	347,368

Total liabilities	848,464	1,710,381

Members’ deficit	—	(856,105)
Stockholders’ equity
Capital stock, $0.001 par value 200,000,000 shares authorized, 33,996,495 issued.	33,996	—
Preferred stock, 20,000,000 shares authorized, none issued or outstanding	—	—
Additional paid-in capital	14,537,798	—
Deficit accumulated during the development stage	(9,875,032)	—

Total members’ deficit and stockholders’ equity	4,696,762	(856,105)

Total liabilities, members’ deficit and stockholders’ equity	$5,545,226	$854,276

See accompanying notes to consolidated financial statements

Financial Statements
INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations

			Inception
			(August 2001)
			through
	Year Ended December 31,		December 31
	2006	2005	2006
	(Restated)	(Restated)	(Restated)
Sales	$2,828	$158	$2,986

Development expenses
Cost of sales	30,825	47	30,872
Research and development	1,858,458	837,375	3,888,965
Marketing	97,924	36,361	136,448
General and administrative	3,731,341	428,450	4,743,534

Total development expenses	5,718,548	1,302,233	8,799,819

Loss from development activities	(5,715,720)	(1,302,075)	(8,796,833)

Other income (loss)
Settlement with related company	(93,333)	—	(93,333)
Miscellaneous Income	435	5,045	5,480
Interest Income	22,146	405	22,590
Interest Expense	(806,155)	(96,120)	(1,026,323)
Sublease income	10,400	7,800	19,087

Total other loss	(866,507)	(82,870)	(1,072,499)

Loss before tax	(6,582,227)	(1,384,945)	(9,869,332)
Provision for taxes	1,700	800	5,700

Net loss	$(6,583,927)	$(1,385,745)	$(9,875,032)

Net loss per common share - basic and diluted (Note I)	($0.28)	($0.07)	n/a
Weighted average shares - basic and diluted	23,136,695	18,700,824	n/a
See accompanying notes to consolidated financial statements

Financial Statements
INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARY
Consolidated Statements of Members’ Deficit and Stockholders’ Equity
From Inception to December 31, 2006

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’	Members’
	Shares	Amount	Capital	Deficit	Equity	Deficit
Balance at August 17, 2001	—	—	—	—	—	—
Members contributions	—	—	—	—	—	$100,000
Net loss for the period from inception	—	—	—	—	—	(140,996)

Balance at December 31, 2001	—	—	—	—	—	(40,996)
Members contributions	—	—	—	—	—	250,000
Net loss for the year ended	—	—	—	—	—	(390,751)

Balance at December 31, 2002	—	—	—	—	—	(181,747)
Members contributions	—	—	—	—	—	195,000
Net loss for the year ended	—	—	—	—	—	(518,895)

Balance at December 31, 2003	—	—	—	—	—	(505,642)
Members contributions	—	—	—	—	—	1,110,000
Net loss for the year ended	—	—	—	—	—	(854,718)

Balance at December 31, 2004	—	—	—	—	—	(250,360)
Members contributions	—	—	—	—	—	780,000
Net loss for the year ended December 31, 2005	—	—	—	—	—	(1,385,745)

Balance at December 31, 2005	—	—	—	—	—	(856,105)
Members contributions	—	—	—	—	—	250,000
Effect of the Reorganization Transactions	20,000,000	$20,000	$2,665,000	$(3,291,105)	$(606,105)	606,105
BTHC transactions	2,209,993	2,210	(2,210)	—	—	—
Offering costs	—	—	(2,778,082)	—	(2,778,082)	—
Warrants issued for equity placement services	—	—	1,230,649	—	1,230,649	—
Warrants issued for services	—	—	222,077	—	222,077	—
Warrants issued with promissory note	—	—	637,828	—	637,828	—
Common stock issued for services	1,350,000	1,350	1,348,650	—	1,350,000	—
Issuance of common stock	10,436,502	10,436	10,371,512	—	10,381,948	—
Stock-based compensation	—	—	842,374	—	842,374	—
Net loss for the year ended December 31, 2006	—	—	—	(6,583,927)	(6,583,927)	—

Balance at December 31, 2006	33,996,495	$33,996	$14,537,798	$(9,875,032)	$4,696,762	$—

See accompanying notes to consolidated financial statements

Financial Statements
INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows

			Inception
			(August
			2001)
			through
	Year ended December 31,		December 31,
	2006	2005	2006
	(Restated)		(Restated)

Cash flows from operating activities
Net loss	$(6,583,927)	$(1,385,745)	$(9,875,032)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	81,664	54,716	153,689
Accretion of discount on notes payable	52,632	32,926	103,304
Accretion of discount on bridge loans	637,828	—	637,828
Non-cash warrants for services	222,077	—	222,077
Non-cash compensation expense	842,374	—	842,374
Common stock issued for services	1,350,000	—	1,350,000
Changes in operating assets and liabilities:
Increase in other current assets	(20,542)	(218)	(20,760)
Increase in deposits	(19,938)	—	(21,963)
Increase in accounts payable	277,766	39,391	321,589
Increase (decrease) in accrued expenses	(23,963)	(10,915)	21,430
Increase in loan payable	25,000	—	25,000
Increase (decrease) in related party payables	(193,352)	(26,057)	480,445

Net cash used in operating activities	(3,352,380)	(1,295,902)	(5,760,018)

Investing activities
Purchases of property and equipment	(68,096)	(56,899)	(208,523)
Payments for patent licenses	(650)	(3,630)	(750,976)

Net cash used in investing activities	(68,746)	(60,529)	(959,499)

Financing activities
Proceeds from members’ contribution	250,000	780,000	2,685,000
Issuance of common stock	10,381,948	—	10,381,948
Issuance of convertible promissory notes	—	600,000	2,099,552
Payment of promissory notes	(1,000,000)	—	(2,202,856)
Payment of offering costs	(1,547,433)	—	(1,547,433)

Net cash provided by financing activities	8,084,515	1,380,000	11,416,201

Net increase in cash and cash equivalents	4,663,389	23,569	4,696,694
Cash and cash equivalent at beginning of period	33,305	9,736	—

Cash and cash equivalent at end of period	$4,696,694	$33,305	$4,696,694

Supplemental disclosures of cash flow information
Cash paid for interest	$115,695	$100,156	$224,214

Cash paid for income taxes	$1,700	$800	$5,700

Non-cash financing activities:
Warrants issued with promissory notes	$637,828	$—	$637,828

Warrants issued for placement agent services	$1,230,649	$—	$1,230,649

See accompanying notes to consolidated financial statements

International Stem Cell Corporation and Subsidiary
(A Development Stage Company)
Notes to consolidated financial statements
1. Organization and Significant Accounting Policies
BUSINESS COMBINATION AND CORPORATE RESTRUCTURE (Restated)
BTHC III, Inc. (“BTHC III” or the “Company”) was organized in Delaware in June 2005 as a shell company to effect the reincorporation of BTHC III, LLC, a Texas limited liability company. On December 28, 2006, we affected a Share Exchange pursuant to which we acquired all of the stock of International Stem Cell Corporation, a California corporation (“ISC California”). After giving effect to the Share Exchange, the stockholders of ISC California owned 93.7% of our issued and outstanding shares of common stock. As a result of the Share Exchange, ISC California is now our wholly owned subsidiary, though for accounting purposes it was deemed to have been the acquirer in a “reverse merger.” In the reverse merger, BTHC III is considered the legal acquirer and ISC California is considered the accounting acquirer. On January 29, 2007, we changed our name from BTHC III, Inc. to International Stem Cell Corporation.
Lifeline Cell Technology, LLC (“Lifeline”) was formed in the State of California on August 17, 2001. Lifeline is in the business of developing and manufacturing human embryonic stem cells and reagents free from animal protein contamination. Lifeline’s scientists have used a technology, called basal medium optimization to systematically eliminate animal proteins from cell culture systems. Lifeline is unique in the industry in that it has in place scientific and manufacturing staff with the experience and knowledge to set up systems and facilities to produce a source of consistent, standardized, animal protein free ES cell products suitable for FDA approval.
On July 1, 2006, Lifeline entered into an agreement among Lifeline, ISC California and the holders of membership units and warrants for the purchase of membership interests of Lifeline. Pursuant to the terms of the agreement, all the membership units in Lifeline were exchanged for 20,000,000 shares of ISC California Common Stock and for ISC California’s assumption of Lifeline’s obligations under the warrants. Lifeline became a wholly owned subsidiary of ISC California.
Going Concern
The Company continues in the development stage and as such has accumulated losses from inception and expects to incur additional losses in the near future. The Company believes that it has sufficient working capital to finance operations through the third quarter of 2008. Thereafter, the Company will need to raise additional working capital. The timing and degree of any future capital requirements will depend on many factors. There can be no assurance that the Company will be successful in maintaining its burn rate of approximately $250,000 per month and the timing of its capital expenditures will result in cash flow sufficient to sustain the Company’s operations through 2007 or 2008. Based on the above, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. `Management’s plans in regard to these matters are focused on maintaining its burn rate, the proper timing of its capital expenditures, and raising additional capital or financing in the future.
Proforma Information and Basis of Presentation
International Stem Cell Corporation was formed in June 2006. BTHC III, Inc. was a shell company that had no operations and no net assets. For accounting purposes the acquisition has been treated as a recapitalization of BTHC III with ISC California as the accounting acquirer (reverse acquisition). The historical statements prior to June 2006 are those of Lifeline Cell Technology, the wholly owned subsidiary of ISC California.
Principles of Consolidation
The consolidated financial statements of the Company include the accounts of International Stem Cell Corporation and its subsidiary after intercompany balances and transactions have been eliminated.
Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment
Property and equipment are stated at cost. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three to five years. The costs of major remodeling and leasehold improvements are capitalized and depreciated over the shorter of the remaining term of the lease or the life of the asset.
Patent Licenses
Patent licenses, net, consists of acquired research and development rights used in research and development, which have alternative future uses. Patent licenses are recorded at cost of $750,976 and $750,325 at December 31, 2006 and 2005, respectively, and are amortized on a straight-line basis over the shorter of the lives of the underlying patents or the useful life of the license. Amortization expense amounted to $49,776 and $33,184 for the years ended December 31, 2006 and 2005, respectively, and is included in research and development expense. Additional information regarding patent licenses is included in Note 3.
Long-Lived Asset Impairment
The Company reviews long-lived assets for impairment when events or changes in business conditions indicate that their carrying value may not be recovered. The Company considers assets to be impaired and writes them down to fair value if expected associated cash flows are less than the carrying amounts. Fair value is the present value of the associated cash flows. The Company has determined that no material long-lived assets are impaired at December 31, 2006.
Product Sales
Revenue from product sales is recognized when products are shipped and title and risk of loss have passed. Product sales are recorded net of accruals for estimated returns. Our return policy is to replace all defective products unless failure of such product can be determined to have resulted from client error.
Cost of Sales
Cost of sales consists primarily of costs and expenses for salaries and benefits associated with employee efforts expended directly on the production of the Company’s products and include related direct materials, overhead and occupancy costs. Certain of the agreements under which the Company has licensed technology will require the payment of royalties based on the sale of its future products. Such royalties will be recorded a component of cost of sales. Additionally, the amortization of license fees or milestone payments related to developed technologies used in the Company’s products will be classified as a component of cost of sales to the extent such payments become due in the future.
Research and Development Costs
Research and development costs, which are expensed as incurred, are primarily comprised of costs and expenses for salaries and benefits associated with research and development personnel; overhead and occupancy; contract services; and amortization of technology used in research and development with alternative future uses.
Registration Payment Arrangements
The Company adopted FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”), on January 1, 2007. FSP EITF 00-19-2 requires that companies separately recognize and measure registration payment arrangements, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement. Such payments include penalties for failure to affect a registration of securities.
Prior to the adoption of FSP EITF 00-19-2, the Company accounted for registration rights as separate arrangements. Accordingly, the adoption of FSP EITF 00-19-2 had no impact on the consolidated financial position, operations, or cash flows of the Company.
Recent Accounting Pronouncements
 In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), an amendment to Accounting Principles Bulletin Opinion No. 20, “Accounting Changes” (“APB No. 20”), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company implemented SFAS No. 154 in its fiscal year beginning January 1, 2006. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company is currently evaluating the impact this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 requires recognition of tax benefits that satisfy a greater than 50% probability threshold. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for us beginning January 1, 2007. We are currently assessing the potential impact that adoption of FIN No. 48 will have on our financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. We are currently assessing the potential impact that adoption of SFAS No. 157 will have on our financial statements.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for our fiscal year 2007 annual financial statements.
In September 2006, the FASB issued Statement No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“FASB 158”). FASB 158 requires the full recognition, as an asset or liability, of the overfunded or underfunded status of a company-sponsored postretirement benefit plan. Adoption of FASB 158 is required effective for the Company’s fiscal year ending December 31, 2007. We are currently assessing the potential impact that adoption of FASB 158 may have on our financial statements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). Under the provisions of SFAS 159, Companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis. Changes in fair value will be recognized in earnings each reporting period. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is required to and plans to adopt the provisions of SFAS 159 beginning in the first quarter of 2008. The Company is currently assessing the impact of the adoption of SFAS 159.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). Under the provisions of SFAS 159, Companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis. Changes in fair value will be recognized in earnings each reporting period. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is required to and plans to adopt the provisions of SFAS 159 beginning in the first quarter of 2008. The Company is currently assessing the impact of the adoption of SFAS 159.
Income Taxes
Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the liability method for deferred income taxes.

Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Significant estimates include patent life (remaining legal life versus remaining useful life) and transactions using the Black Scholes option pricing model, e.g., promissory notes, warrants, and stock options. Actual results could differ from those estimates.
Concentration of Credit Risk
The Company maintains its cash and cash equivalents in banks located primarily in the United States. Bank accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per financial institution. At December 31, 2006, the Company’s cash balances on deposit with the financial institutions in excess of the FDIC insurance limit amounted to $5,521,025.
Fair Value of Financial Instruments
The Company believes that the carrying value of its cash and cash equivalents, accounts payable and accrued liabilities as of December 31, 2006 and 2005 approximate their fair values due to the short-term nature of those instruments.
Income (Loss) Per Common Share
The computation of net loss per common share is based on the weighted average number of shares outstanding during each period based on the exchange ratio of shares issued in the merger. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents, which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. At year end, December 31, 2006, there were 3,605,813 warrants, 987,500 vested stock options and 2,100,000 unvested options outstanding. These options and warrants were not included in the diluted loss per share calculation because the effect would have been anti dilutive. At year end December 31, 2005, there were no warrants, and no vested stock options or unvested options outstanding.
2. Property and Equipment
Property and equipment consists of the following:

	December 31, 2006	December 31, 2005

Machinery and equipment	$138,625	$115,516
Computer equipment	30,179	10,887
Office equipment	18,849	4,117
Leasehold improvements	20,869	9,906

	208,522	140,426

Accumulated depreciation and amortization	(70,728)	(38,840)

	$137,794	$101,586

3. Patent Licenses
On December 31, 2003, Lifeline entered into an Option to License Intellectual Property agreement with Advanced Cell Technology, Inc. (“ACT”) for patent rights and paid ACT $340,000 in option and license fees.
On February 13, 2004, Lifeline and ACT amended the Option agreement and Lifeline paid ACT additional option fees of $22,500 for fees related to registering ACT’s patents in selected international countries.
On May 14, 2004, Lifeline amended the licensing agreement with ACT for the exclusive worldwide patent rights for the following ACT technologies: Infigen IP, UMass IP and ACT IP, which terms are summarized below. The license fees aggregate a total of $400,000 and are secured by separate convertible promissory notes. The notes bear no interest unless they are not repaid at maturity, in which event they shall thereafter bear interest at an annual rate equal the lesser of 10% or the maximum non-usurious rate legally allowed.

The notes could be converted at the option of ACT into the first equity financing of Lifeline with cash proceeds in excess of $5,000,000 under the following conditions: i) Upon the consummation of the First Equity Financing; or ii) Immediately prior to the closing of any merger, sale or other consolidation of the Company or of any sale of all or substantially all assets of the Company which occurs prior to the First Equity Financing (an “Acquisition Event”). Notwithstanding the above, and only in the event that a conversion resulting from such Acquisition Event would result in a security not traded on a national stock exchange (including NASDAQ and NASDAQ small cap), upon written notice to the Company not later than five days after the consummation of the Acquisition Event and notice of the Acquisition Event to the holder of the note, the holder may elect to receive payment in cash of the entire outstanding principal of this Note. On December 21, 2006 ACT elected to receive payment and was paid in cash in lieu of conversion of the notes.

	Infigen IP	UMass IP	ACT IP

License fee	$25,000	$150,000	$225,000
Royalty rates	6%	3% to 12%	3% to 10%
Minimum royalties
At 12 months	$7,500	$15,000	$15,000
At 24 months	$7,500	$30,000	$37,500
At 36 months	$6,875	$45,000	$60,625
Annually thereafter	$15,000	$60,000	$75,000
Milestone payments
First commercial product	$250,000	$250,000	$250,000
Sales reaching $5,000,000	$500,000	$500,000	$500,000
Sales reaching $10,000,000	$1,000,000	$1,000,000	$1,000,000
4. Related Party Payables
The Company has incurred obligations to the following related parties:

	December 31,
	2006	2005

Management fee	$467,137	$496,159
SeaCrest Capital	—	19,419
SeaCrest Partners	—	13,990
YKA Partners	—	32,779
Gregory Keller	—	69,717
Janus Biologics, LLC	13,308	41,733

	$480,445	$673,797

The management fee was paid to Mr. Adams and Mr. Aldrich, who acted as managing members of the Company (and prior to the Share Exchange of ISC California and Lifeline) for management of the Company since inception of Lifeline for an aggregate of $10,000 per month plus accrued interest at 10% per annum on the unpaid balance. Effective June 1, 2006 the management fee was increased to $20,000 per month. The management fee ceased as on November 1, 2006, at which time Mr. Adams and Mr. Aldrich became employees of ISC.
SeaCrest Capital and SeaCrest Partners are controlled by Mr. Adams and Mr. Aldrich, YKA Partners is controlled by Mr. Aldrich and the amounts represent advances to the Company for operating expenses.
5. Promissory Notes
During the year ended December 31, 2006, in connection with loans to ISC California of $1,202,856. ISC California issued warrants granting the holders the right to acquire 1,202,856 shares of common stock at a price of $0.80 per share. The loans were repaid during December 2006. The Company recognized the value attributable to the warrants in the amount of $637,828 and applied it to additional paid-in capital and a discount against the loan. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 3.25 years, an average risk free interest rate of 5.03%, a dividend yield of 0%, and volatility of 65%. The debt discount attributed to the value of the warrants was $637,828 and upon repayment of the loans was recorded as interest expense.
In addition, a convertible promissory note in the amount of $400,000 issued in payment for patent licenses (see Note 3.) was reduced by a discount in the amount of $52,632 to reflect a 10% fair market rate of interest. The note was repaid before December 31, 2006 and the unamortized discount was recorded as interest expense.
6. Capital Stock (Restated)
As of December 31, 2006, the Company was authorized to issue 200,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2006, the Company has issued and outstanding 33,996,495 shares of common stock and no shares of preferred stock.
In October 2006, the board of directors of BTHC III approved a stock split of 4.42 shares to 1. As a result of the split, the outstanding common stock of BTHC III increased from 500,000 to 2,209,993 shares. Pursuant to the Share Exchange Agreement, each share of International Stem Cell Corporation common stock was exchanged for one share of BTHC III common stock. All numbers in the financial statements and notes to the financial statements have been adjusted to reflect the stock split for all periods presented.
On December 27, 2006, the Company’s Board of Directors and holders of a majority of the outstanding shares approved a change in the Company’s name to International Stem Cell Corporation, which change became effective in January 2007. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented.
On December 27, 2006, the Company’s Board of Directors and holders of a majority of the outstanding shares approved an increase in the authorized capital stock of the Company to 200,000,000 shares of Common Stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. The increase did not become effective until January 2007.
In November and December of 2006, ISC California issued 9,880,950 shares of common stock for cash at $1.00 per share for net proceeds after commissions and expenses of $8,334,515, net of cash expenses totalling $1,547,433. In addition, ISC California issued 555,552 shares of common stock for $500,000. The holders of the shares are entitled to the following registration rights with respect to the shares: (1) the Company must file a registration statement for the resale of the shares within 60 days from final closing date of February 13, 2007; (2) the registration statement must be declared effective by the SEC no later than 150 days from the final closing date of February 13, 2007; (3) the Company must reply to SEC staff comments within 30 days of receipt; and (4) the Company must maintain the effectiveness of the registration statement for 12 months from the final closing date of February 13, 2007. The first day after failing to perform any of the above is known as the first determination date. The Company is required to deliver penalty shares equal to 1% of the original number of shares entitled to such registration rights, 30 days after the first determination date, and additional shares equal to 1% of the original number of shares entitled to such registration rights each week thereafter, not to exceed 10% except with respect to replying to SEC staff comments within 30 days, which shall not exceed 20%. The Company filed its registration statement on Form SB-2 within 60 days from the final closing and believes the effect of the above penalties are remote. The Company periodically reviews its obligations and corresponding penalties under FAS 5, Accounting for Contingencies, and FSP EITF 00-19-2. Paragraph B9 of FSP EITF 00-19-2, states that entities should recognize and measure the contingent obligation to transfer consideration under a registration payment arrangement using the guidance in Statement 5, instead of requiring that a liability be recognized and measured at fair value at inception.

In December 2006, the Company issued 1,350,000 shares of common stock, 350,000 of such shares in consideration for legal consulting services relating to the reverse merger and 1,000,000 shares in consideration for a contract to provide investor relations services which commenced September 1, 2006 for a period of one year.
7. Income Taxes
Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.
8. Stock Options and Warrants (Restated)
The Company has adopted the 2006 Equity Participation Plan (the “Plan”). The options granted under the Plan may be either qualified or non-qualified options. Up to 15,000,000 options may be granted to employees, directors and consultants under the Plan. Options may be granted with different vesting terms and expire no later than 10 years from the date of grant. In 2006, 3,087,500 options with an exercise price of $1.00 were granted under the Plan. Stockholders approved the Plan effective December 1, 2006.
Stock Options
Transactions involving stock options issued to employees, directors and consultants under the Plan are summarized below. Options issued under the plan have a maximum life of 10 years. The following table summarizes the changes in options outstanding and the related exercise prices for the shares of the Company’s common stock issued under the Plan and as of December 31, 2006 :

Options Outstanding				Options Exercisable
		Weighted Average	Weighed		Weighted
Exercise	Number	Remaining Contractual	Average	Number	Average
Prices	Outstanding	Life (Years)	Exercise Price	Exercisable	Exercise Price

$1.00	3,087,500	10	$1.00	1,087,500	$1.00

		Weighted Average
	Number of Shares	Price Per Share
Outstanding at December 31, 2005	—	—
Granted	3,087,500	$1.00
Exercised	none	—
Canceled or expired	none	—

Outstanding at December 31, 2006	3,087,500	$1.00

The weighted-average fair value of stock options vested during the year ended December 31, 2006 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows :

2006
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	4.43%
Expected stock price volatility	84%
Expected dividend payout	0%
Expected option life-years based on management’s estimate	3.75 yrs

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. During 2006, the Company recognized $842,374 as expenses; $501,159 of this expense is included in the Consolidated Statement of Operations as R&D expense and the remainder is included in General and Administrative expense.
Warrants
As of December  31, 2006 Brookstreet Securities Corporation (“Brookstreet”) had earned 1,976,190 warrants as partial compensation for their services as placement agent for the raising of equity capital. An additional 274,000 warrants were earned by Brookstreet in the first quarter of 2007, for a total of 2,250,190 warrants related to the Company’s private placement. In addition, 426,767 warrants were granted to a number of individuals as compensation for services rendered to the Company. Each Warrant entitles the holder thereof to purchase the number of shares of common stock that could be purchased by the dollar amount of the Warrant being exercised at $1.00 in the case of the Brookstreet warrants and $0.80 in the case of the individuals’ warrants. The Company recognized the value attributable to the individuals’ warrants in the amount of $222,077 and applied it to general and administrative expense. The Company recognized the value attributable to the Brookstreet warrants in the amount of $1,230,649. The Company recognized the Brookstreet warrants as a component of additional paid-in capital with a corresponding reduction in additional paid-in capital to reflect this as a non-cash cost of the offering. Proceeds from the private equity placement totaled $9,881,950 and are offset by cash offering costs of $1,547,433 as well as the non-cash offering cost of $1,230,649 related to the fair value of the Brookstreet warrants. The Company valued the Brookstreet warrants and the warrants issued to the individuals in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years and 3 years, an average risk free interest rate of 4.70% and 5.13%, a dividend yield of 0% and 0%, and volatility of 71% and 63%, respectively.
Additionally, in 2006, the Company issued warrants to purchase 1,202,856 shares of common stock in connection with certain financing transactions. See note 5 for further details.
9. Commitments and Contingencies (Restated)
Leases
The Company leases office space under a noncancelable operating lease. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of January 1, 2007, are as follows:

Amount
2007	$149,668
2008	154,158
2009	113,859
2010	94,800
2011	64,134

Total	$576,618

American Stem Cell Corporation (“ASC”)
On June 30, 2006 ASC, the members of Lifeline and Lifeline entered into a Final Settlement Agreement to resolve certain disputes that had arisen regarding prior agreements among the parties and to resolve all rights and obligations between such parties. Pursuant to the Final Settlement Agreement, (i) the members of Lifeline transferred to ASC all 15.5 million shares of ASC Common Stock held by them, and (ii) all promissiory notes previously issued by Lifeline in favor of ASC, and all other debt owed by Lifeline to ASC, were replaced by a new amended and restated promissory note by Lifeline to ASC in the amount of $500,000. The terms of the promissory note specified a maturity date of June 30, 2007 and that early repayments are required when Lifeline consummates equity financing in excess of $2,000,000 prior to the maturity date, Lifeline shall make partial early repayment of the note in an amount equal to 10% of such financing up to the amount of $500,000. The note was paid in full December 21, 2006.
10. Subsequent Events (unaudited)
In January and February 2007, the Company issued 1,370,000 shares of its common stock at $1.00 per share in exchange for $1,157,125 net of cash fees and expenses. In connection with the sale of shares, the Company issued 274,000 warrants, which entitles the holder thereof to purchase the number of shares of common stock for $1.00 each.
Commencing February 1, 2007, the Company entered into a lease for approximately 1,700 sq. ft. of commercial space in Walkersville, Maryland. The lease for this facility expires on January 31, 2010, subject to a three-year extension at the Company’s option. The base rent is $1,200 per month. The administrative staff is in the process of relocating to this location, which will allow the full utilization of the laboratory facilities for laboratory-related development.
11. Restatement of Consolidated Financial Statements
The Company is restating its previously issued consolidated financial statements for the years ended December 31, 2006 and 2005, and for the period from Inception through December 31, 2006, for the following reason: amortization of license fees for technology used in research projects with alternative future uses erroneously charged to general and administrative expenses.
The following is a summary of the restatements for the year ended December 31, 2006:

License fee amortization erroneously classified as general and administrative expense	$49,776

The effect on the Company’s previously issued 2006 financial statements is summarized as follows:

	As Previously	Increase
	Reported	(Decrease)	Restated
Balance Sheet Data:
Total assets	$5,545,226	$—	$5,545,226
Total liabilities	848,464	—	848,464
Total stockholders’ equity	4,696,762	—	4,696,762

Statement of Operations Data:
Research and development expense	1,808,682	49,776	1,858,458
General and administrative expense	3,781,117	(49,776)	3,731,341
Total development expenses	5,687,723	—	5,687,723
Net loss	$(6,583,927)	$—	$(6,583,927)
The following is a summary of the restatements for the year ended December 31, 2005:

License fee amortization erroneously classified as general and administrative expense	$33,184

The effect on the Company’s previously issued 2005 financial statements is summarized as follows:

	As Previously	Increase
	Reported	(Decrease)	Restated
Balance Sheet Data:
Total assets	$854,276	$—	$854,276
Total liabilities	1,710,381	—	1,710,381
Total members’ deficit	(856,105)	—	(856,105)

Statement of Operations Data:
Research and development expense	804,191	33,184	837,375
General and administrative expense	461,634	(33,184)	428,450
Total development expenses	1,302,186	—	1,302,186
Net loss	$(1,385,745)	$—	$(1,385,745)
The following is a summary of the restatements for the period from Inception to December 31, 2006:

License fee amortization erroneously classified as general and administrative expense	$82,960

The effect on the Company’s previously issued Inception to December 31, 2006 financial statements is summarized as follows:

	As Previously	Increase
	Reported	(Decrease)	Restated
Balance Sheet Data:
Total assets	$5,545,226	$—	$5,545,226
Total liabilities	848,464	—	848,464
Total stockholders’ equity	4,696,762	—	4,696,762

Statement of Operations Data:
Research and development expense	3,806,005	82,960	3,888,965
General and administrative expense	4,826,494	(82,960)	4,743,534
Total development expenses	8,768,947	—	8,768,947
Net loss	$(9,875,032)	$—	$(9,875,032)
Additionally, reclassifications have been made to the Company’s previously issued consolidated statements of cash flows to correct classifications of cash flows between operating and financing activities and to remove certain non-cash transactions from the consolidated statement of cash flows for the year ended December 31, 2006 and for the period from inception to December 31, 2006.
The Company has also supplemented its previous disclosure of accounting policies by adding disclosures regarding revenue recognition, cost of sales, research and development costs, and registration payment arrangements. Information regarding our policies with respect to patent licenses, our calculation of net loss per share, and the our pro forma basis of presentation was relocated from notes 3, 8 and 11, respectively, to note 1 to provide prominent presentation of all of the Company’s significant accounting policies. A correction regarding the amount of cash held in excess of the FDIC limit was made in note 1. Clarification regarding the cash proceeds of ISC California’s private placement and a correction to the cash amount raised was made in note 6. The number of options exercisable at December 31, 2006 was corrected in note 8. Note 8 was further amended to refer to warrants described in note 5, such that information regarding all outstanding warrants is now included in note 8. The schedule of lease commitments in note 9 was amended to separately disclose commitments due in 2010 and 2011, and to exclude a lease commitment entered into subsequent to December 31, 2006. This commitment is properly disclosed in note 10. Note 9 was further amended to clarify the ownership of certain shares of ASC. On July 9, 2007, the Company further supplemented its disclosure of accounting policies by adding disclosures regarding its return policies and making clarifications to its policy regarding registration rights payments in note 1 and by reconciling within note 8 certain information regarding all warrants issued to Brookstreet Securities, including those issued after December 31, 2006, which are described in note 10.

INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(Unaudited, Restated)

ASSETS
Current assets:
Cash and cash equivalents	$4,347,404	$4,696,694
Other current assets	21,274	20,759

Total current assets	4,368,678	4,717,453

Property and equipment, net	272,544	137,794
Patent licenses, net	692,340	668,016
Deposits and other assets	21,963	21,963

Total assets	$5,355,525	$5,545,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$275,254	$321,589
Accrued expenses	38,471	21,430
Loan Payable	—	25,000
Related party payable	386,049	480,445

Total current liabilities	699,774	848,464

Total liabilities	699,774	848,464

Stockholders’ equity
Common stock, $0.001 par value 200,000,000 shares authorized, 35,366,495 and 33,996,495 issued at March 31, 2007 and December 31, 2006, respectively	35,366	33,996
Additional paid-in capital	15,806,432	14,537,798
Deficit accumulated during the development stage	(11,186,047)	(9,875,032)

Total stockholders’ equity	4,655,751	4,696,762

Total liabilities and stockholders’ equity	$5,355,525	$5,545,226

See accompanying notes to unaudited consolidated financial statements.

INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

			Inception
	Three months ended March 31,		(August 2001) through
	2007	2006	March 31, 2007
	(Restated)	(Restated)	(Restated)

Sales	$1,826	$1,752	$4,812

Development expenses:
Cost of Sales	4,525	2,527	35,397
Research and development	635,943	229,148	4,524,908
Marketing	63,988	10,285	200,436
General and administrative	645,155	113,179	5,388,689

Total development expenses	1,349,611	355,139	10,149,430

Loss from development activities	(1,347,785)	(353,387)	(10,144,618)

Other income (expense)
Settlement with related company	—	—	(93,333)
Miscellaneous income	548	275	6,028
Dividend income	45,847	—	45,847
Interest income	11	7	22,601
Interest expense	(13,678)	(6,931)	(1,040,001)
Sublease income	4,042	2,800	23,129

Total other loss	36,770	(3,849)	(1,035,729)

Loss before tax	(1,311,015)	(357,236)	(11,180,347)

Provision for taxes	—	—	5,700

Net loss	$(1,311,015)	$(357,236)	$(11,186,047)

Net loss per common share - basic and diluted	$(0.04)	$(0.02)

Weighted average shares - basic and diluted	35,139,467	19,998,353

See accompanying notes to unaudited consolidated financial statements.

INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)

			Inception
	Three months ended March 31,		(August 2001) through
	2007	2006	March 31, 2007
	(Restated)	(Restated)	(Restated)
Cash flows from operating activities
Net loss	$(1,311,015)	$(357,236)	$(11,186,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,524	54,716	180,213
Accretion of discount on notes payable	—	32,926	103,304
Accretion of discount on bridge loans	—	—	637,828
Non-cash warrants for services	—	—	222,077
Non-cash compensation expense	112,879	—	955,253
Common stock issued for services	—	—	1,350,000
Changes in operating assets and liabilities:
Increase in other current assets	(514)	(218)	(1,129)
Increase in accounts receivable	—	(653)	(20,145)
Increase in deposits	—	—	(21,963)
Increase (decrease) in accounts payable	(46,335)	39,391	275,254
Increase (decrease) in accrued expenses	17,041	(10,915)	38,471
Increase (decrease) in loan payable	(25,000)	—	—
Increase (decrease) in related party payables	(94,396)	(26,057)	386,049

Net cash used in operating activities	(1,320,816)	(268,046)	(7,080,835)

Investing activities
Purchases of property and equipment	(148,831)	(56,899)	(357,354)
Payments for patent licenses	(36,768)	(3,630)	(787,744)

Net cash used in investing activities	(185,599)	(60,529)	(1,145,098)

Financing activities
Members’ contributions	—	780,000	2,685,000
Issuance of common stock	1,370,000	—	11,751,948
Issuance of convertible promissory notes	—	600,000	2,099,552
Payment of promissory note	—	—	(2,202,856)
Payment of offering costs	(212,875)	—	(1,760,308)

Net cash provided by financing activities	1,157,125	1,380,000	12,573,336

Net increase in cash and cash equivalents	(349,290)	1,051,425	4,347,404
Cash and cash equivalents at beginning of period	4,696,694	9,736	—

Cash and cash equivalents at end of period	$4,347,404	$1,061,161	$4,347,404

Supplemental disclosures of cash flow information

Cash paid for interest	$13,678	$6,931	$237,894

Cash paid for income taxes	$1,700	$800	$7,400

Non-cash financing activities:
Warrants issued with promissory notes	$—	$—	$637,828

Warrants issued for placement agent services	$169,249	$—	$1,399,898

See accompanying notes to unaudited consolidated financial statements.

INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARY
Consolidated Statements of Members’ Deficit and Stockholders’ Equity
From Inception to March 31, 2007 (Unaudited)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’	Members’
	Shares	Amount	Capital	Deficit	Equity	Deficit
Balance at August 17, 2001	—	—	—	—	—	—
Members contributions	—	—	—	—	—	$100,000
Net loss for the period from inception	—	—	—	—	—	(140,996)

Balance at December 31, 2001	—	—	—	—	—	(40,996)
Members contributions	—	—	—	—	—	250,000
Net loss for the year ended	—	—	—	—	—	(390,751)

Balance at December 31, 2002	—	—	—	—	—	(181,747)
Members contributions	—	—	—	—	—	195,000
Net loss for the year ended	—	—	—	—	—	(518,895)

Balance at December 31, 2003	—	—	—	—	—	(505,642)
Members contributions	—	—	—	—	—	1,110,000
Net loss for the year ended	—	—	—	—	—	(854,718)

Balance at December 31, 2004	—	—	—	—	—	(250,360)
Members contributions	—	—	—	—	—	780,000
Net loss for the year ended December 31, 2005	—	—	—	—	—	(1,385,745)

Balance at December 31, 2005	—	—	—	—	—	(856,105)
Members contributions	—	—	—	—	—	250,000
Effect of the Reorganization Transactions	20,000,000	$20,000	$2,665,000	$(3,291,105)	$(606,105)	606,105
BTHC transactions	2,209,993	2,210	(2,210)	—	0	—
Offering costs	—	—	(2,778,082)	—	(2,778,082)	—
Warrants issued for equity placement services	—	—	1,230,649	—	1,230,649	—
Warrants issued for services	—	—	222,077	—	222,077	—
Warrants issued with promissory note	—	—	637,828	—	637,828	—
Common stock issued for services	1,350,000	1,350	1,348,650	—	1,350,000	—
Issuance of common stock	10,436,502	10,436	10,371,512	—	10,381,948	—
Stock-based compensation	—	—	842,374	—	842,374	—
Net loss for the year ended December 31, 2006	—	—	—	(6,583,927)	(6,583,927)	—

Balance at December 31, 2006	33,996,495	33,996	14,537,798	(9,875,032)	4,696,762	—
Offering costs (Restated)	—	—	(382,124)	—	(382,124)	—
Warrants issued for equity placement services (Restated)	—	—	169,249	—	169,249	—
Issuance of common stock (Restated)	1,370,000	1,370	1,368,630	—	1,370,000	—
Stock-based compensation (Restated)	—	—	112,879	—	112,879	—
Net loss for the quarter ended March 31, 2007 (Restated)	—	—	—	(1,311,015)	(1,311,015)	—

Balance at March 31, 2007 (Restated)	35,366,495	$35,366	$15,806,432	$(11,186,047)	$4,655,751	$—

See accompanying notes to unaudited consolidated financial statements.

International Stem Cell Corporation and Subsidiary
(A Development Stage Company)
Notes to consolidated financial statements
(Unaudited)
1. Organization and Significant Accounting Policies (Restated)
Business Combination and Corporate Restructure
BTHC III, Inc. (“BTHC III” or the “Company”) was organized in Delaware in June 2005 as a shell company to effect the reincorporation of BTHC III, LLC, a Texas limited liability company. On December 28, 2006, we affected a Share Exchange pursuant to which we acquired all of the stock of International Stem Cell Corporation, a California corporation (“ISC California”). After giving effect to the Share Exchange, the stockholders of ISC California owned 93.7% of our issued and outstanding shares of common stock. As a result of the Share Exchange, ISC California is now our wholly owned subsidiary, though for accounting purposes it was deemed to have been the acquirer in a “reverse merger.” In the reverse merger, BTHC III is considered the legal acquirer and ISC California is considered the accounting acquirer. On January 29, 2007, we changed our name from BTHC III, Inc. to International Stem Cell Corporation.
Lifeline Cell Technology, LLC (“Lifeline”) was formed in the State of California on August 17, 2001. Lifeline is in the business of developing and manufacturing human embryonic stem cells and reagents free from animal protein contamination. Lifeline’s scientists have used a technology, called basal medium optimization to systematically eliminate animal proteins from cell culture systems. Lifeline is unique in the industry in that it has in place scientific and manufacturing staff with the experience and knowledge to set up systems and facilities to produce a source of consistent, standardized, animal protein free ES cell products suitable for FDA approval.
On July 1, 2006, Lifeline entered into an agreement among Lifeline, ISC California and the holders of membership units and warrants for the purchase of membership interests of Lifeline. Pursuant to the terms of the agreement, all the membership units in Lifeline were exchanged for 20,000,000 shares of ISC California Common Stock and for ISC California’s assumption of Lifeline’s obligations under the warrants. Lifeline became a wholly owned subsidiary of ISC California.
Going Concern
The Company continues in the development stage and as such has accumulated losses from inception and expects to incur additional losses in the near future. The Company believes that it has sufficient working capital to finance operations through the third quarter of 2008. Thereafter, the Company will need to raise additional working capital. The timing and degree of any future capital requirements will depend on many factors. There can be no assurance that the Company will be successful in maintaining its burn rate of approximately $250,000 per month and the timing of its capital expenditures will result in cash flow sufficient to sustain the Company’s operations through 2007 or 2008. Based on the above, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements were prepared assuming that the Company is a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. `Management’s plans in regard to these matters are focused on maintaining its burn rate, the proper timing of its capital expenditures, and raising additional capital or financing in the future.
Proforma Information and Basis of Presentation
International Stem Cell Corporation was formed in June 2006. BTHC III, Inc. was a shell company that had no operations and no net assets. For accounting purposes the acquisition has been treated as a recapitalization of BTHC III with ISC California as the accounting acquirer (reverse acquisition). The historical statements prior to June 2006 are those of Lifeline Cell Technology, the wholly owned subsidiary of ISC California.
The accompanying unaudited consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and item 310(b) of regulation S-B. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to consolidated financial statements included in the annual report on Form 10-KSB of International Stem Cell Corporation for the year ended December 31, 2006. When used in these notes, the terms “Company,” “we, “ “us,” or “our” mean International Stem Cell Corporation and all entities included in our consolidated financial statements. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for any interim period or the entire year. For further information, these consolidated financial statements and the related notes should be read in conjunction with the Company’ audited consolidated financial statements for the year ended December 31, 2006 included in the Company’s annual report on Form 10-KSB.

Principles of Consolidation
The consolidated financial statements of the Company include the accounts of International Stem Cell Corporation and its subsidiary after intercompany balances and transactions have been eliminated.
Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
Property and Equipment
Property and equipment are stated at cost. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three to five years. The costs of major remodeling and leasehold improvements are capitalized and depreciated over the shorter of the remaining term of the lease or the life of the asset.
Patent Licenses
Patent licenses, net, consists of acquired research and development rights used in research and development, which have alternative future uses. Patent licenses are recorded at cost of $787,744 and $750,976 at March 31, 2007 and December 31, 2006, respectively, and are amortized on a straight-line basis over the shorter of the lives of the underlying patents or the useful life of the license. Amortization expense amounted to $12,444 for each of the quarters ended March 31, 2007 and 2006, and is included in research and development expense. Additional information regarding patent licenses is included in Note 3.
Long-Lived Asset Impairment
The Company reviews long-lived assets for impairment when events or changes in business conditions indicate that their carrying value may not be recovered. The Company considers assets to be impaired and writes them down to fair value if expected associated cash flows are less than the carrying amounts. Fair value is the present value of the associated cash flows. The Company has determined that no material long-lived assets are impaired at March 31, 2007. See Note 3 for a discussion on the Company’s Patent Licenses.
Product Sales
Revenue from product sales is recognized when products are shipped and title and risk of loss have passed. Product sales are recorded net of accruals for estimated returns. Our return policy is to replace all defective products unless failure of such product can be determined to have resulted from client error.
Cost of Sales
Cost of sales consists primarily of costs and expenses for salaries and benefits associated with employee efforts expended directly on the production of the Company’s products and include related direct materials, overhead and occupancy costs. Certain of the agreements under which the Company has licensed technology will require the payment of royalties based on the sale of its future products. Such royalties will be recorded a component of cost of sales. Additionally, the amortization of license fees or milestone payments related to developed technologies used in the Company’s products will be classified as a component of cost of sales to the extent such payments become due in the future.
Research and Development Costs
Research and development costs, which are expensed as incurred, are primarily comprised of costs and expenses for salaries and benefits associated with research and development personnel; overhead and occupancy; contract services; and amortization of technology used in research and development with alternative future uses.
Registration Payment Arrangements
The Company adopted FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”), on January 1, 2007. FSP EITF 00-19-2 requires that companies separately recognize and measure registration payment arrangements, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement. Such payments include penalties for failure to affect a registration of securities.
Prior to the adoption of FSP EITF 00-19-2, the Company accounted for registration rights as separate arrangements. Accordingly, the adoption of FSP EITF 00-19-2 had no impact on the consolidated financial position, operations, or cash flows of the Company.
Recent Accounting Pronouncements
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). Under the provisions of SFAS 159, Companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis. Changes in fair value will be recognized in earnings each reporting period. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is required to and plans to adopt the provisions of SFAS 159 beginning in the first quarter of 2008. The Company is currently assessing the impact of the adoption of SFAS 159.
Income Taxes
Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes , which requires the use of the liability method for deferred income taxes.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Significant estimates include patent life (remaining legal life versus remaining useful life) and transactions using the Black Scholes option pricing model, e.g., promissory notes, warrants, and stock options. Actual results could differ from those estimates.
Concentration of Credit Risk
The Company maintains its cash and cash equivalents in banks located primarily in the United States. Bank accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per financial institution. At March 31, 2007, the Company’s cash balances on deposit with the financial institutions in excess of the FDIC insurance limit amounted to $4,137,526.

Fair Value of Financial Instruments
The Company believes that the carrying value of its cash and cash equivalents, accounts payable and accrued liabilities as of March 31, 2007 and December 31, 2006 approximate their fair values due to the short-term nature of those instruments.
Income (Loss) Per Common Share
Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). The computation of net loss per common share is based on the weighted average number of shares outstanding during each period based on the exchange ratio of shares issued in the merger. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents, which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. At March 31, 2007, there were 3,879,813 warrants, 1,286,404 vested stock options and 1,801,096 unvested options outstanding. These options and warrants were not included in the diluted loss per share calculation because the effect would have been anti-dilutive. The weighted average number of shares prior to 2006 was calculated based on the members’ contribution, as if converted to shares in the ratio of the share exchange with BTHC III. At March 31, 2006, there were no warrants, and no vested stock options or unvested options outstanding.
Comprehensive Income
The Company displays comprehensive income or loss, its components and accumulated balances in its consolidated financial statements. Comprehensive income or loss includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company did not have any items of comprehensive income or loss for the quarters ended March 31, 2007 and 2006 or the period from inception through March 31, 2007.
2. Property and Equipment
Property and equipment consists of the following:

	March 31, 2007	December 31, 2006
	Unaudited
Machinery and equipment	$199,624	$138,625
Computer equipment	38,829	30,179
Office equipment	54,718	18,849
Leasehold improvements	64,182	20,869

	357,353	208,522
Accumulated depreciation and amortization	(84,809)	(70,728)

	$272,544	$137,794

3. Patent Licenses
On December 31, 2003, Lifeline entered into an Option to License Intellectual Property agreement with Advanced Cell Technology, Inc. (“ACT”) for patent rights and paid ACT $340,000 in option and license fees.
On February 13, 2004, Lifeline and ACT amended the Option agreement and Lifeline paid ACT additional option fees of $22,500 for fees related to registering ACT’s patents in selected international countries.

On May 14, 2004, Lifeline amended the licensing agreement with ACT for the exclusive worldwide patent rights for the following ACT technologies: Infigen IP, UMass IP and ACT IP, which terms are summarized below. The license fees aggregate a total of $400,000 and were secured by separate convertible promissory notes. The notes bear no interest unless they are not repaid at maturity, in which event they shall thereafter bear interest at an annual rate equal the lesser of 10% or the maximum non-usurious rate legally allowed. The note could be converted at the option of ACT into the first equity financing of Lifeline with cash proceeds in excess of $5,000,000 under the following conditions: i) Upon the consummation of the First Equity Financing; or ii) Immediately prior to the closing of any merger, sale or other consolidation of the Company or of any sale of all or substantially all assets of the Company which occurs prior to the First Equity Financing (an “Acquisition Event”). Notwithstanding the above, and only in the event that a conversion resulting from such Acquisition Event would result in a security not traded on a national stock exchange (including NASDAQ and NASDAQ small cap), upon written notice to the Company not later than five days after the consummation of the Acquisition Event and notice of the Acquisition Event to the holder of the note, the holder may elect to receive payment in cash of the entire outstanding principal of this Note. On December 21, 2006, ACT elected to receive payment in cash in lieu of conversion of the notes.
The Company still maintains an obligation to pay ACT royalties and other fees in accordance with the following schedule:

	Infigen IP	UMass IP	ACT IP
License fee	$25,000	$150,000	$225,000
Royalty rates	6%	3% to 12%	3% to 10%
Minimum royalties
At 12 months	$7,500	$15,000	$15,000
At 24 months	$7,500	$30,000	$37,500
At 36 months	$6,875	$45,000	$60,625
Annually thereafter	$15,000	$60,000	$75,000
Milestone payments
First commercial product	$250,000	$250,000	$250,000
Sales reaching $5,000,000	$500,000	$500,000	$500,000
Sales reaching $10,000,000	$1,000,000	$1,000,000	$1,000,000
On February 1, 2007, Lifeline entered into an exclusive License Agreement with Neuronascent, Inc. to manufacture and sell specific products covered by the agreement. The agreement required an upfront payment of $35,000.
4. Related Party Payables
The Company has incurred obligations to the following related parties:

	March 31	December 31
	2007	2006

Management fee	$372,741	$467,137
Janus Biologics, LLC	13,308	13,308

	$386,049	$480,445

The management fee was paid to Mr. Adams and Mr. Aldrich, who acted as managing members of the Company (and prior to the Share Exchange of ISC California and Lifeline) for management of the Company since inception of Lifeline for an aggregate of $10,000 per month plus accrued interest at 10% per annum on the unpaid balance. Effective June 1, 2006 the management fee was increased to $20,000 per month. The management fee ceased as on November 1, 2006, at which time Mr. Adams and Mr. Aldrich became employees of ISC.
SeaCrest Capital and SeaCrest Partners are controlled by Mr. Adams and Mr. Aldrich, YKA Partners is controlled by Mr. Aldrich and the amounts represent advances to the Company for operating expenses.

5. Promissory Notes
During the year ended December 31, 2006, in connection with loans to ISC California of $1,202,856. ISC California issued warrants granting the holders the right to acquire 1,202,856 shares of common stock at a price of $0.80 per share. The loans were repaid during December 2006. The Company recognized the value attributable to the warrants in the amount of $637,828 and applied it to additional paid-in capital and a discount against the loan. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 3.25 years, an average risk free interest rate of 5.03%, a dividend yield of 0%, and volatility of 65%. The debt discount attributed to the value of the warrants was $637,828 and upon repayment of the loans was recorded as interest expense.
In addition, a convertible promissory note in the amount of $400,000 issued in payment for patent licenses (see Note 3) was reduced by a discount in the amount of $52,632 to reflect a 10% fair market rate of interest. The note was repaid before December 31, 2006 and the unamortized discount was recorded as interest expense.
6. Capital Stock (Restated)
As of March 31, 2007, the Company was authorized to issue 200,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2007, the Company has issued and outstanding 35,366,495 shares of common stock and no shares of preferred stock.
In October 2006, the board of directors of BTHC III approved a stock split of 4.42 shares to 1. As a result of the split, the outstanding common stock of BTHC III increased from 500,000 to 2,209,993 shares. Pursuant to the Share Exchange Agreement, each share of International Stem Cell Corporation common stock was exchanged for one share of BTHC III common stock. All numbers in the financial statements and notes to the financial statements have been adjusted to reflect the stock split for all periods presented.
On December 27, 2006, the Company’s Board of Directors and holders of a majority of the outstanding shares approved a change in the Company’s name to International Stem Cell Corporation, which change became effective in January 2007. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented.
On December 27, 2006, the Company’s Board of Directors and holders of a majority of the outstanding shares approved an increase in the authorized capital stock of the Company to 200,000,000 shares of Common Stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. The increase did not become effective until January 2007.
In December 2006, the Company issued 1,350,000 shares of common stock, 350,000 of such shares in consideration for legal consulting services relating to the reverse merger and 1,000,000 shares in consideration for a contract to provide investor relations services which commenced September 1, 2006 for a period of one year.
In November and December of 2006, ISC California issued 9,880,950 shares of common stock for cash at $1.00 per share for net proceeds after commissions and expenses of $8,334,551, net of cash expenses totalling $1,547,433. In addition, ISC California issued 555,552 shares of common stock for $500,000.
In January and February 2007, ISC California completed final settlement with respect to 1,370,000 shares of common stock that was part of a private placement of securities by ISC California during the second half of 2006. The net proceeds from the shares whose sale was finalized in 2007 was $1,157,125 net of cash fees and expenses. In connection with the final settlement in 2007, the selling agent for the private placement received 274,000 additional warrants, which entitle the holder thereof to purchase the number of shares of common stock for $1.00 each.
7. Income Taxes
Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

8. Stock Options and Warrants
The Company has adopted the 2006 Equity Participation Plan (the “Plan”). The options granted under the Plan may be either qualified or non-qualified options. Up to 15,000,000 options may be granted to employees, directors and consultants under the Plan. Options may be granted with different vesting terms and expire no later than 10 years from the date of grant. In 2006, 3,087,500 options with an exercise price of $1.00 were granted under the Plan. Stockholders approved the Plan effective December 1, 2006.
Stock Options
Transactions involving stock options issued to employees, directors and consultants under the Plan are summarized below. Options issued under the plan have a maximum life of 10 years. The following table summarizes the changes in options outstanding and the related exercise prices for the shares of the Company’s common stock issued under the Plan and as of March 31, 2007:

Options Outstanding				Options Exercisable
Weighted Average
Remaining
		Contractual Life	Weighed Average		Weighted Average
Exercise Prices	Number Outstanding	(Years)	Exercise Price	Number Exercisable	Exercise Price

$1.00	3,087,500	10	$1.00	1,286,404	$1.00

		Weighted Average
	Number of Shares	Price Per Share
Outstanding at December 31, 2006	3,087,500	$1.00
Granted	none
Exercised	none
Canceled or expired	none
Outstanding at March 31, 2007	3,087,500	$1.00
The weighted-average fair value of stock options vested during the year ended March 31, 2007 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

2006
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	4.43%
Expected stock price volatility	84%
Expected dividend payout	0%
Expected option life-years based on management’s estimate	3.75 yrs
In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award for the quarter ended March 31, 2007, the Company recognized $112,879 as expenses; $74,145 of this expense is included in the Consolidated Statement of Operations as R&D expense and the remainder is included in General and Administrative expense.
Warrants
For the quarter ended March 31, 2007 Brookstreet Securities Corporation was awarded 274,000 warrants as compensation for their services as placement agent for the raising of equity capital for the quarter. Brookstreet earned 1,976,190 warrants in 2006. Brookstreet earned a total of 2,250,190 warrants in 2006 and 2007 in connection with the Company’s private placement. Each Warrant entitles the holder thereof to purchase one share of common stock for $1.00. The Company recognized the value attributable to the warrants in the amount of $169,249 as a component of additional paid-in capital with a corresponding reduction in additional paid-in capital to reflect the issuance as a non-cash cost of the offering. The Company valued the Brookstreet warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.58%, a dividend yield of 0% and 0%, and volatility of 70.57%.

9. Commitments and Contingencies (Restated)
Leases
The Company leases office space under a noncancelable operating lease. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of April 1, 2007, are as follows:

Amount

April 1, to December 31, 2007	$123,674
2008	168,558
2009	129,359
2010	96,100
2011	64,134

Total	$581,825

American Stem Cell Corporation (“ASC”)
On June 30, 2006 ASC, the members of Lifeline and Lifeline entered into a Final Settlement Agreement to resolve certain disputes that had arisen regarding prior agreements among the parties and to resolve all rights and obligations between such parties. Pursuant to the Final Settlement Agreement, (i) the members of Lifeline transferred to ASC all 15.5 million shares of ASC Common Stock held by them, and (ii) all promissiory notes previously issued by Lifeline in favor of ASC, and all other debt owed by Lifeline to ASC, were replaced by a new amended and restated promissory note by Lifeline to ASC in the amount of $500,000. The terms of the promissory note specified a maturity date of June 30, 2007 and that early repayments are required when Lifeline consummates equity financing in excess of $2,000,000 prior to the maturity date, Lifeline shall make partial early repayment of the note in an amount equal to 10% of such financing up to the amount of $500,000. The note was paid in full December 21, 2006.
10. Subsequent Events
None
11. Restatement of Unaudited Consolidated Financial Statements
The Company is restating its previously issued consolidated financial statements for the quarters ended March 31, 2007 and 2006 and for the period from inception through March 31, 2007 for the following reasons: offering costs erroneously charged to general and administrative expense, amortization of license fees for technology used in research projects with alternative future uses erroneously charged to general and administrative expenses.
The following is a summary of the restatements for the quarter ended March 31, 2007:

Offering costs erroneously charged to expense	$382,124

License fee amortization erroneously classified as general and administrative expense	$12,444

The effect on the Company’s previously issued financial statements is summarized as follows:

	As Previously	Increase
	Reported	(Decrease)	Restated
Balance Sheet Data:
Total assets	$5,355,525	$—	$5,355,525
Total liabilities	699,774	—	699,774
Additional paid-in capital	16,188,556	(382,124)	15,806,432
Total stockholders’ equity	4,655,751	—	4,655,751

Statement of Operations Data:
Research and development expense	623,499	12,444	635,943
General and administrative expense	1,039,723	(394,568)	645,155
Total development expenses	1,727,210	(382,124)	1,345,086
Net loss	$(1,693,139)	$382,124	$(1,311,015)

The following is a summary of the restatements for the quarter ended March 31, 2006:

License fee amortization erroneously classified as general and administrative expense	$12,444

The effect on the Company’s previously issued financial statements is summarized as follows:

	As Previously	Increase
	Reported	(Decrease)	Restated
Statement of Operations Data:
Research and development expense	$216,704	$12,444	$229,148
General and administrative expense	125,623	(12,444)	113,179
Total development expenses	352,612	—	352,612
Net loss	$(357,236)	$—	$(357,236)
The following is a summary of the restatements for the period from inception through March 31, 2007:

Offering costs erroneously charged to expense	$382,124

License fee amortization erroneously classified as general and administrative expense	$95,404

The effect on the Company’s previously issued financial statements is summarized as follows:

	As Previously	Increase
	Reported	(Decrease)	Restated
Balance Sheet Data:
Total assets	$5,355,525	$—	$5,355,525
Total liabilities	699,774	—	699,774
Additional paid-in capital	16,188,556	(382,124)	15,806,432
Total stockholders’ equity	4,655,751	—	4,655,751

Statement of Operations Data:
Research and development expense	4,429,504	95,404	4,524,908
General and administrative expense	5,866,217	(477,528)	5,388,689
Total development expenses	10,496,157	(382,124)	10,114,033
Net loss	$(11,568,171)	$382,124	$(11,186,047)
Additionally, reclassifications have been made to the Company’s previously issued consolidated statements of cash flows and statement of stockholder’s equity to correct classifications of cash flows between operating and financing activities, to remove certain non-cash transactions from the consolidated statement of cash flows, and to conform presentation to the audited financial statements for the year ended December 31, 2006.
The Company has also supplemented its previous disclosure of accounting policies by adding disclosures regarding revenue recognition, cost of sales, research and development costs, and registration payment arrangements. Information regarding our policies with respect to patent licenses was relocated from note 3 to note 1 to provide prominent presentation of all of the Company’s significant accounting policies. Additionally, the disclosure of amount of patent license amortization expense was corrected. The number of unvested options outstanding disclosed in note 1 has been corrected. Clarification regarding the cash proceeds of ISC California’s private placement and a correction to the cash amount raised was made in note 6. The schedule of lease commitments in note 9 was amended to separately disclose commitments due in 2010 and 2011. Note 9 was further amended to clarify the ownership of certain shares of ASC. In its second amendment to its Quarterly Report on Form 10-QSB, the Company further supplemented its previous disclosure of accounting policies by adding disclosures regarding its return policies and making clarifications to its policy regarding registration rights payments in note 1.

16,686,315 Shares

INTERNATIONAL STEM CELL CORPORATION
Common Stock, $0.001 Par Value

PROSPECTUS

                    , 2007

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. As permitted by Section 102(b)(7) of the DGCL, the registrant’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to the registrant or its stockholders to the fullest extent permitted by the DGCL .
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The registrant’s Certificate of Incorporation contains provisions that provide for indemnification of officers and directors and each person who is or was serving at the request of the registrant as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the DGCL.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
Item 25: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the estimated costs and expenses, other than underwriting discounts (if any), payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee	$1,504
Printing and engraving expenses*.	5,000
Transfer Agent and registrar fee*	100
Legal fees and expenses*	80,000
Accounting fees and expenses*	10,000
Miscellaneous fees and expenses*.	3,395

Total	$100,000

*     Estimate.

Item 26: RECENT SALES OF UNREGISTERED SECURITIES
There have been no sales of unregistered securities within the last three (3) years except for the following:
We were organized in June 2005 in order to effect a reorganization under Chapter 11 of the U.S. Bankruptcy Code. Pursuant to a plan of reorganization, 500,000 shares of our common stock were issued pursuant to Section 1145 of the Bankruptcy Code. We believe that such securities were exempt from registration by virtue of Section 3(7) of the Securities Act.
In October 2006, we effected a 4.42-for-one stock split, resulting (after eliminating fractional shares) in 2,209,993 shares of our common stock being outstanding. We believe that such stock split, which did not involve any cash consideration, did not constitute a “sale” of securities for purposes of the Securities Act.
In December 2006, we issued 33,156,502 shares of our common stock to the stockholders of International Stem Cell Corporation, a California corporation (“ISC California”), in exchange for the all of the outstanding shares of ISC California. We believe that such issuance was exempt from registration by reason of Section 4(2) of the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchasers, the lack of any public solicitation, the investment intent of the purchasers, and the restrictions on resales of the securities acquired.
Item 27: EXHIBITS
Copies of the following documents are filed with this registration statement as exhibits:

Exhibit
Number	Description

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 of the Registrant’s Form 10-SB filed on April 4, 2006).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Preliminary Information Statement on Form 14C filed on December 29, 2006).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Preliminary Information Statement on Form 14C filed on December 29, 2006).

4.1	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-KSB filed on April 9, 2007).

4.2	Form of Lifeline Warrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on December 29, 2006).

4.3	Form of Lifeline Warrant held by ISC Bridge lenders (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed on December 29, 2006).

4.4	Placement Agents Warrant (incorporated by reference to Exhibit 4.3 of the Registrant’s Form 8-K filed on December 29, 2006).

5.1	Legal opinion of Katten Muchin Rosenman LLP.

10.1	Employment Agreement, dated December 1, 2006, by and between International Stem Cell and Kenneth C. Aldrich (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on December 29, 2006).

10.2	Employment Agreement, dated November 1, 2006, by and between International Stem Cell and William B. Adams(incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on December 29, 2006).

10.3	Employment Agreement, dated March 27, 2006, by and between International Stem Cell and Jeff Krstich (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on December 29, 2006).

10.4	Employment Agreement, dated October 31, 2006, by and between International Stem Cell and Jeffrey Janus (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on December 29, 2006).

10.5	Advisory Agreement, dated as of October 18, 2006, by and between International Stem Cell and Halter Financial Group, L.P. (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed on December 29, 2006).

10.6	Consulting Agreement, effective as of September 1, 2006, by and between International Stem Cell and Capital Group Communications, Inc. (incorporated by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed on December 29, 2006).

Exhibit
Number	Description

10.7	Lifeline/ASC Final Settlement Agreement, effective as of June 30, 2006, by and between each of the American Stem Cell Corporation Parties (which include American Stem Cell Corporation, Kenneth Swaisland, Ken Sorensen, Milton Datsopoulos, Michael McClain, Array Capital, Catalytix LDC, Catalytix Life Sciences Hedge, Avion Holdings, Inc., jointly and severally) and the Lifeline Parties (which include Lifeline Cell Technology, LLC (“Lifeline”), Jeffrey Janus, William B. Adams, Kenneth C. Aldrich, jointly and severally) (incorporated by reference to Exhibit 10.7 of the Registrant’s Form 8-K filed on December 29, 2006).

10.8	Promissory Note, dated as of June 30, 2006, by Lifeline in favor of American Stem Cell Corporation (incorporated by reference to Exhibit 10.8 of the Registrant’s Form 8-K filed on December 29, 2006).

10.9	First Amendment to Exclusive License Agreement (ACT IP), dated as of August 1, 2005, by and between Advanced Cell, Inc. and Lifeline (incorporated by reference to Exhibit 10.9 of the Registrant’s Form 8-K filed on December 29, 2006).

10.10	First Amendment to Exclusive License Agreement (UMass IP), dated as of August 1, 2005, by and between Advanced Cell, Inc. and Lifeline (incorporated by reference to Exhibit 10.10 of the Registrant’s Form 8-K filed on December 29, 2006).

10.11	First Amendment to Exclusive License Agreement (Infigen IP), dated as of August 1, 2005, by and between Advanced Cell, Inc. and Lifeline (incorporated by reference to Exhibit 10.11 of the Registrant’s Form 8-K filed on December 29, 2006).

10.12	Exclusive License Agreement (Infigen IP), dated as of May 14, 2004, by and between Advanced Cell Technology, Inc and PacGen Cellco, LLC (predecessor company of Lifeline) (incorporated by reference to Exhibit 10.12 of the Registrant’s Form 8-K filed on December 29, 2006).

10.13	Exclusive License Agreement (ACT IP), dated as of May 14, 2004, by and between Advanced Cell Technology, Inc. and PacGen Cellco, LLC (predecessor company of Lifeline) (incorporated by reference to Exhibit 10.13 of the Registrant’s Form 8-K filed on December 29, 2006).

10.14	Exclusive License Agreement (UMass IP), dated as of May 14, 2004, by and between Advanced Cell Technology, Inc. and PacGen Cellco, LLC (predecessor company of Lifeline) (incorporated by reference to Exhibit 10.14 of the Registrant’s Form 8-K filed on December 29, 2006).

10.15	International Stem Cell Corporation 2006 Equity Participation Plan (incorporated by reference to Exhibit 10.15 of the Registrant’s Form 8-K filed on December 29, 2006).

10.16	Research Agreement, dated as of January 2, 2007, by and between The Regents of the University of California, on behalf of its Irvine campus, and LifeLine Cell Technology LLC.*

10.17	Sponsored Research Agreement dated as of December 1, 2006 by and between LifeLine Cell Technology and Emory University.*

10.18	Letter from International Stem Cell Corporation dated March 1, 2007 to Kenneth C. Aldrich and William B. Adams regardiing Consulting Agreement Terms.*

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Form 8-K filed on December 29, 2006).

23.1	Consent of Vasquez & Company LLP

23.2	Consent of Katten Muchin Rosenman LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included in the Signature Page to the Registration Statement)

*	Previously filed.

Item 28: UNDERTAKINGS
     A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
     B. The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act,

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
          Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation SB) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and
          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 5 to registration statement to be signed on its behalf by the undersigned in the city of Los Angeles, California, on July 9, 2007.

Registrant: INTERNATIONAL STEM CELL CORPORATION
By:	/s/ Jeff Krstich
Jeff Krstich, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Jeff Krstich Jeff Krstich	Chief Executive Officer and Director	July 9, 2007

/s/ Kenneth C. Aldrich Kenneth C. Aldrich	Chairman of the Board and Director	July 9, 2007

/s/ William B. Adams William B. Adams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	July 9, 2007

* Jeffrey Janus	President and Director	July 9, 2007

* Donald A. Wright	Director	July 9, 2007

* By	/s/ Kenneth C. Aldrich
Attorney in Fact